As filed with the Securities and Exchange Commission on March 7, 2001


                         SEC Registration No. 333-37070

                     U.S. SECURITIES AND EXCHANGE COMMISSION


                               AMENDMENT NO. 2 TO
                         FORM S-1 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                  E-MEDSOFT.COM
             (Exact Name of Registrant as Specified in its Charter)


            Nevada                        7374                   84-1037630
 (State or Other Jurisdiction  (Primary Standard Industrial     (IRS Employer
         of Incorporation)      Classification Code Number)     Identification
                                                                   Number)



                      1300 Marsh Landing Parkway, Suite 106
                           Jacksonville, Florida 32250
                                 (904) 543-1001
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)



                                 JOHN F. ANDREWS
                                  e-MedSoft.com
                             Chief Executive Officer
                      1300 Marsh Landing Parkway, Suite 106
                           Jacksonville, Florida 32250
                                 (904) 543-1001
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:


                                   Gordon Bava
                        Manatt, Phelps and Phillips, LLP
                          11355 West Olympic Boulevard
                          Los Angeles, California 90064
                              Phone: (310) 312-4000
                               Fax: (310) 312-4224



     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]



     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]



     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]



     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                         CALCULATION OF REGISTRATION FEE


=========================================================================================
                                                PROPOSED       PROPOSED
                                                MAXIMUM        MAXIMUM
TITLE OF EACH CLASS                             OFFERING       AGGREGATE       AMOUNT OF
OF SECURITIES TO BE           AMOUNT TO BE      PRICE PER      OFFERING      REGISTRATION
REGISTERED                    REGISTERED(1)      SHARE(2)      PRICE(2)          FEE(6)
-----------------------------------------------------------------------------------------
Common Stock(3)            17,618,825 shares     $1.045      $ 18,411,672    $  4,602.92
Common Stock(4)               500,000 shares     $1.045      $    522,500    $    146.88
Common Stock(5)             3,443,000 shares     $1.045      $  3,597,935    $    899.48
-----------------------------------------------------------------------------------------
  Total                    21,561,825 shares                 $ 22,532,107    $  5,649.28
=========================================================================================


(1) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of Common Stock that become issuable in connection with anti-dilution provisions of the various warrants to which this Registration Statement applies.


(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and based on the average of the high and low sales prices for the Registrant's common stock on March 5, 2001 as reported by the American Stock Exchange.



(3) Such shares are being registered for resale from time to time by certain selling stockholders and include 750,000 shares issuable upon exercise of certain options to acquire shares of the registrant's common stock granted in April 2000.



(4) Such shares are being registered for resale from time to time by certain selling stockholders upon exercise of the warrants issued in March 1999 in connection with a financing.



(5) Such shares are being registered for resale from time to time by certain selling stockholders upon exercise of the warrants issued in December 1999 in connection with the issuance of Common Stock.



(6) All of this registration fee was previously paid by the Registrant in connection with the Registrant's filing of a Form S-1 on May 15, 2000 and July 21, 2000.


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.



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

The information in this Preliminary Prospectus is not complete and may be changed. We may not sell these shares or accept any offer to buy these shares until we deliver this Prospectus to you in final form. We are not using this Prospectus to offer securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.



                                21,561,825 Shares
                                  E-MEDSOFT.COM
                                  Common Stock



     This prospectus relates to the sale of up to 16,868,825 outstanding shares of e-MedSoft.com common stock, 3,943,000 shares of common stock issuable upon the exercise of warrants, and 750,000 shares of common stock issuable upon the exercise of options held by certain selling stockholders from time to time. We expect that sales made pursuant to this prospectus will be made


     -    in broker's transactions,

     -    in transactions directly with market makers, or

     -    in negotiated sales or otherwise.


     The shares may be sold at current market prices or at negotiated prices at the time of the sale. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, and brokerage commissions associated with the sale of their shares. We will not receive any of the proceeds from the sale of shares by selling stockholders.


     The selling stockholders and the brokers and dealers that they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation.

     We will not receive any of the proceeds from sales by the selling stockholders. Securities laws and regulations may require the delivery of this prospectus to purchasers when they resell their shares of common stock.


     Our common stock is traded on the American Stock Exchange under the symbol "MED." On March 5, 2001, the last reported sale price of our common stock as reported on the American Stock Exchange was $0.98 per share.


                                 ---------------


     Prospective investors should carefully consider the matters discussed under "Risk Factors," beginning on page 5 of this prospectus before buying shares of common stock.
                                 ---------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


        SUBJECT TO COMPLETION. PRELIMINARY PROSPECTUS DATED MARCH 7, 2001




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
                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully before deciding to acquire shares of our common stock. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. All references to "we," "our," "us," "our company," or "e-MedSoft" in this prospectus refer to e-MedSoft.com and its predecessors, subsidiaries, and operating divisions.

                                  e-MedSoft.com


   We are a healthcare solutions company that uses the Internet and Internet technologies in combination with a range of traditional management services to automate or outsource the daily workflow processes of and the exchange of information among physicians, payors, suppliers, providers, and patients. We also sell and service computer hardware and software to businesses located primarily in the United Kingdom. Our strategy focuses on these six core business lines:



     -    Pharmacy Services



     -    Medical Business Services



     -    Financial Services



     -    Multi-Media Services



     -    e-Commerce Services



     -    Professional Services



     We have developed a number of strategic alliances with several well-known companies in the health care and information technology (IT) industries, such as Sun Microsystems, Oracle Corporation, National Century Financial Services or NCFE, University Affiliates IPA, Allscripts and Metropolitan Health Networks. These relationships are designed to accelerate our market penetration. In addition, we are acquiring access to a well-developed client base, additional products and services, and intellectual capital through these strategic relationships. We believe these relationships and others we are pursuing will allow us to accelerate our market penetration.



     We believe the health care industry is particularly well-suited to benefit from greater use of the Internet because of its size, fragmentation, and extreme dependence on information exchange. Many of the inefficiencies in the health care system result from poor information exchange among participants, which include providers, patients, payors, and other trading partners. Today's health care system is largely dependent upon manual processes that rely heavily on paper, mail, phone, and fax. We believe the health care system in the future will be one in which information flows more quickly, accurately, and cost-effectively through electronic networks. We believe that we are in a unique position to capitalize on this trend.


OUR LOCATION


     We are a Nevada corporation with executive offices located at 1300 Marsh Landing Parkway, Suite 106, Jacksonville, Florida 32250 and our telephone number is (904) 543-1001. Our Web site is located at www.e-MedSoft.com. Information contained on that Web site and any Web site, or any web site links in our network does not constitute a part of this prospectus.



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

RECENT DEVELOPMENTS



     On February 20, 2001, we entered into a Common Stock Purchase Agreement and a Registration Rights Agreement with Hoskin International Limited an investment company. Under the terms of these agreements, beginning on the date that the Securities and Exchange Commission declares effective a registration statement covering a number of shares estimated to be issued under the Common Stock Purchase Agreement, and continuing for three years thereafter, we have the right, but not the obligation, subject to certain conditions, to sell up to $50 million of our common stock to Hoskin International pursuant to such periodic draw downs as we may elect to make. Hoskin International will purchase any shares that we elect to sell at a discount of between 7.5% and 5.5%, depending on the market capitalization of our outstanding common stock. This type of arrangement is commonly referred to as an "equity line". However, our ability to draw on this facility will be subject to prior registration of the shares and various other conditions, which may not be met. We may be unable to raise any additional amounts on reasonable terms, or at all, when needed.



     Additionally, we have issued a warrant certificate to Hoskin International to purchase up to 626,292 shares of our common stock. This warrant is exercisable for a period of five years from the date of issuance. The common stock underlying the warrant will be registered in the registration statement referenced above.



     A financial advisor assisted us with the Hoskin International transaction. In exchange for the financial advisor's services, we agreed to pay the advisor a cash fee equal to 1% of Hoskin International's full $50 million commitment to us, in addition to paying all of the advisor's out-of-pocket expenses relating to the transaction. Furthermore, for each draw down request that we make up to $25 million under the equity line, we will pay the financial advisor a cash fee equal to 7.5% of the purchase price paid by Hoskin International for whatever shares of common stock we sell in each draw down. If we make any draw down requests in excess of $25 million, we will pay the financial advisor a cash fee of 7.25%. We are permitted to offset these draw down fees by crediting the initial 1% fee that we paid against each draw down on a pro-rata, as-earned basis. In addition, we previously paid approximately $50,000 in retainer fees to the financial advisor, which also will be credited against any draw down fees that we may pay.

     The financial advisor also has the right to purchase for $100.00 a warrant to purchase up to 3,131,459 shares of our common stock, which is equivalent to 10.0% of Hoskin International's full $50 million commitment amount divided by the average of the closing bid prices for our common stock for the fifteen trading days prior to the execution of the Common Stock Purchase Agreement. The warrant exercise price will be equal to 150.0% of the lower of: (i) the lowest purchase price paid by Hoskin International in any draw down that we make or
(ii) $1.5967, which is equal to the average of the closing bid prices for our common stock for the fifteen trading days prior to the execution of the Common Stock Purchase Agreement. The financial advisor's warrant expires on February 20, 2011.

     Under the terms of this warrant, the financial advisor is entitled to full, unconditional piggyback registration rights for the common stock underlying the warrant, without any holdback obligations. Each time that the financial advisor exercises a warrant for cash, we will pay the financial advisor a cash fee equal to 7.5% of the cash exercise price. However, the financial advisor has the option of utilizing a "cashless" exercise for all warrant transactions. If the financial advisor elects to utilize a cashless exercise, then the number of shares subject to issuance upon exercise of the warrant will be reduced by an amount that is equal to the total number of shares divided by the fair market value of those shares on the exercise date. We will not pay any fees to the financial advisor if it elects to use this method to exercise its warrants.

     Our common stock is listed on the American Stock Exchange. Under the requirements of the American Stock Exchange, we may not issue shares under the Common Stock Purchase Agreement in excess of 19.99% of the 78,148,172 shares of our common stock outstanding on February 20, 2001, unless we first receive the approval of at least a majority of our outstanding shares of common stock. However, the shares of our common stock underlying the warrant issued to Hoskin International will not count toward this 19.99% limitation. In addition, so long as the exercise price of the investment advisor's warrants exceeds the higher of the book or market value of our common stock on February 20, 2001, then such shares also will not count toward the 19.99% limitation.


                                  RISK FACTORS


     Before you invest in our common stock, you should be aware that there are risks, including those set forth below. You should carefully consider these risk factors, together with all the other information included in this prospectus, before you decide to purchase shares of our common stock. The trading price of our common stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment.



COMPANY RISKS


WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO BASE AN INVESTMENT DECISION.


     We began operations in January 1999 with the acquisition of an Internet-based health care management system and the subsequent acquisition of e-Net Technology Ltd., a company based in the United Kingdom, in March 1999. Because we have been in operation for a little more than two years, it is difficult to evaluate our business model and our prospects. Our Internet solutions business is unproven and has not gained wide acceptance in the market. Most of our revenue has been generated from our pharmacy management services and our sales and servicing of computer hardware and software though our UK subsidiary, e-Net Technology Ltd. We have only recently begun to realize sales from our other services. We are unable to predict whether or the extent to which our Internet-based solutions will be accepted or the amount and timing of revenues we might realize from them.




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
     Our historical financial information is of limited value in projecting our future operating results because of our limited operating history as a combined organization and the emerging nature of our markets.


WE HAVE A HISTORY OF LOSSES AND WE EXPECT TO INCUR OPERATING LOSSES AND TO OPERATE ON A NEGATIVE CASH FLOW BASIS FOR THE FORSEEABLE FUTURE.



     We began operations in January 1999 and have incurred net losses from operations in each fiscal period since then. During this period we also have utilized our available cash more quickly than we have generated cash from operations, and have made significant cash investments for acquisitions, infrastructure developments and product introductions and development. As of December 31, 2000, we had accumulated losses of approximately $40.6 million. Since March 31, 2000, our available cash decreased from $59.9 million to approximately $15.1 million as of December 31, 2000.



     Contributing to our negative cash flow has been the aging of our accounts receivable and the buildup of inventory. As of December 31, 2000, approximately $8.0 million of our total accounts receivable of $25.9 million were past due 90 days or more of which $5.8 million was owed by affiliates.



     For the foreseeable future, we expect to incur significant expenses and to utilize cash for the following:



     -    funding operating losses;


     -    developing additional infrastructure;


     -    bringing products and services to market



     -    settlement of past due payables



     -    repayment and servicing debt



     We cannot be certain that we can achieve sufficient revenues in relation to our expenses to become profitable or to become cash flow positive. Our ability to become profitable is dependent upon acceptance of electronic data exchange by the healthcare industry generally, and our specific Internet based solutions to a greater extent than they have been to date. In addition, we will be affected by economic, political, and regulatory developments in the healthcare industry that are favorable to the acceptance of our Internet-based solutions, and continued growth in our non-Internet-based solutions businesses.



     Our ability to fund our capital and liquidity needs and our business plan for the next 12 months is dependent upon our ability to achieve a combination of the following:



     - Bringing our unaffiliated accounts receivable current and reducing our investment in pharmacy inventories



     - Receipt of funds previously committed to us by one of our strategic partners and affiliates including:



          - Payment of all invoices as of December 31, 2000 for services rendered by us to our partner and its subsidiaries and affiliates over 7 months ended July 31, 2001,



          - Payment of all invoices generated subsequent to December 31, 2000 in accordance with the terms of existing agreements,



          - Provision of equity or debt financing in accordance with the terms of existing agreements,



          - Provision of additional funding either in the form of equity or debt financing to support our cash requirements through March 31, 2001,



          - Provision of capital required, if any, for defaults under our VidiMedix settlement agreement.



     We are actively pursuing opportunities to obtain an additional asset-based line of credit for the pharmacy division as well as obtaining additional equity funding. On February 20, 2001, we entered the equity line facility for up to $50 million of our common stock. However, our ability to draw on this facility will be subject to prior registration of the shares and various other conditions, which may not be met. We may be unable to raise any additional amounts on reasonable terms, or at all, when needed.

     If we are not successful in obtaining funding from our affiliate or resolve the matters referred to above, and we do not obtain other sources of funding to replace these commitments, we may not be able to fund our operations or support our capital needs and business plan beyond April 30, 2001. In addition, if we do not obtain the funding required to continue operations over the next 12 months, our auditors may conclude that a report modification for going concern relating to the auditor's report on our March 31, 2001 financial statements may be appropriate.



OUR RELATIONSHIP WITH THE PRINCIPAL STOCKHOLDERS OF PRIMERX.COM HAS BEEN
TROUBLED



     Since April 2000, we have consolidated the results of operations of PrimeRx.com with ours. Among other factors, this consolidation is based upon a 30 year exclusive management contract with PrimeRx and our ownership of approximately 29% of PrimeRx. Our ownership interest was obtained effective as of April 12, 2000, pursuant to the exercise of an option to exchange shares of our common stock for shares of PrimeRx common stock held by the principal stockholders of PrimeRx, consisting of Dr. Prem Reddy and a related trust. Notwithstanding the principal stockholders' exercise and delivery of their option to acquire our stock in exchange for PrimeRx stock, their participation in a prior registration of a portion of those shares, and other actions consistent with the arrangement, following a significant decline in the price of our common stock they claimed, among other allegations, that they were misled as to the tax consequences of their exercise of the options. They made this claim although they admit at the time they were represented by separate and qualified tax counsel. We believe their allegations are without merit, have denied them, and over several months have attempted to address their issues.



     On December 13, 2000, the principal stockholders filed a complaint against us and other parties in connection with the stock option agreement and exchange of shares for fraud, negligent representation, breach of oral contract, promissory estoppel, declaratory relief and breach of fiduciary duty in the Superior Court of the State of California for the County of Los Angeles (Central District), entitled Prime A Investments, LLC and Dr. Prem Reddy vs. E-MedSoft.com, et. al (Case No. BC241745). This complaint was dismissed without prejudice on December 15, 2000. In the event these PrimeRx stockholders refile their complaint or otherwise pursue their claims against us, we plan to vigorously defend our position.


     We recently filed a claim against Dr. Reddy and others alleging fraud, breach of contract, breach of fiduciary duty and other business torts relating to the management agreement with PrimeRx. We are seeking damages in excess of $12 million and a permanent injunction against Dr. Reddy precluding him from interfering with the consolidated operations of PrimeRx. On March 5, 2001, the Superior Court of California for the County of Los Angeles issued a Temporary Restraining Order and Order to Show Cause against Dr. Reddy precluding him from entering upon the premises of the consolidated operations of PrimeRx, bringing weapons on to the premises, threatening the murder of any employees, shareholders, directors, contractors, and others, or destroying or altering any of our property, files, records or those of PrimeRx. As of this date, defendants have not answered the complaint or assert any cross-claims.


     We and other shareholders of PrimeRx believe that our ownership interest in PrimeRx was legally and validly acquired and we are the owners of the shares we purport to own in PrimeRx. However, if the principal stockholders' file the above or a similar complaint against us, and if a court ultimately finds in their favor, we could experience adverse consequences if we were to deconsolidate PrimeRx from our financial statements, including a write-off of goodwill recorded at the time of our acquisition of our ownership interest in PrimeRx, which was $33.9 million at December 31, 2000, a possible charge to earnings for the establishment of a reserve against amounts we have advanced to PrimeRx under our management agreement, which amounted to $13.1 million as of December 31, 2000, and a reduction in our revenues attributable to our pharmacy services, which amounted to $53.7 million for the nine month period ended December 31, 2000 or additional monetary damages.



OUR INVESTMENT IN QUANTUM DIGITAL SOLUTIONS IS SUBJECT TO A RISK OF WRITEDOWN



     In March 2000, we entered into an acquisition and joint venture agreement with Quantum Digital Solutions Corporation and acquired an exclusive 10-year license for application of their security encryption and data scrambling technology. We intend to embed the security technology into all of our application services and, subject to obtaining sufficient financing and other conditions, will seek to develop a separate subsidiary, Securus, that will focus on selling security solutions to the health care industry. In return for the license, Quantum Digital will receive 25 percent of Securus' profits, plus warrants to purchase up to 25 percent of Securus' equity at $0.01 per share in the event of a sale of any Securus equity securities.



     Pursuant to the agreement, we issued to Quantum approximately 1.4 million shares of our common stock for the right to purchase up to 15 percent of the outstanding common stock of Quantum for an aggregate cash purchase price of $15 million, either in a single transaction or in tranches over a period of up to five years. As of December 31, 2000, we have exercised two options to purchase
1.5 percent of Quantum common stock for $1,500,000. We have not exercised the options that vested on September 30, 2000 or December 31, 2000. In accordance with the agreement, if we do not exercise the options on a timely basis, we will lose the right to exercise the remaining options. We are currently negotiating with Quantum an amendment to the agreement that will extend the timing of exercising the options and the method of payment. At December 31, 2000, we have reflected approximately $29.8 million on the balance sheet which represents $25 million for the value of the shares issued to obtain the option to acquire equity in Quantum, $1,500,000 paid upon partial exercise of the option to acquire equity interest and approximately $3.3 million in present value of other commitments made by us for the acquisition of the option. We made a preliminary analysis of the relative values of the acquired assets and allocated $2.8 million to the value of the technology license and software and $27 million to the value of the equity option. If we fail to reach agreement on the amendment, we will lose our right to exercise future options to increase our holdings in Quantum to 15%. This limitation may impair the equity option currently recorded on the balance sheet as an asset and require us to write down such value based on the projected realization of our investment in Quantum Digital.



WE FACE RISKS ASSOCIATED WITH OUR OFFSHORE OPERATIONS.


We currently derive a significant portion of our revenues from e-Net Technology Ltd., our U.K. subsidiary. In addition, we now control a significant interest in an Australian company which will distribute certain of our products in Australia and Asia. We are subject to the risks inherent to operations in such countries including economic, political and regulatory considerations that may differ from those under which we operate in the United States. In addition, our investments in foreign subsidiaries could be affected by fluctuations in the foreign operations' currencies. Further, if problems develop in an offshore subsidiary, which local management is unable to resolve, it will be difficult for our management to react in a timely manner due to the geographical separation and time differences. This inability to react quickly and sufficiently could have material adverse consequences on our operations and financial results.


WE RELY ON OUR STRATEGIC RELATIONSHIPS.


     To be successful, we believe that we must establish and maintain strategic relationships with leaders in a number of health care industry segments. This is critical because we are relying on these relationships to:

     - extend the reach of our applications and services to the various participants in the health care industry;

     -    obtain specialized health care expertise;

     -    bring to market new products and services;

     -    further enhance the e-MedSoft brand; and

     -    generate revenue.


     Entering into strategic relationships is complex because some of our current and future partners may compete with us. In addition, we may not be able to establish relationships with key participants in the health care industry if we have established relationships with their competitors. Consequently, it is important that we are perceived as independent of any particular customer or partner. Once we have established strategic relationships, we work with our partners to generate increased acceptance and use of products and services. For example, we are depending upon NCFE to recommend to its clients that they use our software system. If fewer NCFE clients sign up to transact their accounts receivable financing over our Web portal than we anticipate, we may not be able to grow according to our plans.


     As with most service businesses, the loss of one or more material contracts could have a material adverse effect on our business. We cannot assure you that we will not lose any of our short or long-term contracts or that we will be able to fully realize the value assigned to certain intangible assets related to our contract with NCFE.


IF WE FAIL TO ENHANCE OUR MANAGEMENT AND OTHER RESOURCES OUR BUSINESS COULD SUFFER.



We have expanded our operations through acquisitions and other ventures. We acquired e-Net in March 1999 and recently acquired three multimedia companies (VirTx, VidiMedix and Illumea), entered into three major agreements to be the exclusive provider of electronic data exchange (NCFE, University Affiliates and PrimeRX), entered into a major management agreement with PrimeRX, and entered into a joint licensing arrangement with Quantum Digital. We also plan to expand our domestic and international operations. On February 22, 2001, we had over 600 full-time employees (including approximately 350 PrimeRx employees) compared to 75 on March 31, 1999.



This growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, financial, and other resources. Certain of our acquisitions and other ventures have resulted in disputes, which have required management's time and attention, additional legal expenses, the issuance of additional shares of our common stock, and other obligations. We must enhance our management, financial and accounting systems, controls, reporting systems and procedures, integrate new personnel, and more effectively manage our expanded operations. In connection with these enhancements, we will be required to attract and retain qualified personnel in managerial positions. Any failure to do so could negatively affect the quality of our products and services, our ability to respond to our clients, retain key personnel, and our business in general.


WE FACE RISKS ASSOCIATED WITH ACQUISITIONS.


     We have expanded and plan to expand our business by making acquisitions of other companies in the health care information services industry. There are a number of risks associated with financing these acquisitions and integrating them into our business, including the following:



     - our profitability could be adversely affected by depletion of cash, servicing any additional debt and amortizing the expenses related to goodwill and intangible assets;


     - the issuance of additional equity would dilute the interests of our current stockholders;

     - it could be difficult to assimilate the acquired companies' employees, equipment, and operations;

     - the acquisition could divert management's attention from other business concerns;

     - the acquired companies could operate in markets with which we have little or no familiarity;

     - there could be undisclosed or unforeseen liabilities associated with the acquired companies; and

     -    we could lose key employees or customers of the acquired companies.


WE RELY ON THE PERFORMANCE AND SECURITY OF OUR SYSTEMS.


     Our customer satisfaction and our business could be harmed if our customers experience any system delays, failures, or loss of data. The occurrence of a major catastrophic event or other system failure at our facilities could interrupt data processing or result in the loss of stored data. In addition, we depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers, and Internet backbone service providers, all of which could have periodic operational problems or outages. Any disruption to Internet access provided by third parties could have a material adverse effect on our business, financial condition, and results of operations. Furthermore, we are dependent on hardware suppliers for prompt delivery, installation, and services equipment used to deliver our services.

     A material security breach could damage our reputation or result in liability to our company. We retain confidential customer and patient information in our processing centers. Therefore, it is critical that our facilities and infrastructure remain secure and that they are perceived by the marketplace to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties, or similar disruptions.

WE FACE INTENSE COMPETITION, WHICH COULD HARM OUR BUSINESS.

     The market for health care information services is intensely competitive, rapidly evolving, and subject to rapid technological change. Many of our competitors have greater financial, technical, product development, marketing, and other resources than we do. These organizations may be better known and have more customers than we do. Certain competitors have announced or introduced Internet strategies that will compete with our applications and services, including


     - application services providers, such as US Internetworking, Inc., Exodus Communications, Inc., and Trizetto;


     - healthcare e-commerce and portal companies, such as Healtheon/WebMD and CareInsite, Inc.;


     - healthcare electronic data interchange companies, including ENVOY Corporation and National Data Corporation;



     - large information technology consulting service providers, including Accenture, International Business Machines Corporation, and Electronic Data Systems Corporation; and


     -    smaller regional organizations.


     In addition, we expect that major software information systems companies and others specializing in the health care industry will offer competitive applications or services. Some of our large customers may also compete with us. We may be unable to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.


WE MAY BE ADVERSELY AFFECTED BY PRODUCT-RELATED LIABILITIES.


     Although we and our customers test our applications, they may contain defects or result in system failures. In addition, our platform may experience problems in security, availability, scalability, or other critical features. These defects or problems could result in:



     -    loss of or delay in generating revenue;



     -    loss of market share;



     -    failure to achieve market acceptance;

     -    diversion of development resources;



     -    injury to our reputation;



     -    increased insurance costs; and



     -    loss of clients.


     Our services agreements involve providing critical information technology services to clients' businesses. If we fail to meet our clients' expectations, our reputation could suffer and we could be liable for damages. In addition, patient care could suffer, and we could be liable if systems fail to deliver correct information in a timely manner. Finally, we could become liable if confidential information is disclosed inappropriately. Our insurance may not protect us from these risks.

     In addition, our insurance may not be sufficient to cover large claims, or the insurer could disclaim coverage on claims.

WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS FROM THIRD PARTIES.


     We could be subject to intellectual property infringement claims as the number of competitors grows and the functionality of our applications overlaps with competitive offerings. These claims, even if not meritorious, could be expensive to resolve and divert management's attention from operating the business. If we become liable to a third party for infringing its intellectual property rights, we could be required to pay a substantial damage award. Such a judgment would have a material adverse effect on our business, financial condition, and results of operations. In addition, we may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms.


WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS.

     Our future success and ability to compete in the health care information services business may be dependent in part upon our proprietary rights to products and services that we develop. We expect to rely on a combination of patent, copyrights, trademark, and trade secret laws and contractual restrictions to protect our proprietary technology and to rely on similar proprietary rights of any of our content and technology providers. We intend to file patent applications to protect certain of our proprietary technology. We cannot assure you that such applications will be approved or, if approved, will be effective in protecting our proprietary technology. We enter into confidentiality agreements with our employees, as well as with our clients and potential clients seeking proprietary information, and limit access to and distribution of our software, documentation, and other proprietary information. We cannot assure you that the steps we take or the steps such providers take would be adequate to prevent misappropriation of our proprietary rights.

THE LOSS OF KEY PERSONNEL OR THE INABILITY TO HIRE OR RETAIN QUALIFIED PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.


     Our operations are dependent on the continued efforts of the executive officers and management, and in particular, John F. Andrews, our Chief Executive Officer. If any one of these persons becomes unable or unwilling to continue in his or her role with us, or if we are unable to attract and retain other qualified employees, our business and prospects could be adversely affected. Our success is also dependent to a significant degree on our ability to attract, motivate, and retain highly skilled sales, marketing, and technical personnel, including software programmers and systems architects skilled in the computer language with which our products operate. Competition for such personnel in the software and information services industries is intense. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on our business.

INVESTMENT RISKS



WE MAY BE REQUIRED TO SELL ADDITIONAL EQUITY SECURITIES WHICH COULD DILUTE EXISTING SHAREHOLDERS



     We may be required to sell additional equity or debt securities with equity features in order to provide us with additional funds to finance our continued operations, develop our infrastructure, introduce new products and services and acquire additional companies or businesses. We cannot assure that we will be able to sell such securities or the price and other terms that will be required by investors in such securities. We have entered into an equity line facility with a single investor for up to $50 million. Based upon current market prices, it is likely that the price at which any such securities can be sold, will result in financial and ownership dilution of existing stockholders.


FUTURE SALES OF A LARGE NUMBER OF SHARES OF OUR COMMON STOCK COULD DEPRESS OUR STOCK PRICE.


     The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market, or the perception that such sales could occur. In particular, if Hoskin International sells all of the shares we are entitled to offer through the equity line facility, the market price of our common stock may decline. Such sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate. At the February 22, 2001 closing share price of $1.21 per share, Hoskin International could purchase and resell up to approximately 57% of our common stock outstanding at February 22, 2001 during the 36 months following effectiveness of the Registration Statement required to register the shares offered to Hoskin International. Furthermore, to the extent the price of our common stock decreases, we will be required to issue more shares of common stock to Hoskin International for any given dollar amount that we draw from the equity line facility. Based on shares outstanding as of February 22, 2001, and a net sales price of $1.131 (which is equal to the approximate weighted average share price as of February 22, 2001) upon issuance of all of the shares which would be purchasable by Hoskin International, we could have outstanding 122,356,836 shares of common stock.



     In addition, we have a large number of shares of common stock outstanding and available for resale beginning at various points in time in the future. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As of December 31, 2000, we have outstanding 78,148,172 shares of common stock. Of these shares, 65,036,891 shares are restricted securities and will become eligible for sale without registration pursuant to Rule 144 under the Securities Act, subject to certain conditions of Rule 144. Certain holders of our common stock, warrants, and options have demand and piggyback registration rights enabling them to register up to 21,561,825 of their shares for sale under the Securities Act pursuant to this prospectus. If holders sell a large number of shares in the public market, our stock price could fall materially.



WE MAY BE UNABLE TO ACCESS ALL OR PART OF OUR EQUITY LINE FACILITY



     If our stock price and trading volume are at certain levels, then we will not be able to drawdown all $50 million pursuant to the proposed equity line facility with Hoskin International. In addition, business and economic conditions may not make it feasible to drawdown pursuant to this facility. Furthermore, if we are unable to keep a registration statement effective for those shares of common stock subject to the equity line, or if our common stock is delisted from the American Stock Exchange, or if we experience a material adverse change to our business that is not cured within 60 days, the common stock purchase agreement may terminate, or we may not be able to drawdown any funds.



THE ISSUANCE OF SHARES TO HOSKIN INTERNATIONAL UNDER THE COMMON STOCK PURCHASE AGREEMENT MAY CAUSE SIGNIFICANT DILUTION TO OUR STOCKHOLDERS



     The shares of our common stock issuable to Hoskin International under the equity line facility will be issued at a maximum 7.5% discount, and minimum 5.5%, to the volume-weighted average daily price of our common stock during the applicable drawdown period. The issuance of shares to Hoskin International will therefore dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock. Depending on the extent to which we draw on the equity line facility, we may be required to register additional shares for resale, which could have a further dilutive effect.



     The perceived risk of dilution may cause the selling stockholders as well as other stockholders of ours to sell their shares, which would contribute to a downward movement in the stock price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.



HOLDERS OF OPTIONS AND WARRANTS AND OTHER PARTIES HAVE THE RIGHT TO ACQUIRE A LARGE NUMBER OF SHARES OF OUR COMMON STOCK.



     We have reserved a total of 8,802,500 shares of our common stock for issuance upon exercise of options granted or which may be granted under our existing stock option plans. As of December 31, 2000, stock options to acquire 2,256,826 shares at a weighted average exercise price of $4.911 were outstanding. In addition, as of December 31, 2000, warrants to acquire 5,129,000 shares of our common stock at a weighted average exercise price of $5.11 were outstanding. The holders of these options and warrants will have the opportunity to profit from an increase in the market price of our common stock. These options and warrants may make it more difficult for us to obtain additional equity financing in the future. The holders of these options and warrants can be expected to exercise the options and warrants at a time when we, in all likelihood, would be able to sell equity securities on terms more favorable to us than those provided in the options and warrants.



     In addition to holders of options and warrants, we have issued or agreed to issue a large number of shares of our common stock to certain parties who were involved in disputes with us.



     In November 2000 the Company settled a legal dispute with certain of the prior shareholders of VidiMedix. This agreement was amended in February 2001. Under this amended settlement agreement, the Company will issue $3,350,000 in shares of its common stock to satisfy the earn out provisions in the VidiMedix purchase agreement. The number of shares required to be issued is the higher of 1,302,354 or the product of $3,350,000 divided by weighted average closing price calculated using the first six days of the nine days prior to whichever of several reference dates would result in the greatest number of shares to be issued. For example, based on a closing date of January 5, 2001, the shares required to be issued under the average closing price calculation would be 5,687,607 shares. This issuance of additional shares have been accounted for in the third quarter of 2001 as an addition to goodwill. If registration of these shares is not effective by April 30, 2001, we will be required at the option of the prior VidiMedix shareholders to pay these VidiMedix shareholders the greater of (i) $4,000,000 or (ii) the product of (A) the number of shares to be delivered times (B) the weighted average closing price for the first six of the nine trading days preceeding April 30, 2001, or other applicable reference date. In February 2001 the Company settled a dispute with those VidiMedix shareholders who were not parties to the November settlement agreement. Under this agreement the Company is obligated to issue 136,113 shares of common stock.



WE MAY BE REQUIRED TO PLEDGE OUR OWNERSHIP INTERESTS IN OUR OPERATING SUBSIDIARIES TO SECURE FINANCING



    In connection with future debt financings, we may be required, among other conditions, to pledge our entire ownership interest in certain of our material operating subsidiaries as collateral for such debt financings. Any such pledge will limit our flexibility to deal with such subsidiaries and will place such subsidiaries, their assets and results of operations at risk of loss to us, which, if lost, could adversely affect our financial condition and results of operations.



THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE



     The market price of our common stock has been, and in the future could be, significantly affected by factors such as:



     -    actual or anticipated fluctuations in operating results;

     -    announcements of technical innovations;



     -    new products or new contracts;



     -    competitors or their customers;



     -    governmental regulatory action;



     -    developments with respect to patents or proprietary rights;



     -    changes in financial estimates by securities analysts; and



     -    general market conditions.



WE DO NOT INTEND TO PAY DIVIDENDS


     We currently intend to retain earnings to provide funds for the operation and expansion of our business. We have not paid cash dividends on our common stock and do not anticipate that we will do so in the foreseeable future. Any declaration and payment of dividends would be subject to the discretion of our board of directors. Any future determination to pay dividends will depend upon our results of operations, financial condition, capital requirements, contractual restrictions, and other factors deemed relevant at the time by the board of directors.


INDUSTRY RISKS



THE HEALTH CARE INDUSTRY MAY NOT ACCEPT ELECTRONIC INFORMATION EXCHANGE.



     Our business could suffer dramatically if Internet solutions are not widely accepted or not perceived to be effective. Growth in demand for our applications and services depends on the adoption of Internet solutions by health care participants, which requires the acceptance of a new way of conducting business and exchanging information. To maximize the benefits of our platform, health care participants must be willing to allow sensitive information to be stored in our proprietary databases in order to process transactions for them. The benefits of our connectivity and information management solutions are, however, limited under these circumstances.



     Customers using legacy and client-server systems may nonetheless refuse to adopt new systems when they have made extensive investments in hardware, software, and training for older systems.



THE HEALTH CARE INDUSTRY MAY NOT ACCEPT OUR SOLUTION.



     To be successful, we must attract a significant number of United States customers throughout the health care industry. We believe that complexities in the nature of the transactions that must be processed have hindered the development and acceptance of information technology solutions by the health care industry. Conversion from traditional methods to electronic information exchange may not occur as rapidly as we expect that it will. Even then, health care industry participants may use applications and services offered by others.



     We believe that we must gain significant market share before our competitors introduce alternative products, applications, or services with features similar to our current or proposed offerings. Our business model is based on our belief that the value and market appeal of our solution will grow as the number of participants and the scope of the services available on our platform increase. We may not achieve the critical mass of users we believe is necessary to become successful. In addition, we expect to generate a significant portion of our revenue from service offerings. Consequently, any significant shortfall in the number of users would adversely affect our financial results.



CHANGES IN THE HEALTH CARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.



     The health care industry is subject to changing political, economic, and regulatory influences. These factors affect the purchasing practices and operations of health care organizations. Changes in current health care financing and reimbursement systems could cause us to make unplanned enhancements of applications or services, or result in delays or cancellations of orders, or in the revocation of endorsement of our applications and services by health care participants. Federal and state legislatures have periodically considered programs to reform or amend the U.S. health care system at both the federal and state level. Such programs may increase governmental involvement in health care, lower reimbursement rates, or otherwise change the environment in which health care industry participants operate. Health care industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services.



     Many health care industry participants are consolidating to create integrated health care delivery systems with greater market power. As the health care industry consolidates, competition to provide products and services to industry participants will become even more intense, as will the importance of establishing a relationship with each industry participant. These industry participants may try to use their market power to negotiate price reductions for our products and services. If we were forced to reduce our prices, our operating results could suffer as a result if we cannot achieve corresponding reductions in our expenses.



GOVERNMENT REGULATION OF THE HEALTH CARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.



     Our business is subject to U.S. and international government regulation. Existing as well as new laws and regulations could adversely affect our business. Laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Demand for our applications and services may be affected by additional regulation of the Internet.



     We are subject to extensive regulation relating to the confidentiality and release of patient records. Additional legislation governing the distribution of medical records has been proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with new legislation. Moreover, we may be restricted or prevented from delivering patient records electronically. For example, until recently, the Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet.



     Legislation currently being considered at the federal level could affect our business. For example, the Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security, and other provisions. Regulations setting these standards are now being released. We are designing our platform and applications to comply with these proposed regulations; however, until these regulations are fully understood and become final, they could cause us to use additional resources and lead to delays as we revise our platform and applications. In addition, our success depends on other health care participants complying with these regulations.



OUR GROWTH MIGHT BE LIMITED IF WE BECOME SUBJECT TO SALES OR OTHER TAXES.



     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state, and local level and by certain foreign governments that could impose taxes on the sales of goods and services and certain other Internet activity. A recently enacted law places a temporary moratorium on certain types of taxation on Internet commerce. We cannot predict the effect of current attempts at taxing or regulating commerce on the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business, financial condition, and results of operations.



CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS



    Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors" "Management's Discussion and Analysis of Financial Condition and Results of Operations, "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements in our current expectations and projections about future events, including:

     -    implementing our business strategy;



     -    integrating the operations of companies we have acquired;



     -    establishing and maintaining our strategic relationships;



     -    competition in our markets;



     -    healthcare industry trends; and



     -    selling our services and systems



    In some cases you can identify forward looking statements by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. A description of some risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. In light of these assumptions, risks and uncertainties, the forward-looking events discussed in this prospectus might not occur.

PRICE RANGE OF OUR COMMON STOCK

     Our common stock has been listed on the American Stock Exchange under the symbol "MED" since January 11, 2000. Prior to January 11, 2000, our common stock traded in the over-the-counter market under the symbol "MDTK." The following table sets forth the high and low closing prices of our common stock as reported on the American Stock Exchange for the period beginning on January 11, 2000. The following table also sets forth the high and low bid prices for our common stock for the periods (prior to January 11, 2000) indicated, as reported by the OTC Bulletin Board. These bid prices are believed to be inter-dealer quotations and do not include retail markup, markdowns, or other fees or commissions and may not necessarily represent actual transactions. On January 4, 1999, we completed a five-for-one stock split. Accordingly, all bid prices listed below (for the period prior to January 4, 1999) are restated to reflect this split. On May 28, 1999, we changed our fiscal year end from May 31 to March 31. As a result, the quarter ending March 31, 1999 represents only one month of trading.


           QUARTER ENDED:                          HIGH        LOW
           -------------                         -------     -------
           August 31, 1998 .................     $ 0.600     $ 0.206
           November 30, 1998 ...............       0.650       0.200
           February 28, 1999 ...............       7.000       0.206
           March 31, 1999 ..................       4.437       2.312
           June 30, 1999 ...................       4.875       2.625
           September 30, 1999 ..............       3.875       1.656
           December 31, 1999 ...............       8.125       1.875
           March 31, 2000 ..................      22.000       7.375
           June 30, 2000 ...................      15.187       7.000
           September 30, 2000 ..............       8.812       2.625
           December 31, 2000 ...............       2.750       0.375



     On March 5, 2001, the closing price of our Common Stock on the American Stock Exchange was $0.98. As of February 22, 2001 there were a total of 763 shareholders of record. This does not include shareholders who hold stock in their accounts at broker/dealers.


                                 DIVIDEND POLICY

     We have incurred net losses from operations since we began business. If we realize earnings from operations we currently intend to retain any earnings to provide funds for the operation and expansion of our business. We have not paid cash dividends on our common stock and do not anticipate that we will do so in the foreseeable future. Any declaration and payment of dividends would be subject to the discretion of our board of directors. Any future determination to pay dividends will depend upon our results of operations, financial condition, capital requirements, contractual restrictions, and other factors deemed relevant at the time by the board of directors.


                                 USE OF PROCEEDS



We will not receive any of the proceeds from the sale of shares by the selling stockholders. We will receive the sale price of any common stock we sell to the selling stockholders upon the exercise of warrants and options to the extent the purchase price is paid in cash. We expect to use the proceeds of any such sales for general working capital purposes.

                      SELECTED CONSOLIDATED FINANCIAL DATA



     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" along with the consolidated financial statements and notes thereto, included elsewhere in this prospectus. The selected consolidated financial data for e-MedSoft.com for the year ended March 31, 2000 and four months ended March 31, 1999 presented below, have been derived from our financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The unaudited selected consolidated financial data for e-MedSoft.com for the nine months ended December 31, 2000 and 1999 have been derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical operating results are not necessarily indicative of results in the future and results of interim periods are not necessarily indicative of results for the entire year.



                                                    NINE MONTHS ENDED (UNAUDITED)
                                                    -----------------------------   YEAR ENDED      FOUR MONTHS
                                                    DECEMBER 31,     DECEMBER 31,    MARCH 31,       MARCH 31,
                                                        2000             1999          2000           1999(1)
                                                    ------------     ------------   ----------      -----------
                                                         (dollars in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net sales:
   Non affiliates ..............................     $  89,748         $ 25,811      $  45,782        $  2,650
   Affiliates ..................................         9,764              133            200              --
                                                     ---------         --------      ---------        --------
      Total Net Sales ..........................        99,512           25,945         45,982           2,650
                                                     ---------         --------      ---------        --------
Operating costs and expenses:
  Cost of sales ................................        71,402           20,276         35,890           1,999
  Research and development .....................         2,598            1,020          1,515              39
  Sales and marketing ..........................         9,947            3,240          5,256             188
General and administrative .....................        35,933            5,142          8,744             387
  Restructuring costs ..........................         1,510               --             --              --
  Non-cash compensation ........................           506              593            832             380
Depreciation and amortization ..................         8,895            1,104          1,916              46
                                                     ---------         --------      ---------        --------
                                                       130,792           31,376         54,153           3,039
                                                     ---------         --------      ---------        --------
Operating loss .................................       (31,280)          (5,432)        (8,171)           (389)

Interest expense ...............................        (1,720)          (1,714)        (1,889)           (377)
Interest income ................................         1,118                             281              --
Other ..........................................            16                1             38              --
                                                     ---------         --------      ---------        --------
Loss before income taxes, extraordinary
 income and minority interest ..................       (31,866)          (7,144)        (9,741)           (766)
Extraordinary income ...........................            --              357            357              --
                                                     ---------         --------      ---------        --------
Loss before income taxes and minority
  interest .....................................       (31,866)          (6,787)        (9,384)           (766)
Tax (provision) benefit ........................         1,556              147           (360)           (139)
Minority interest, net of tax ..................           259                9             79              --
                                                     ---------         --------      ---------        --------
Net loss .......................................     $ (30,052)        $ (6,631)     $  (9,665)       $   (905)
                                                     =========         ========      =========        ========
Basic and diluted loss per share ...............
                                                     $   (0.38)        $  (0.12)     $   (0.17)       $  (0.02)
                                                                                     =========        ========
Average weighed shares outstanding .............        79,764           53,203         56,345          38,061
                                                     =========         ========      =========        ========

Consolidated Balance Sheet Data:

Cash and cash equivalents ......................     $  15,122         $  6,392      $  59,866        $    190
Working capital (deficit) ......................         9,972             (927)        54,410          (1,642)
Total assets ...................................       312,610           32,695        265,097          17,463
Long-term obligations, net of current
  portion ......................................        10,890            2,267          3,871           2,972
Stockholders' equity ...........................       244,528           13,487        229,003           6,113



(1) On January 7, 1999, e-MedSoft acquired the assets of TSI Technologies and Holdings, LLC, or TSI in a reverse acquisition transaction. Therefore, the operating financial information included herein combine the operations of TSI from its inception, December 1, 1998 through the acquisition date and e-MedSoft's operations after the acquisition date through March 31, 1999.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS



     The following unaudited pro forma combined statement of operations is derived from the historical financial statements of e-MedSoft.com, VirTx, Inc., Illumea Corporation and VidiMedix Corporation and give effect to the acquisition of VirTx, Inc. by the registrant on February 29, 2000, the acquisition of Illumea on May 5, 2000 and the acquisition of VidiMedix Corporation by the registrant on June 16, 2000. The unaudited pro forma combined statement of operations for the year ended March 31, 2000 reflect the acquisition's of VirTx, Inc., Illumea Corporation and VidiMedix Corporation as if the transactions had occurred at April 1, 1999. The unaudited pro forma combined statement of operations for the nine months ended December 31, 2000 reflect the acquisition's of Illumea Corporation and VidiMedix Corporation as if the transactions had occurred at April 1, 2000. The unaudited pro forma combined statement of operations does not purport to be indicative of the results that would actually have been obtained if the combination had been in effect on the dates indicated, or that may be obtained in the future. The unaudited pro forma combined statement of operations should be read in conjunction with the audited March 31, 2000 consolidated financial statements of e-MedSoft.com and the audited December 31, 1999 statements of VirTx, Inc. and VidiMedix Corporation, together with the related notes thereto.



               Unaudited Proforma Combined Statement of Operations



                        For the Year ended March 31, 2000





                                                      VIRTX, INC.     ILLUMEA,CORP.
                                    E-MEDSOFT(2)    (UNAUDITED)(2)   (UNAUDITED)(2)    VIDIMEDIX(2)
                                    ------------    --------------   --------------    ------------
Net Sales                           $ 45,982,416      $   782,623      $   125,448     $ 1,299,869
                                    ------------      -----------      -----------     -----------
Costs and Expenses
Cost of sales                         35,890,430          777,413           17,327         783,632
Research and development               1,515,054               --          137,873         578,768
Sales and marketing                    5,255,502               --          549,228       1,234,634
Generaland administrative              8,743,921        1,477,076        1,035,289       1,274,079
Non cash compensation                    832,240               --               --              --
Depreciation and
  amortization                         1,916,012               --           24,999          65,936
                                    ------------      -----------      -----------     -----------
                                      54,153,159        2,254,489        1,764,716       3,937,049
                                    ------------      -----------      -----------     -----------
Operating loss                        (8,170,743)      (1,471,866)      (1,639,268)     (2,637,180)
Interest & Other
  (expense) income                    (1,570,329)         (88,355)          17,802        (332,096)
                                    ------------      -----------      -----------     -----------
Loss before income taxes,
  extraordinary item and
  minority interest income            (9,741,072)      (1,560,221)      (1,621,466)     (2,969,276)
Extraordinary income                     357,152               --               --              --
                                    ------------      -----------      -----------     -----------
Loss before income taxes and
  minority interest                   (9,383,920)      (1,560,221)      (1,621,466)     (2,969,276)
Tax provisions                          (360,798)            (800)              --              --
Minority Interest, net of
  taxes                                   79,384               --               --              --
                                    ------------      -----------      -----------     -----------
Net loss                            $ (9,665,334)     $(1,561,021)     $(1,621,466)    $(2,969,276)
                                    ============      ===========      ===========     ===========
Net loss per share                  $      (0.17)              --
Weighted Average Shares
 Outstanding                          56,345,463               --



                                             PROFORMA ADJUSTMENT DR(CR)(1)                    PROFORMA
                                    -------------------------------------------------         COMBINED
                                    VIRTX, INC.          ILLUMEA          VIDIMEDIX          (UNAUDITED)
                                    -----------        -----------       ------------       ------------
Net Sales                           $        --        $        --       $         --       $ 48,190,356
                                    -----------        -----------       ------------       ------------
Costs and Expenses
Cost of sales                                --                                               37,468,802
Research and development                     --                                                2,231,695
Sales and marketing                          --                                                7,039,364
Generaland administrative               165,000(3)                                            12,695,365
Non cash compensation                        --                                                  832,240
Depreciation and
  amortization                        4,058,156(4)       1,388,714(4)         895,484(4)       8,349,301
                                    -----------        -----------       ------------       ------------
                                      4,223,156          1,388,714            895,484         68,616,767
                                    -----------        -----------       ------------       ------------
Operating loss                       (4,223,156)        (1,388,714)          (895,484)       (20,426,411)
Interest & Other
  (expense) income                      158,992(5)              --            318,246(6)      (1,495,740)
                                    -----------        -----------       ------------       ------------
Loss before income taxes,
  extraordinary item and
  minority interest income           (4,064,164)        (1,388,714)          (577,238)       (21,922,151)
Extraordinary income                         --                 --                 --            357,152
                                    -----------        -----------       ------------       ------------
Loss before income taxes and
  minority interest                  (4,064,164)        (1,388,714)          (577,238)       (21,564,999)
Tax provisions                               --                 --                 --           (361,598)
Minority Interest, net of
  taxes                                      --                 --                 --             79,384
                                    -----------        -----------       ------------       ------------
Net loss                            $(4,064,164)       $(1,388,714)      $   (577,238)      $(21,845,613)
                                    ===========        ===========       ============       ============
Net loss per share                           --                 --                 --       $      (0.37)
Weighted Average Shares
 Outstanding                          1,696,789(7)       1,280,174(8)         379,573(9)      59,701,999



The accompanying notes are an integral part of these unaudited proforma combined statement of operations.

               Unaudited Proforma combined Statement of Operations
                   For the Nine Months ended December 31, 2000



                                                                                      PROFORMA ADJ. DR(CR)(1)          PROFORMA
                                                    ILLUMEA CORP.                    -------------------------         COMBINED
                                    E-MEDSOFT(2)   (UNAUDITED)(2)    VIDIMEDIX(2)     ILLUMEA        VIDIMEDIX        (UNAUDITED)
                                   -------------   ---------------   ------------    ---------       ---------       -------------
Net Sales                          $  99,511,812     $        --     $    68,169     $      --       $      --       $  99,579,981
                                   -------------     -----------     -----------     ---------       ---------       -------------
Costs and Expenses
Cost of sales                         71,401,808              --          35,022                                        71,436,830
Research and development               2,598,483          58,038         379,248                                         3,035,769
Sales and marketing                    9,947,258          58,686         389,180                                        10,395,124
General and administrative            35,933,090          60,586         280,038                                        36,273,714
Restructuring costs                    1,510,012              --              --                                         1,510,012
Non cash compensation                    505,566              --              --                                           505,566
Depreciation and amortization          8,895,340           8,333          10,243       116,071(4)      186,559(4)        9,216,546
                                   -------------     -----------     -----------     ---------       ---------       -------------
                                     130,791,557         185,643       1,093,729       116,071         186,559         132,373,559
                                   -------------     -----------     -----------     ---------       ---------       -------------
Operating loss                       (31,279,745)       (185,643)     (1,025,560)     (116,071)       (186,559)        (32,793,578)
Interest & Other (expense)
  income                                (586,102)         (1,070)        (80,683)           --          74,274(6)         (591,444)
                                   -------------     -----------     -----------     ---------       ---------       -------------
Loss before income taxes and
  minority interest                  (31,865,847)       (184,573)     (1,106,243)     (116,071)       (112,288)        (33,385,022)
Tax benefit                            1,555,643              --              --            --              --           1,555,643
Minority Interest, net of taxes          258,679              --              --            --              --             258,679
                                   -------------     -----------     -----------     ---------       ---------       -------------
Net loss                           $ (30,051,525)    $   184,573     $(1,106,243)    $(116,071)      $(112,288)      $  31,570,700
                                   =============     ===========     ===========     =========       =========       =============
Net loss per share                 $        0.38                              --                            --               (0.40)
Weighted Average Shares
  Outstanding                         78,104,279                                       237,846(8)      157,636(9)       79,764,026



The accompanying notes are an integral part of these unaudited proforma combined statement of operations.

        NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS



GENERAL


     1. The adjustments included in the unaudited pro forma combined financial statement of operations are based upon currently available information and upon certain assumptions that our management believes are reasonable. We accounted for the VirTx, Inc., Illumea and VidiMedix Corporation acquisitions as a purchase by e-MedSoft, accordingly, the assets and liabilities were recorded at management's estimated fair market value, less certain adjustments, as of the date of the acquisition's. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected herein.



    2. The March 31, 2000 unaudited combined pro forma statement of operations includes our operations for the year ended March 31, 2000 that were derived from our audited March 31, 2000 consolidated financial statements. The statement of operations for VirTx, Inc. included in the pro forma is for the eleven months ended February 29, 2000. The statement of operations for Illumea Corporation included in the pro forma is for the year ended December 31, 1999. The statement of operations for VidiMedix Corporation included in the pro forma is for the year ended December 31, 1999 that were derived from VidiMedix's audited December 31, 1999 financial statements.



         The December 31, 2000 unaudited combined pro forma statement of operations includes our operations for the nine months ended December 31, 2000 that were derived from our unaudited December 31, 2000 consolidated financial statements. The statement of operations for Illumea Corporation included in the pro forma is for the one month ended April 30, 2000 that were derived from Illumea's unaudited financial statements for such period. The statement of operations for VidiMedix Corporation included in the pro forma is for the seventy-five days ended June 15, 2000 that were derived from VidiMedix's unaudited financial statements for such period.


3. Represents the increase in executive compensation as a result of the acquisition.

4. Represents the amortization of goodwill using the straight-line method over a period of seven years.

5. Represents the savings in amortization of deferred financing costs and interest on notes payable.


6. Represents savings of interest on notes payable.



7. Represents the weighted average number of restricted e-Med shares issued in exchange for VirTx common shares. It does not include e-Med shares which may be issued pursuant to an earn-out arrangement.



8. Represents the weighted average number of restricted e-Med shares issued in exchange for Illumea common shares. It does not include e-Med shares which may be issued pursuant to an earn-out arrangement.



9. Represents the weighted average number of restricted e-Med shares issued to certain creditors of VidiMedix Corporation in consideration for termination of debt in the acquisition of VidiMedix. It does not include e-Med shares which will be issued pursuant to settlement arrangements entered into in November 2000 and February 2001.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


The following commentary should be read in conjunction with the financial statements and related notes contained elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "intend" or "continue," or the negative of such terms and other comparable terminology. These statements are only predictions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus. PLEASE READ THIS DISCUSSION WITH THE FINANCIAL STATEMENTS OF E-MEDSOFT.COM AND RELATED NOTES APPEARING THROUGHOUT THIS PROSPECTUS.


     OVERVIEW


     We began operations with the acquisition of the Internet-based health care management system on January 7, 1999 and the subsequent acquisition of e-Net on March 19, 1999. During the fiscal year ended March 31, 2000 and the first three quarters of 2001, we have continued the development, upgrading, testing, and implementation of our health care management system. In addition, in accordance with our strategy to develop or acquire additional technologies, during fiscal 2000 we acquired managed care computer technology to service a network of over 2,500 physicians and a multimedia company to provide various telemedicine technologies. During the first quarter of 2001 we have expanded our multimedia technology with two additional acquisitions. During fiscal 2000 we entered into several contracts and strategic partnerships to implement and roll out various Internet-based health care management systems and to provide other products including "e-financing" distribution networks. During the current fiscal year we entered into a 30-year management agreement and preferred provider agreement with a pharmacy management services company, further expanding our outreach to the healthcare community. In addition we have focused on our Company's structure and have approved a restructuring plan which we are currently implementing.


     RESULTS OF OPERATIONS


     THREE AND NINE MONTHS ENDED DECEMBER 31, 2000 AND 1999



     The results of operations presented herein reflect our and our subsidiaries' consolidated net sales and expenses. The financial statements included herein present the unaudited financial statements for the three and nine months ended December 31, 2000 and 1999. In addition, we have included in the comparisons below the unaudited pro forma financial information for the three and nine months ended December 31, 1999 to include the acquisition of VirTx and VidiMedix and the consolidation of PrimeRx as if these transactions occurred on April 1, 1999. Other business acquired in the first quarter of 2001 are not included in the pro forma financial information herein as their operating results for the three and nine month periods ended December 31, 1999 were not material.



     Information presented in the table below is unaudited (in thousands):



                                                       A C T U A L                                   PROFORMA
                                -------------------------------------------------------       -----------------------
                                        12/31/00                        12/31/99                     12/31/99
                                -------------------------       -----------------------       -----------------------
                                 3 MONTHS        9 MONTHS       3 MONTHS       9 MONTHS       3 MONTHS       9 MONTHS
                                ---------       ---------       --------       --------       --------       --------
Net sales                       $  32,255       $  99,512       $ 12,633       $ 25,945       $ 28,180       $ 63,252
Costs and expenses:
Cost of sales                      25,069          71,402          9,868         20,276         21,212         47,911
Research and development              492           2,598            134          1,020            331          2,337
Sales and marketing                 3,215           9,947          1,593          3,240          3,693          7,420
General and administrative         12,155          35,933          2,128          5,142          5,403         12,540
Restructuring costs                    --           1,510             --             --             --             --
Non-cash compensation                 157             506            340            594            340            593
Depreciation and
amortization                        3,320           8,895            398          1,104          2,356          6,745
                                ---------       ---------       --------       --------       --------       --------
                                   44,409         130,792         14,461         31,376         33,335         77,546
                                ---------       ---------       --------       --------       --------       --------
Operating loss                    (12,154)        (31,280)        (1,828)        (5,432)        (5,155)       (14,294)
Net loss                        $ (12,344)      $ (30,052)      $ (2,190)      $ (6,631)      $ (5,646)      $(15,747)

     NET SALES



     Net sales for the three and nine months ended December 31, 2000 increased 155% and 284% as compared to December 31, 1999 reported sales and increased 14% and 57% compared to 1999 pro forma sales. The increase in reported net sales for December 31, 2000 was approximately $19.6 million and $73.6 million for the three and nine month period compared to actual results for the like periods ended December 31, 1999. The current period net sales increased $4.1 million and $36.3 million compared to pro forma results for the comparative periods ended December 31,1999, respectively.



     The increase in reported revenues for the nine months resulted from the inclusion of $58.9 million in sales from our pharmacy services, $2.9 million increased revenues from our U.K. subsidiary and $11.7 million from U.S. Internet services and related consulting. The increase in reported net sales for the current quarter compared to the same quarter in 1999 resulted from inclusion of $21.4 million in pharmacy sales, increased U.S. Internet sales of $858 thousand offset by a decrease in the U.K. net sales of $2.6 million. Essentially all sales generated by the U.K. were from the sale, service, and installation of computer systems. The growth in these sales over the past nine months is a direct result of our penetration into the market through strategic alliances with Sun Microsystems, Cisco, and Oracle and the focus on business-to-business e-business solutions and the ability to leverage infrastructure alongside the e-commerce software and services. During the quarter ended December 31, 2000, the U.K. net sales decreased as a result of the division not being able to meet equipment and delivery schedules as well as from several other factors. The slump in the technology market has caused a slow down in the growth of .com business due to lack of available investment funds as well delaying U.K. businesses decisions to purchase e-Net's esparto solutions. In addition, Oracle has shifted its attention away from the traditional reseller model and are now putting their energies into promoting Oracle ASP facilities that compete with our software market. Although these challenges are facing the U.K. operations, management has and will continue to develop other markets for its products and services. Sales from the U.S. operations were mainly through services provided to our strategic partners with which we have entered into contracts or agreements. These companies are considered related parties since certain officers of these entities are members of the Company's Board of Directors.



     COSTS AND EXPENSES



     COST OF SALES



     Cost of sales (excluding depreciation and amortization) for the three and nine month period ended December 31, 2000 consist of the cost of providing hardware and software, the cost of pharmaceuticals sold through our pharmacy services and the cost of providing our internet healthcare management system. During the reported period ended December 31, 1999, cost of sales primarily consisted of hardware and software. Cost of sales as a percentage of net sales for the three and nine months ended December 31, 2000 were 77.7 percent and 71.8 percent, respectively, compared to the pro forma periods ended December 31, 1999 of 75.3 percent and 75.7 percent, respectively. The reduction in cost of sales for the nine months is due to the additional sales from internet and related consulting services provided in the current periods, which carry a lower cost of sale component. In addition, a portion of the U.S. sales relating to internet and business consulting services in the first quarter of 2001 were provided by executive management whose compensation is not reflected in the cost of sales. The increase in the percentage of cost of sales in the third quarter for fiscal 2001 is a direct result of the UK lowering its margins in order to compete and close larger corporate sales.



     RESEARCH AND DEVELOPMENT



     Research and development costs mainly consist of salaries, consultant fees, and equipment costs of the internal development of new software and Internet products in the United Kingdom and in the United States. During the three and nine months ended December 31, 2000 the costs expensed increased by $358 thousand and $1.6 million, respectively, as compared to the prior year. In addition, we have capitalized approximately $5.8 million of development costs for the nine months ended December 31, 2000. Development costs of $857 thousand were capitalized during the nine month period ended December 31, 1999. These development costs were incurred in the United Kingdom for the development of new Internet products and software and in the United States for new Internet products and additional solutions to be integrated with our existing Internet-based health care management system. Pro forma research and development costs for the prior year period include costs incurred for the development of multimedia technology. The costs incurred and capitalized to deferred software will be amortized into expense over the useful life of the resulting software products once such software products are in service or available for sale. For the nine months ended December 31, 2000, $67 thousand of these deferred software costs have been amortized.



     SALES AND MARKETING



     Sales and marketing costs consist primarily of costs for salaries, travel, advertising, marketing literature, and seminars. These costs reflect our business plan to increase markets and customers throughout the United States, United Kingdom, Australia, and Europe. Sales and marketing costs for the three and nine month period ended December 31, 2000 increased over the pro forma results for December 31, 1999 by approximately $478 thousand and $2.5 million, respectively. Of the nine month increase in sales and marketing costs, approximately $2.4 million was in the United Kingdom as the result of increasing our sales force to implement e-Net's planned market penetration into the Internet market as well as for the sale of hardware and software. The remaining net increase from U.S. operations was as a result of a decrease to the marketing and sales force through our restructuring plan and elimination of redundant positions that were existing at the various acquired businesses, offset by an increase from amortization of our preferred provider agreement with NCFE. Under the preferred provider agreement with NCFE, the Company obtained access to NCFE customers on July 28, 2000. Accordingly, during the nine months ended December 31, 2000 the Company recorded $1.3 million of amortization on the distribution channel and has reflected this cost in sales and marketing. The Company will begin to amortize the deferred contract costs when NCFE is able to accept and process financing applications through its master portal. The sales and marketing costs as a percentage of net sales decreased from 11.7 percent to 10.0 percent when comparing the nine month pro forma 1999 costs to the December 31, 2000 costs. The decrease is due to a change in sales mix resulting from increased sales in pharmacy services and internet related consulting that do not require as much marketing efforts as product sales.



     GENERAL AND ADMINISTRATIVE, INCLUDING NON-CASH COMPENSATION



     General and administrative costs mainly consist of salaries, facility costs, and professional fees. Non-cash compensation costs represents compensation paid to employees and consultants through the issuance of shares, warrants, and options. These combined costs increased for the three and nine months ended December 31, 2000 by $6.8 million and $23.3 million over the proforma amounts for December 31, 1999, respectively. The increase for the nine months included $10.6 million related to pharmacy services, $2.1 million related to the U.K. operations and $4.6 million relating to increased operations of our acquired business. The remaining increase of approximately $6.0 million related to costs incurred to 1) expand our U.S. internet operations in accordance with our business plans and infrastructure development 2) broaden our financial and investment market visibility for future financing opportunities for our operations and planned expansion and 3) establish good communication channels with our shareholders. These costs include legal fees, accounting fees, and other professional and consulting fees.



     RESTRUCTURING COSTS



     During the quarter ended September 30, 2000 the Company's Senior Management, who had the appropriate level of authority, completed its defined restructuring plan and began its implementation to integrate new acquisitions and eliminate redundancies within the Company. In line with this restructuring plan certain activities were identified to be discontinued and employees were identified to be involuntarily terminated or relocated. In accordance with generally accepted accounting policies, certain of the restructuring costs related to our acquisitions were accounted as an adjustment to the purchase price and reflected as an increase in goodwill. Other restructuring costs not related to exiting activities of acquisitions that did not exist prior to consummation date have been reflected in expense as restructuring costs. These costs of approximately $1.5 million include $650 thousand for corporate restructuring costs to consolidate functions and eliminate operational redundancies and $861 thousand to exit various activities that do not fit within the Company's business plan. No additional expenses were incurred during the third quarter ended December 31, 2000 that were not previously accrued.



QUANTUM DIGITAL CONTINGENCY



     In March 2000, we entered into an acquisition and joint venture agreement with Quantum Digital Solutions Corporation and acquired an exclusive 10-year license for application of their security encryption and data scrambling technology. We intend to embed the security technology into all of our application services and, subject to obtaining sufficient financing and other conditions, will seek to develop a separate subsidiary, Securus, that will focus on selling security solutions to the health care industry. In return for the license, Quantum Digital will receive 25 percent of Securus' profits, plus warrants to purchase up to 25 percent of Securus' equity at $0.01 per share in the event of a sale of any Securus equity securities.



     Pursuant to the agreement, we issued to Quantum approximately 1.4 million shares of our common stock for the right to purchase up to 15 percent of the outstanding common stock of Quantum for an aggregate cash purchase price of $15 million, either in a single transaction or in tranches over a period of up to five years. As of December 31, 2000, we have exercised two options to purchase
1.5 percent of Quantum Digital's common stock for $1,500,000. We have not exercised the options that vested on September 30, 2000 or December 31, 2000. In accordance with the agreement, if we do not exercise the options on a timely basis, we will lose the right to exercise the remaining options. We are currently negotiating with Quantum an amendment to the agreement that will extend the timing of exercising the options and the method of payment. At December 31, 2000, we have reflected approximately $29.8 million on the balance sheet which represents $25 million for the value of the shares issued to obtain the option to acquire equity in Quantum, $1,500,000 paid upon partial exercise of the option to acquire equity interest and approximately $3.3 million in present value of other commitments made by us for the acquisition of the option. We made a preliminary analysis of the relative values of the acquired assets and allocated $2.8 million to the value of the technology license and software and $27 million to the value of the equity option. If we fail to reach agreement on the amendment, we will lose our right to exercise future options to increase our holdings in Quantum to 15%. This limitation may impair the equity option currently recorded on the balance sheet as an asset and require us to write down such value based on the projected realization of our investment in Quantum Digital.

     In addition, Quantum is a development stage company operating in the internet/technology industry which is subject to numerous risks such as evolving standards, customer acceptance and development of markets, rapidly changing technology and other risks. The realization of the investment in Quantum is subject to the successful execution of its business plan.





     DEPRECIATION AND AMORTIZATION



     Depreciation and amortization for the three and nine month period ended December 31, 2000 includes depreciation of property and equipment of approximately $914 thousand and $2.4 million, respectively and amortization of goodwill of $2.4 million and $6.5 million, respectively. Compared to the reported results in 1999, the increase for the three and nine months are approximately $720 thousand and $1.9 million for depreciation of equipment, respectively, and $2.2 million and $5.9 million for the amortization of goodwill, respectively. During the last quarter of fiscal 2000 and the first quarter of fiscal 2001 we acquired three multimedia companies that resulted in approximately $49 million in goodwill. This goodwill is being amortized over a seven-year period. We also entered into a 30-year management contract with a pharmacy services company and acquired approximately 29 percent of its stock. We are consolidating this company and have, therefore, recorded the investment and negative equity at the acquisition date of approximately $35 million as goodwill. This goodwill is being amortized over a 30-year period consistent with our management contract term. In addition, we acquired a pharmacy services company in the first quarter of this year that resulted in approximately $2.7 million of goodwill. This goodwill is being amortized over a 15-year period. The goodwill recorded in March 1999 for the acquisition of e-Net is being amortized over a ten-year period. The amortization periods are based on managements' best estimate of the useful lives of the businesses acquired.



     OTHER INCOME (EXPENSE)



     Other income (expense) includes interest expense, interest income, and other income. These costs and income on a combined basis have decreased in the current period compared to prior year. Interest expense of $914 thousand for the three months ended December 31, 2000 includes $400 thousand as a result of a settlement agreement with a private lender. Interest expense, of approximately $1.7 million for the nine months ended December 31, 1999, included approximately $1.3 million of amortization of deferred financing costs incurred as a result of the bridge financing obtained for the acquisition of e-Net. In addition, interest costs include interest expense on our bridge debt and e-Net's credit facility. During our third and fourth quarter of 2000, we raised approximately $63.6 million of net proceeds through the sale of our common stock. As a result of the cash flow, we have recorded interest income for the three and nine months ended December 31, 2000 of approximately $97 thousand and $1.1 million, respectively.



     EXTRAORDINARY GAIN



     The extraordinary gain of approximately $357 thousand in the period ended December 31, 1999 is due to the recognition of the gain associated with the exchange of bridge debt and its related origination fees and interest payable for the issuance of warrants.


FISCAL YEAR ENDED MARCH 31, 2000, FOUR MONTHS ENDED MARCH 31, 1999, AND PRO FORMA FISCAL YEAR ENDED MARCH 31, 1999


     The results of operations presented herein reflect our and our subsidiaries' consolidated net sales and expenses. Prior to the acquisition of the online health care management system on January 7, 1999 and the acquisition of e-Net on March 19, 1999, our net sales and operating expenses, interest income, and expense were minimal. The financial statements included herein present the audited financial statements for the year ended March 31, 2000 and for the four months ended March 31, 1999.



     Substantially all revenues during these periods were attributable to e Net's computer hardware and software sales and related consulting and servicing fees.


     The following analysis compares the operating results for the year ended March 31, 2000 to the four months ended March 31, 1999 and the pro forma information for the year ended March 31, 1999. Since the audited four month period ended March 31, 1999 is not comparative to the current fiscal year end, the following discussion focuses on the comparison to prior year pro forma results. The pro forma information gives effect to the acquisition of e-Net as if such transaction had occurred on April 1, 1998 (in thousands) (unaudited):


                                                            MARCH 31, 1999
                                          FISCAL      ---------------------------
                                         MARCH 31,    FOUR MONTHS       FISCAL
                                           2000          ACTUAL        PRO FORMA
                                         --------     -----------      ---------
Net sales                                $ 45,982       $  2,650       $ 21,325

Costs and expenses:
  Cost of sales                            35,890          1,999         16,400
  Research & development                    1,515             39             39
  Sales and marketing                       5,256            188          1,753
  General and administrative                8,744            387          2,952
  Non-cash compensation                       832            380            380
  Depreciation and amortization             1,916             46          1,372
                                         --------       --------       --------
                                           54,153          3,039         22,896
                                         --------       --------       --------
Operating loss                             (8,171)          (389)        (1,571)
Net loss                                 $ (9,665)      $   (905)      $ (2,336)

     NET SALES


     Net sales for the year ended March 31, 2000 increased 116 percent compared to pro forma net sales for the same period ended March 31, 1999. This increase resulted primarily from our U.K. subsidiary's increased revenues. Essentially all sales generated by the U.K. subsidiary were from the sale, service, and installation of computer systems. The growth in these sales is a direct result of our penetration into the market through strategic alliances with Sun Microsystems, Cisco, and Oracle and the focus on business-to-business e-business solutions and the ability to leverage infrastructure alongside the e-commerce software and services. At the beginning of the year, e-Net obtained a higher preferred vendor status with Sun Microsystems and was subsequently awarded Sun Microsystem's Reseller of the Year Award in January 2000, reflecting our increased market share for the sale and distribution of Sun Microsystems' hardware. During the year, e-Net successfully launched, sold, and implemented the e-commerce software product Esparto in 25 sites that are hosted by us under our ASP banner or by our customers. During the fourth quarter of 2000, we began to recognize sales from services and software products provided under contracts in our U.S. operations. We expect these revenues to increase substantially as contracts are implemented and product is rolled out.


     COSTS AND EXPENSES

     Cost of sales


     Cost of sales primarily consist of the cost of providing hardware and software infrastructure. Cost of sales for the year ended March 31, 2000 increased slightly as a percentage of net sales from 77 percent for the pro forma period ended March 31, 1998 to 78 percent. This slight increase reflects the decrease in hardware margins, as we have increased our market share by teaming with Sun Microsystems and Oracle to compete with other major hardware and software distributors such as Microsoft.


     Research and development

     Research and development costs mainly consist of salaries, consultant fees, and equipment costs of the internal development of new software and Internet products in the United Kingdom and in the United States. During the year ended March 31, 2000 we expensed approximately $1.5 million in development costs and capitalized approximately $2.2 million. These development costs were incurred in the United Kingdom for the development of new Internet products and software and in the United States for new Internet products and additional solutions to be integrated with our existing Internet-based health care management system. The costs incurred and capitalized to deferred software will be amortized into expense over the useful life of the resulting software products once such software products are in service.

     Sales and marketing

     Sales and marketing costs consist primarily of costs for salaries, travel, advertising, marketing literature, and seminars. These costs reflect our business plan to increase markets and customers throughout the United States, United Kingdom, Australia, and Europe. Sales and marketing costs for the year ended March 31, 2000 increased over the pro forma fiscal year ended March 31, 1999 by approximately $2.7 million in the United Kingdom to $4.5 million. This is the result of increasing our sales force to implement e-Net's planned market penetration into the Internet market as well as for the sale of hardware and software. In addition, the U.S. operations incurred approximately $772,000 in sales and marketing costs for the year ended March 31, 2000 as a result of the marketing of our Internet-based health care management system. The increase in these costs as a percentage of net sales of approximately 3.2 percent from 1999 to 2000 is reflective of the natural lag that occurs in a rapidly growing business.


     General and administrative, including non-cash compensation


     General and administrative costs mainly consist of salaries, facility costs, and professional fees. Non-cash compensation costs represents compensation paid to employees and consultants through the issuance of shares, warrants, and options. Approximately $7.3 million of these combined costs for the year ended March 31, 2000 were related to our reorganization and infrastructure development, as well as the expansion of our U.S. operations in accordance with our business plans. These costs, which include legal fees, accounting fees, and other consulting fees, also represent our efforts to broaden our financial and investment market visibility and obtain funding for our operations and planned expansion.

     Depreciation and amortization

     Depreciation and amortization for the year ended March 31, 2000 includes depreciation of equipment of approximately $739,000 and the amortization of goodwill of $1.2 million. Compared to pro forma fiscal 1999, these amounts reflect an increase of approximately $234,000 for depreciation of equipment and $310,000 for the amortization of goodwill. On February 29, 2000 we acquired VirTx, which resulted in approximately $31 million in goodwill. This goodwill is being amortized over a seven-year period. The goodwill recorded in March, 1999 for the acquisition of e-Net is being amortized over a ten-year period. The amortization periods are based on managements' best estimate of the useful lives of the businesses acquired.

     OTHER INCOME (EXPENSE)


     Other income (expense) includes interest expense, interest income, and other income. Interest expense, of approximately $1.9 million for the year ended March 31, 2000, includes approximately $1.2 million of amortization of deferred financing costs incurred as a result of the bridge financing obtained for the acquisition of e-Net. As of March 31, 2000, all deferred financing costs have been amortized. In addition, interest costs include interest expense on our bridge debt and e-Net's credit facility. During the third and fourth quarter of 2000, we raised approximately $63.6 million of net proceeds through the sale of our common stock. As a result of the cash flow, we have recorded interest income of approximately $281,000, which somewhat offsets the interest costs.



     EXTRAORDINARY GAIN



     Extraordinary gain of $357,000 represents the gain we recognized resulting from the issuance of warrants in satisfaction of debt.


FOUR MONTHS ENDED MARCH 31, 1999


     The Company began operations with the acquisition of the Internet-based health care management system on January 7, 1999, from TSI Technologies and Holdings, LLC, or TSI. The statement of operations reflects the operations of TSI since inception (December 1, 1998) to the date of the reverse acquisition and of e-MedSoft from the date of the reverse acquisition to March 31, 1999. During the period ended March 31, 1999, the Company continued the development and testing of the system and acquired e-Net. Accordingly, there is no historical prior period information included in the financial statements and the results discussed herein include only thirteen days of operations consolidated from e-Net.


     NET SALES


     Although the Company had entered into several contracts and strategic partnerships to implement and roll out the Internet based health care management system, no revenues for the period ended March 31, 1999 were generated from the sale of these services. Depending on the terms of the contracts, revenues from these contracts will begin to be recognized upon the customer's acceptance, installation and operation of the system. In addition, the Company will recognize subscription revenues on a monthly basis for sales made over the Internet. The revenues of $2.7 million for the period ended March 31, 1999 reflect approximately thirteen days of operations consolidated from the U.K. subsidiary that was acquired on March 19, 1999.


     COSTS AND EXPENSES

     Cost of sales


     The cost of sales represents the U.K. subsidiary's cost of hardware and software products plus the cost of installation and delivery. Cost of sales for e-Net were approximately $2 million or 75 percent of revenues. For the period, there are no cost of sales related to the sale of the Company's U.S. Internet based healthcare management system. However, it is anticipated that cost of sales for this product will include the cost of product delivery, customer service and systems maintenance. While the cost of providing Internet services should generally be minimal, installations of large operations such as managed care organizations and third party claims processors will require hands-on training and systems maintenance. Also, there may be additional costs associated with product development that are capitalizable and amortized into cost of sales in the future.

     Research and development

     Development costs of approximately $39,000 represent development of software in the U.K. and enhancement of the Company's internet based health care management system.

     Sales and marketing

     Sales and marketing costs of approximately $188,000 include $139,000 for the U.K. operations that consisted primarily of salaries and travel costs of the U.K.'s sales force, marketing literature and advertising. In addition, approximately $49,000 of these costs reflect the U.S. operation's outside marketing costs related to the Company's Internet health care management system.

     General and administrative, including non-cash compensation

     General and administrative costs of approximately $767,000 include general office costs, executive and administrative salaries and professional fees. These costs were approximately $701,000 and $66,000 for the operations in the U.S. and U.K., respectively. General and administrative costs in the U.S. include $380,000 of non-cash compensation expense that represents options and warrants issued for services performed.

     Depreciation and amortization

     Depreciation of approximately $17,000 related solely to the depreciation of equipment and vehicles in the United Kingdom. Amortization of approximately $29,000 represents the Company's amortization of goodwill as a result of the acquisition of e-Net. The Company is amortizing the goodwill over a ten-year period. The amortization period is based on management's best estimate of the useful lives of the business acquired.

     OTHER INCOME (EXPENSE)


     Other income (expense) includes interest expense of approximately $377,000, which includes $6,000 of interest from the debt and capital leases in the United Kingdom. The remaining expense of $371,000 is mainly a result of the amortization of deferred financing incurred in connection with the financing of the e-Net acquisition. Subsequent to March 31, 1999, the Company entered into agreements with the lenders to exchange a portion of the debt for warrants and extend the remaining portion over two years.


     LIQUIDITY AND CAPITAL RESOURCES


     Since inception operating costs have been funded through loans from private investors, sale of equity, and a credit facility. As of December 31, 2000, working capital was approximately $10.0 million, including cash of $15.1 million. Cash includes restricted cash of $8.1 million and cash held by foreign operations of $2.7 million. As of December 31, 2000, there was no outstanding balance on our U.K. 2 million pound credit facility, however, through February 16, 2001 we had drawn down approximately 1.1 million pounds. During the nine month period ended December 31, 2000, cash used in operating activities approximate $29.5 million, primarily due to the net loss from the period of $30.1 million, and by the net change in operating assets and liabilities of $11.0 million partially offset by depreciation and amortization expense of $10.1 million, including amortization of our distribution channel reflected in sales and marketing expense. Cash used for investing activities was approximately $16.6 million, primarily for $5.8 million investment in software development and $10.7 million in capital expenditures, investments and business acquisitions. The $44.7 million use in cash was somewhat higher than expected for the Company's business strategy and plans for acquisitions and their required integration into the Company. This included approximately $13.1 million to fund the pharmacy division's cash flow requirements resulting from the build up in accounts receivable and inventory. Additional investments and capital expenditures were also required to implement the Company's contracts and rollout the healthcare management system.



     On August 12, 2000 the Board of Directors approved the repurchase in the open market of up to 2 million shares of the Company's common stock over the next eighteen months. During the quarter ended September 30, 2000, 186,500 shares were acquired for approximately $937 thousand. No repurchases were made in the current quarter.



     In November, 2000 we settled a legal dispute with Startnest, LLC regarding a certain financing transaction that occurred during the third quarter in fiscal 2000. As a result, we paid Startnest $1 million in cash in return for a Promissory Note from them. This note is due in full on September 30, 2003 only if the Company's stock market price is at least $10.00. Due to the contingent nature of this note the $1 million was not recorded as an asset and, therefore, the cash payment was reflected on the books as a reduction to the previous equity funding of $600 thousand and as interest expense of $400 thousand.



     Additionally, In November 2000 the Company settled a legal dispute with certain of the prior shareholders of VidiMedix. This agreement was amended in February 2001. Under this amended settlement Agreement, the Company will issue $3,350,000 in shares of its common stock to satisfy the earn out provisions in the VidiMedix purchase agreement. The number of shares required to be issued is the higher of 1,302,354 or the product of $3,350,000 divided by weighted average closing price calculated using the first six days of the nine days prior to whichever of several reference dates would result in the greatest number of shares to be issued. For example, based on a closing date of January 5, 2001, the shares required to be issued under the average closing price calculation would be 5,687,607 shares. This issuance of additional shares have been accounted for in the third quarter of 2001 as an addition to goodwill. If registration of these shares is not effective by April 30, 2001, we will be required at the option of the prior VidiMedix shareholders to pay these VidiMedix shareholders the greater of (i) $4,000,000 or (ii) the product of (A) the number of shares to be delivered times (B) the weighted average closing price for the first six of the nine trading days preceeding April 30, 2001, or other applicable reference date. In February 2001 the Company settled a dispute with those VidiMedix shareholders who were not parties to the November settlement agreement. Under this agreement the Company is obligated to issue 136,113 shares of common stock.



We expect these cash requirements to be funded through a combination of the following:



 - As of December 31, 2000, we had approximately $7.7 million in accounts receivable from affiliates and a commitment for $5 million in a combination of equity funding and line of credit. Subsequent to December 31, 2000, we have collected $600,000 on the receivable.



 - We obtained written representations from NCFE that it will pay all invoices as of December 31, 2000 for services rendered to NCFE and its subsidiaries and affiliates over 7 months ended July 31, 2001, and it will pay all invoices generated subsequent to December 31, 2000 on a more current basis in accordance with the terms of existing agreements. NCFE has further represented that it will provide additional funding either in the form of equity or debt financing to support our cash requirements through March 31, 2001. Subsequent to December 31, 2000, we received an asset-based loan of $3.3 million from NCFE that is secured by certain of our trade accounts receivable. In addition, NCFE has also confirmed that it will insure that either the VidiMedix settlement shares are issued to the prior VidiMedix shareholders or NCFE will retain such shares as collateral and remit the cost equivalent of $4.0 million to the prior VidiMedix shareholders.



     We are actively pursuing opportunities to obtain an additional asset-based line of credit for the pharmacy division as well as obtaining additional equity funding. On February 20, 2001, we entered the equity line facility for up to $50 million of our common stock. However, our ability to draw on this facility will be subject to prior registration of the shares and various other conditions, which may not be met. We may be unable to raise any additional amounts on reasonable terms, or at all, when needed.



     Our ability to fund our capital and liquidity needs and our business plan for the next 12 months is dependent upon our ability to achieve a combination of the following:

     - Bringing our unaffiliated accounts receivable current and reducing our investment in pharmacy inventories

     - Receipt of funds previously committed to us by one of our strategic partners and affiliates including:

          - Payment of all invoices as of December 31, 2000 for services rendered by us to our partner and its subsidiaries and affiliates over 7 months ended July 31, 2001,

          - Payment of all invoices generated subsequent to December 31, 2000 in accordance with the terms of existing agreements,

          - Provision of equity or debt financing in accordance with the terms of existing agreements,

          - Provision of additional funding either in the form of equity or debt financing to support our cash requirements through March 31, 2001,

          - Provision of capital required, if any, for defaults under our VidiMedix settlement agreement.


If we are not successful in obtaining the funding or resolving the matters referred to above, and we do not obtain other sources of funding to replace these commitments, we may not be able to fund our operations or support capital needs and business plan beyond April 30, 2001. Accordingly, our auditors may conclude that a report modification for going concern relating to the auditor's report on the March 31, 2001 financial statements may be appropriate.



If we decide to enter into any other business ventures presently outside of our current business plan which would require additional cash, we may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships, or through other arrangements. We are actively pursuing opportunities to obtain an additional asset-based line of credit for the pharmacy division as well as obtaining equity funding.

We may be unable to raise any additional amounts on reasonable terms, or at all, when needed. If we are unable to raise such additional funding, we would have to curtail operations, which in turn would have an adverse effect on our financial position and results of operations and our ability to continue to operate.

                                    BUSINESS


     We are a diversified, healthcare solutions company that uses the Internet and Internet technologies in combination with a range of traditional management services to automate or outsource the daily workflow processes of and the exchange of information among physicians, payors, suppliers, providers, and patients. We also sell and service computer hardware and software to businesses located primarily in the United Kingdom. Our strategy focuses on these six core business lines: Pharmacy Services, Medical Business Services, Financial Services, Multi-Media Services, e-Commerce Services and Professional Services.



INDUSTRY OVERVIEW


     Increases in health care expenditures have been driven principally by technological advances in the health care industry and by the aging of the population, as older Americans utilize more health care resources on a per capita basis. With the increase in costs, health care systems have migrated toward more managed care reimbursement, including discounted fee-for-service and capitation. Aggregate health care costs are expected to continue to rise.

     The Internet's open architecture, universal accessibility, and growing acceptance make it an increasingly important environment for business-to-business and business-to-consumer interaction. Use of the Internet is rapidly expanding from simple information publishing, messaging, and data gathering to critical business transactions and confidential communications.


     We believe the health care industry's core constituents - physicians, payors, suppliers, and patients - will benefit from timely access to patient-specific information and payor content in order to reduce the complexity of administration, increase compliance with benefit plan guidelines, secure appropriate use of health care resources, and improve the quality of patient care.


     PHYSICIANS

     Physicians are confronted with a proliferation of health plans, each of which has complex clinical, administrative, and financial rules and guidelines relating to matters such as eligibility for prescriptions, lab tests, referrals and follow-up visits, scope of coverage, and co-payments. These complex rules and guidelines require administrative personnel to spend significant time navigating the cumbersome administrative procedures of a large number of health plans often after the medical care has been given or prescriptions or referrals have been written. This complexity has created demand for real-time information exchange across all patients and all payors to streamline cumbersome and time-consuming clinical and administrative processes.

     PAYORS

     Payors, such as health maintenance organizations (commonly referred to as HMOs) and pharmacy benefit managers, are finding less incremental value in the historical levels of managed care. In order to stem the unabated growth in health care costs, managed care plans must do more than automate the administrative and financial processes that govern the provision of services and the payment of claims. While administrative costs account for approximately 15 percent of annual health care expenditures, it is the cost of care itself, approximately 85 percent of annual health care expenditures, that primarily drives the growth in health care expenditures. We believe that compliance with benefit plan guidelines that promote more efficient use of health care resources and adherence to best practices will result in cost reductions and improvements in the quality of care. Payors are seeking an efficient channel to communicate their benefit plan rules and care guidelines to physicians at the point-of-care in order to realize savings.

     SUPPLIERS


     Pharmacies, clinical laboratories, and other suppliers are being forced to become increasingly efficient in managing their business as managed care organizations have negotiated significant reductions in price and demanded measurable improvements in quality. Pharmacies continue to incur substantial inefficiencies in the process of managing orders with physicians and patients. Physicians have been slow to adopt these systems because they are proprietary in nature and are usually limited to results reporting. Consequently, clinical laboratories incur unnecessary administrative costs associated with processing and reporting orders and also incur significant losses related to tests for which reimbursement is not authorized.

     PATIENTS

     As the payor exerts increasing influence over plan design, service coverage, and provider access, patients are demanding ever more objective measures of quality and cost. This is evidenced by the unprecedented demand for health care information on the Internet, confirming both the absence of information from traditional sources and the desire for additional sources of objective, credible, and trustworthy information.

     The Internet is accelerating the empowerment of provider and patient. Physicians are utilizing the Internet to gather more and better information, enhance communication with other health care participants, streamline processes, and improve cash flows. Patients are turning to the Web to educate themselves on clinical conditions and treatment, learn about and change health plan benefits, seek the support of physicians and other patients, and conduct e-commerce transactions. Web technology is making it easier for consolidated or affiliated entities to operate within increasingly large and complex organizations. Along this line, Web technology can be used to further integrate disparate systems and improve information access and communications for remote parties.

OUR BUSINESS STRATEGY


     Our business strategy is to provide client-driven solutions that, where possible, leverage the Internet and Internet technologies utilizing an ASP and outsourced-based delivery model. Our strategy includes the following key elements:



     CAPITALIZE ON THE EXPANDING MARKET FOR E-HEALTH SERVICES. Health care, the largest sector of the U.S. economy, is inefficient, fragmented, and suffers from poor information flow. We believe the Internet will dramatically change how information flows and is exchanged and how people and organizations interact in the health care sector. The "e-Health" industry refers to the application of Internet technologies in the health care sector and consists generally of three key segments: connectivity, content, and commerce. We believe our technology platform has positioned us in this emerging market where few market leaders have been defined.



     LEVERAGE OUR EXPERTISE IN INTERNET TECHNOLOGY. We combine our Internet technology expertise with healthcare domain expertise to create solutions that provide secure transactions and communications among a broad range of health care participants, regardless of their legacy computing platforms. Unlike traditional proprietary solutions that focus on point-to-point communications, narrowly defined transactions, and single platform utilization, our Internet technology provides the basis for linking and integrating all categories of the health industry, including payors, providers, suppliers, and consumers. The result is reduced paper-based transactions, reduction of redundant data entry, shortened cycle times, better informed decisions, and a significant decrease in the overall communication inefficiencies created by traditional proprietary systems.



     CONTINUE TO EXPAND PRODUCT FUNCTIONALITY AND SERVICE CAPABILITY. On an ongoing basis, we are attempting to identify key functions and supporting data that are critical to particular industry participants or can add significant value to our solutions. We plan to offer continually a competitive suite of products and services by building Internet-based applications and data encompassing the identified functionality, by acquiring or partnering with businesses/technologies, and by enabling third-party applications to operate, integrate, and exchange data on our platform. In addition, our solutions are designed to support our customers as their businesses grow and evolve.



     FORM STRATEGIC RELATIONSHIPS. We are pursuing and forming strategic relationships with leaders in key health care industry segments to enhance our portfolio of applications and services, increase the number of connected users, and provide specialized industry expertise for new applications. In addition, we plan to acquire companies with strategic relationships with leading health care industry participants. We believe this strategy also provides accelerated market awareness and demand for our services through the influence of these partners both directly, through their use and sales efforts, and indirectly, through their relationships with other potential customers. To date, we have been very successful in forming key strategic partnerships as demonstrated by our relationships with leading organizations such as Sun Microsystems, NCFE, University Affiliates IPA, PrimeRX, Quantum Digital, Allscripts and Metropolitan Health Networks.


     PURSUE USAGE-BASED BUSINESS MODEL. We are offering network-based transaction and information services on a fee for service basis. This pricing model reduces the initial investment required to obtain the benefits of high-end information technology systems, enabling physicians, small organizations, and individuals to gain access to these systems for the first time. By enabling the shift from fixed information technology costs to variable costs and outsourcing much of the information technology requirements, we believe that we will be able to achieve a critical mass of users and also significantly differentiate ourselves from competitors.


     PROVIDE A DIVERSIFIED "FULL SERVICE" SOLUTION. We are pursuing a strategy to provide our clients comprehensive ASP and outsourced solutions by combining traditional Healthcare services with Internet enabled technologies. An example of this strategy is our Pharmacy distribution capability coupled with wireless handheld prescription writing to improve efficiency in the prescription writing and drug fulfillment process. In addition to our products, we offer consulting, application development, systems integration, and network management services to provide complete customer-specific solutions.


     CONTINUE PRODUCT DEVELOPMENT. We believe that a key to our growth is an ongoing focus on research and development to ensure our product offerings and technical capabilities will continue to strive to meet the evolving needs of our existing and potential customer base. Our research efforts focus on enhancements to existing product offerings, new product development and the integration of third party products. In developing products, our goal is to ensure our information systems are highly flexible and quickly adaptable and can serve the information access needs of an increasingly broad range of users.


     LEVERAGE e-NET TECHNOLOGY TO OPEN THE EUROPEAN MARKETPLACE. Our ownership of e-Net Technology in the United Kingdom provides a natural stepping stone to enable the selling of our Healthcare solutions, where appropriate into the UK and European market. The original acquisition of e-Net was founded on the basis that e-Net's long history in the market and expertise in providing Internet-based solutions would shorten the normal timeframe for opening up new markets such as the United Kingdom and Europe. To date, we have not implemented this strategy as our primary focus has been sales in the United States.


PRODUCTS AND SERVICES


     In the United States, we provide a range of products and services specifically for the healthcare marketplace. In the United Kingdom, we offer a broad range of products and services that are centered around the sales and distribution of Sun Microsystems computer equipment, and the sales and marketing of internet-based software solutions including our in-house developed e-Commerce product called esparto. In line with our business strategy, we are continuing to build upon and develop the products and services which make up our solutions for the domestic market, in order to provide the most comprehensive and relevant services possible for our clients. The six core areas of our domestic business are described below:



PHARMACY SERVICES



     We offer full-service, standard and Internet-enabled pharmacy services to physician offices, clinics, independent practice associations, or IPAs, physician practice management organizations, managed care health plans, nursing homes, correctional facilities and community health centers. Our solutions encompass management of ambulatory pharmacies, claims verification auditing services, drug utilization evaluation services, physician office dispensing, and home delivery of prescriptions and other healthcare products through the Internet.



     We currently offer pharmacy managed care services to over one million managed care enrollees and operate over fifty ambulatory pharmacies in twelve states, in addition to servicing over two hundred million claims through our unique and unparalleled line item auditing technology, MedAudit Rx. We recognize revenue in this line of business through management fees paid to us for outsourcing pharmacy services, through the sale of pharmaceuticals in our ambulatory pharmacies, and through service fees paid by clients for the use of our auditing software.



MEDICAL BUSINESS SERVICES



     Our MedPractice product is designed to increase the efficiency, productivity, and management of physician-based clinics and offices and provide access to practice information. It also extends itself to incorporate managed care services for the IPA, management service organization, or MSO and the health maintenance organization, or

HMO marketplace. We reduce the need for physicians and their staff to maintain computer servers and upgrade applications, which allows them to concentrate on providing high quality care to their patients. MedPractice is designed to bring automation to the entire cycle of the patient visit from scheduling and registration, through examination and treatment, and ending with the management of claims processing and accounting. This product is normally priced on a monthly subscription basis with additional fees for transactions including claims submission, eligibility checks and electronic patient statements.



     Our MedCredentialing product centralizes the credentialing process for providers and managed care organizations, and is designed to achieve regulatory compliance while minimizing risk. MedCredentialing provides practitioner access to update files anytime, anywhere and a broad range of functionality such as tracking and reporting. This product is normally priced on a monthly subscription basis with discounts depending on the size of the organization.



     Our MedPocket product is a handheld application that will integrate to the MedPractice product and allow practitioners to electronically access and record patient information through the latest handheld devices. The product is designed to enhance the efficiency of record keeping and patient encounters when the physician is remote from their officer. This product is priced on a monthly subscription basis.


FINANCIAL SERVICES


     Our financial services solutions are provided through e-MedSoft's strategic relationship with NCFE, and are enabled through the Master Portal e-MedSoft developed jointly with NCFE and released on July 27, 2000. Through the relationship, we can provide our clients with a full line of web-based financial services tailored to the health care industry. The services include accounts receivable financing, lease acquisition, loan acquisition, self-pay financing, and merger and acquisition assistance. The services also provide a significant level of reporting capability at the client and patient levels. This unique portal serves as a comprehensive health care management and financing tool for hospitals, group medical practices, home health organizations, and other health care providers to maximize financial resources. As part of our ongoing strategic relationship, we continue to review and identify required development to improve the effectiveness of the Master Portal to meet all of our original goals.



     Revenues from the NCFE relationship are and will be derived from four separate areas. First, we will receive a flat fee for every doctor that signs up to do business with NCFE over the portal. Second, we will receive a percentage of the money under management from NCFE clients transacting over the portal. Third, we receive a per click fee from NCFE for every unique visitor to the NCFE.com portal. Finally, we receive software development and consulting fees from NCFE for custom projects we agree to conduct for NCFE. Through December 31, 2000, the process of signing up doctors and the resulting management of receivables through the portal has been limited due to current processes in the portal that are cumbersome and are in process of being improved. Therefore, we have not yet accrued revenues due from NCFE for these type of transactions. We anticipate that these areas will be streamlined and fully functional in the quarter ending September 30, 2001.


MULTI-MEDIA SERVICES


     We are a leading provider of secure multimedia medical network solutions. We design original networks that are built on advanced technologies and deployed using computing, video-conferencing, and medical peripheral instruments to support a wide array of applications. We leverage a combination of in-house developed and best-of-breed communications, collaborative software, robust image capture and manipulation capabilities, and the latest video technology to create a scalable, supportable, and upgradeable network infrastructure. By constantly evaluating and assessing new technology, we maintain a suite of solution components that can be configured to meet the specific, unique requirements of our clients.



     Within Multi-Media Services, our MedMicroscopy solution provides Internet-based remote inspection and image sharing solutions based upon proprietary compression and streaming technology. Our core, patented protocol utilizes our technology to deliver diagnostic-grade real-time, high-fidelity video images. The solution enables




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
remote collaboration and sharing of data images in the life sciences, material sciences, and clinical/medical markets.


     Similarly, our MedReach solution allows physicians to create virtual examination rooms and multimedia patient information centers from their workstations through simple, intuitive user interfaces. The recently developed Series 2000 software allows integration of real-time information from health information systems providing patients' medical and billing records, physicians' schedules, decision support systems, and outcomes measurements.



     We recognize revenue within Multi-Media from a combination of selling our proprietary software, third party hardware and other technical instrumentation, and through generating services revenue, typically flat fee or on an hourly rate, to install the system and integrate it with our clients existing environment.



e-COMMERCE SERVICES



     Our e-Commerce Services are designed to enable buyers and sellers in the health care industry to eliminate the inefficiencies of the traditional supply chain and provide substantial benefits by reducing order processing and tracking costs and improving the utilization of data relating to products, services, transactions and market trends.



     Our MedConnect solution is a unique e-Commerce architecture developed by e-MedSoft for business-to-business applications in the healthcare market. MedConnect enables application services that can be tailored according to each individual user, breaking down traditional technical barriers inherent in transacting over the Internet. This service offers numerous advantages, including multilingual presentation, easy back office integration and comprehensive personalization. MedConnect allows health care organizations to extend existing applications out to the Internet or to add new e-commerce or e-business applications into their business.



     Our MedProcure product is a recently launched product within e-MedSoft's e-Commerce Services. MedProcure is an application that provides organization-wide electronic procurement designed to increase operational efficiency while decreasing costs. Benefits of the MedProcure product include simplification of procurement process, lower transaction costs, reduction of duplicate and maverick buying, and reduction in stock levels.



     e-MedSoft sells these software products on a traditional software license fee model, where the cost of the software license is paid up front with an ongoing support and maintenance fee annually, and also on a monthly subscription-based pricing model where its more appropriate for our clients.



PROFESSIONAL SERVICES



      We provide end-to-end service to our customers and offer a range of professional services to complement our clients internal IT sources. Our Professional Services include:



     PROJECT MANAGEMENT: Our Project Managers are available to help plan specific e-health projects and assist every step of the way to a successful solution. Our Project Management team has considerable experience in implementing phased projects to minimize the impact on day-to-day operations.


     CONSULTING: We offer a wide array of outsourcing and consulting services. These services extend beyond managing data processing operations to encompass strategic management services in information technology planning, major system conversions and network-infrastructure management. Strategic consulting services also include "e-Health Readiness Assessment" and "HIPPA Compliance"


     INTEGRATION: Increasingly customers are looking to integrate their e-healthcare applications with legacy systems. Our integration team can provide system integration solutions, which include hardware, software and consulting services.


     IMPLEMENTATION: Where needed, we can provide experienced implementation personnel for analysis, design, development and testing assistance.

     TRAINING: Our Training services provide clients with the necessary skills needed to run e-MedSoft.com



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
systems. Our training programs encompass business process personalization and usage, application usage and interface deployment with existing systems.


     Our Professional Services are used to install, integrate and enhance the sale of our solutions. We charge clients either a flat fee or an hourly billable rate for our services.


SALES AND MARKETING

     TARGET MARKETS

     Providers. Our target provider customers include aggregators of individual physicians such as large medical groups, independent practice associations, physician practice management companies, and other large, organized physician entities. In particular, we seek to form strategic relationships with providers with a high degree of involvement in managed care, especially providers that are involved in activities such as capitation, which requires them to bear some level of insurance risk for each enrolled patient.

     Payors. Our target payor customers include managed care organizations, indemnity insurers, third-party administrators, and federal and state governmental agencies. As managed care penetration increases and risk-based medicine becomes more prevalent, payors are finding less incremental value in the historical levels of managed care. In order to stem the unabated growth in health care costs, payors must do more than automate the administrative and financial processes that govern the provision of services and the payment of claims.

     Suppliers. Our target supplier customers include large national laboratory companies, pharmaceutical companies, and pharmacy benefit managers. These customers are being forced to become more efficient in managing their business as managed care organizations have negotiated significant reductions in price and demanded measurable improvements in quality.

     SALES AND MARKETING APPROACH


     We have a direct sales staff across our business units and a general corporate business development group targeting potential customers in each market segment. In addition, senior management plays an active role in the sales process by cultivating industry contacts. We market our solutions through direct sales contacts, strategic relationships, the sales and marketing organizations of our strategic partners, participation in industry tradeshows, articles in industry publications, and by leveraging our existing client base and strong network of relationships. We support our sales force with technical personnel who perform demonstrations of our applications and assist clients in determining the proper solution configurations.



     To support our sales forces and our distribution channels, we have an experienced marketing staff that is focused on designing, creating, and executing sophisticated marketing plans to attain our objectives. We continue to focus on building awareness and acceptance of our products through our own resources, our distribution channels, and the Internet.


STRATEGIC RELATIONSHIPS

     We have entered into several strategic relationships that we believe will enhance our application portfolio, provide important specialized industry expertise, increase our market penetration, and generate revenue. Some of these key relationships are described below:


     Sun Microsystems is the leading global provider of high-quality hardware, software, and services for expanding the power of networks, including the Internet. With more than $10.0 billion in annual revenues, Sun Microsystems is in more than 150 countries with 26,000 employees worldwide. The President of Sun Microsystems' Computer Division, Masood Jabbar, currently serves on our board of directors. We were recently named as a founding member of Sun Microsystems' Sun Tone Architectural Council, an industry wide initiative to establish service level guarantees on the quality and reliability of network based services through the Internet. Through the SunTone initiative, ASP's such as us, implement and proactively monitor the quality of online services.



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
     e-Net, our UK-based subsidiary, is one of Sun Microsystems' premier resellers in the United Kingdom and is designated as a preferred partner. On January 27, 2000, e-Net was awarded "Reseller of the Year" honors from Sun Microsystems for its commitment to Java technologies, ASP business model, and Internet services. e-Net and Sun Microsystems have a long history in the United Kingdom, together opening the first Java Center in Europe in 1997 and launching one of the first corporate internet service provider, or ISP, businesses in the United Kingdom. Based on a suite of high performance Sun Microsystems servers, this ISP business continues today and now hosts over 200 corporate clients and many ASP implementations and continues to be operated on a pure Sun Microsystems environment.


     Oracle Corporation is a leading supplier of software for enterprise information management. We have chosen Oracle as a database platform of choice for our ASP solutions and are working with Oracle as one of their first dedicated ASP partners. The marketing partnership will include co-marketing on the Oracle Web-site, in Oracle collateral communications, press releases, and on road-shows.



     In the United Kingdom, e-Net is a Premier Partner of Oracle and was one of the first partners chosen by Oracle when they established their own primary reseller channels in the United Kingdom. e-Net remains a Premier Partner in the top tier with tools, middleware and groupware, and specialist expertise in database administration and consultancy. e-Net has recently been elevated by Oracle as one of their select "visionary" partners for Europe and will be working closely with Oracle on emerging European strategic developments.



     NCFE is among the three largest financiers in the health care industry with more than $2.0 billion of assets and an extensive list of clients and relationships across the health care industry. In February 2000, we entered into a seven-year contract pursuant to which we will provide Internet portal solutions for NCFE, including a full suite of health care information services that connect NCFE to its related physicians, clinics, hospitals, and managed care organizations. On September 11, 2000 the contract was extended to a term of 21 years. NCFE's multi-billion dollar base of health care clients represents one of the largest U.S. concentrations of health care providers (over 2,000), producing over 1.5 million transactions per month.



     University Affiliates is a non-profit organization working in conjunction with physicians and 14 affiliated hospitals. University Affiliates offers a full range of management services to its physicians as well as other groups and services more than 2,600 physicians and 80,000 patients. University Affiliates is the largest accredited IPA in the nation and enjoys preferred relationships with Blue Cross, CIGNA, Health Net, Maxicare, and many other well-known health plans. Through our agreement with University Affiliates, we are developing, organizing, and administering a comprehensive health care solution that will provide our products and services exclusively to University Affiliates' client base. The relationship is for a term of 10 years, and University Affiliates will utilize our technologies on an exclusive basis during that period. An integral component of the relationship between University Affiliates and us will be collaboration with our customers to relieve individual care providers of excessive financial risk while improving their administrative capacity and accountability. We are currently in the process of implementing our systems into the University Affiliates network.


     Allscripts is a leading provider of point-of-care medication management and productivity solutions. Allscripts provides services to over 10,000 physicians at 3,000 sites across the US. We have entered a five year Strategic Marketing Agreement and Preferred Vendor relationship with Allscripts, Inc. The partnership designates e-MedSoft as the preferred pharmacy services vendor of Allscripts and also allows for the exploration of integrating Allscripts technology into e-MedSoft's core medical business solutions. In return, e-MedSoft has designated Allscripts as the preferred point of service for prescribing, in-office dispensing and routing solution.


     Metropolitan Health Networks, Inc., is a leading provider of healthcare services in Florida. Metropolitan is the fastest growing healthcare organization in the State, and directly manages the lives of approximately 44,000 patients, and indirectly has access to a million additional patients in Florida, providing an extensive network of affiliated physicians from Miami to Daytona Beach on Florida's East Coast. Metropolitan is focused on providing a managed care solution to physicians and managed care organizations in a new healthcare delivery mode through Internet technology, solutions and e-commerce and has partnered with us for developing, implementing and providing for all of METCARE's electronic healthcare needs. In addition, we entered into a three year Pharmacy Services Agreement with Metropolitan . to provide pharmacy and related services to its network of primary care physicians. Metropolitan will use our pharmacy management solutions including pharmacy and formulary management, claims auditing, drug utilization evaluation, physician




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

office dispensing, and home delivery of prescriptions and other healthcare products ordered via the Internet, all of which are designed to increase patient compliance and satisfaction.


OUR TECHNICAL PLATFORM


     The underlying technologies of our portal services include a Web architecture and systems foundation together with a comprehensive online transaction-processing environment focused on every aspect of health care management. Systems are designed to request, receive, rationalize, and present relevant information to the clinician. Underlying these processes are the capabilities to acquire, validate, and maintain patient and plan-specific directories, house and execute payor and provider-specific rules, as well as analyze and report results. Our ASP system is designed to include the following features:



     - Compatibility: Our technology solution is designed to work with virtually any computer system, including systems at the desktop. The industry-wide challenge of building interfaces to integrate with providers' and payors' existing systems is significantly simplified with our platform. Our platform includes third party, proprietary interfaces and tools that simplify interface creation and data integration.



     - Security: A security model exists defining the relationship among elements in the system and maintains the required information to support all functions, including login, availability of data, user-privileges, user activity and inactivity monitoring, access control, transaction routing, billing, and error messages. Third-party encryption hardware and software provides full authentication, 3DES encryption and VPN availability, as well as firewall technology among all sub-networks throughout the system.



     - Scalability: The system architecture is designed to support redundant network infrastructure and to be distributed across multiple physical servers to enhance scalability. Each ASP point-of-presence will have redundant servers per node, at least two application servers, and two data servers, all linked on high-speed network channels.



     - High Availability: Data centers contain fully redundant systems architecture and are designed to be in operation seven days a week, 24 hours a day, 365 days a year. High availability for these operations will be assured through the use of:


         -   uninterrupted power supply equipment;


         -   building-independent cooling and environmental systems;


         -   duplicated network, application, and database servers;


         -   redundant array of independent disks systems;



         - duplicate high speed telecommunications connections to enable access to the Internet;


         -   automatic fail-over of critical network services; and

         - 24 hour-a-day monitoring of network connectivity, traffic, hardware, and software status.


     - Disaster Recovery: Our facilities and operations will include redundant backup and security to ensure minimal exposure to systems failure or unauthorized access. Incremental backups of both software and databases are performed on a daily basis and a full system backup is scheduled weekly. Weekly backup tapes are stored offsite along with copies of procedures for recovery along with run books, call lists, critical forms, and supplies. Power backup is also maintained throughout the data center should a power outage occur.


CUSTOMER SUPPORT


     We believe that a high level of customer support is necessary to achieve wide acceptance of our solutions. We provide a range of customer support services through a staff of customer service personnel, an e-mail help desk and video conferencing. We also intend to offer web-based support services that are available 24 hours a day, seven days




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
a week, which will be frequently updated to improve existing information and to support new services. We will also employ technical support personnel who will work directly with our direct sales force, distributors, and customers of our applications and services. In some cases, we provide our customers with the ability to purchase maintenance for our applications and services, which includes technical support and upgrades.

PATENTS, TRADEMARKS, AND INTELLECTUAL PROPERTY

     We rely upon a combination of trade secrets, copyright and trademark laws, license agreements, confidentiality procedures, employee nondisclosure agreements, and technical measures to maintain the secrecy of our intellectual property. We believe that patent, trade secret, and copyright protection are less significant to our success than our ability to further develop applications. We have several trademarks in the United States and internationally.

COMPETITION

     The market for health care information systems and services is highly competitive, rapidly evolving, and subject to rapid technological change. Many of our actual and potential competitors have announced or plan to introduce Internet strategies. Our competitors can be divided into the three key segments: connectivity, content, and commerce.


     Connectivity Segment



     Physicians and other providers have begun to organize themselves into large networks in response to managed care contracting by employers. These large enterprises include multi-specialty medical groups (such as Cleveland Clinic and Scripps Clinic), integrated delivery systems of doctors, hospitals, and home care (such as Henry Ford Health Care, and Healthsystem Minnesota), Independent Physicians/Practice Associations (IPAs such as the North American Medical Management division of PhyCor and Hill Physicians), and a variety of similar entities. Traditional suppliers of information systems to this market include IDX, Medic, HBO-CyCare, SMS, EPIC, and Medical Manage. Each has begun an effort to Web-enable their applications. Newer entrants into the market include companies such as Trizetto and CareInsite.



     Connecting these provider organizations to payors for claims reimbursement through Electronic Data Interface is routine, compared to less routine services such as obtaining online eligibility data, claims status, and credentialing. For IPAs, the lack of connectivity is a real problem and companies like Healtheon have entered this market with Internet products.



     A third segment of the connectivity market involves linking the patient to the physician's office, hospital, or managed care organization, using a consumer web page, health risk assessment, lab result reporting, and other features. A number of smaller regional players have entered this market (such as Central Station, LifeMaster, and LifeStar) with consumer-oriented wellness and disease management products.



     Content Segment


     The Internet is an ideal platform on which to build content-based service offerings. While thousands of health care-related Web sites have been created during the last few years, a limited number of for-profit companies are emerging as the leading candidates to become health care portals. These companies typically target either consumers or physicians and, in some cases, both groups. While individual strategies vary, content companies generally focus on creating and aggregating content, building communities, offering value-added services, and facilitating commerce. Accordingly, successful business models in this segment will likely rely on multiple revenue streams, including advertising, sponsorship, service, commerce, and other service-related fees.


     Like most Internet companies, content providers strive to get big fast. The leading content companies are typically one of the first movers in their space. Through internal development, partnerships, and acquisitions these companies focus on rapidly creating high quality content and service offerings, acquiring customers, and building powerful brand names. Competitors in this segment include such companies as America's Doctor Online, Intelihealth, Dr. Koop.com, and Physician's Online. Our focus in this area is not to compete with these solutions but rather to partner with them to include them in our solutions.




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

     Commerce Segment



     E-commerce is dramatically changing the way businesses interact with customers and is contributing to a re-design of fundamental business processes, such as sales, customer service, and inventory management. In the health care market the range of products that can be offered online is broad and not encumbered by space constraints. While many of the consumer-oriented health care e-commerce sites serve as shopping destinations for the direct purchase of goods and services many of the business-to-business e-commerce companies are focused on creating online business communities that facilitate the purchase of health care products. These companies are creating Web-based markets that aggregate vendors' products at one site, streamline workflow for purchases, and enhance communications between buyers and sellers.



     The business-to-business e-commerce companies allow purchasers to benefit from time and cost savings, while sellers are provided with an online distribution channel that typically expands well beyond their traditional reach. In addition to aggregating products and providing value-added content, many of the business-to-business e-commerce companies provide customized applications designed to be integrated into a customer's daily business process, further tightening the vendor-customer relationship. These companies are paid fees based on a percentage of the transaction, usually by the seller. While companies plan to process and fulfill orders, they generally do not warehouse products and, therefore, do not face inventory risks. Successful commerce companies will need to provide high quality and secure service to overcome any psychological barriers to purchasing health care products online. Additionally, the Internet allows consumers to make price comparisons instantly, resulting in a highly competitive environment and in potential margin pressure. Providing products and services in all three segments and forming a strong brand around all of them will be the best defense against pricing pressure and provide for profitable growth. The most notable competitors in the e-commerce segment include ChannelPoint, Chemdex, Neoforma, and PlanetRx.


TRADITIONAL HEALTH CARE INFORMATION TECHNOLOGY (HIT) COMPANIES

     In addition to the Internet health care companies, the leading companies from the traditional HIT industry compete against us. These companies are pursuing Web strategies that generally focus on two goals: Web-enabling existing product lines and creating Web-based offerings with entirely new functionality, such as disease management applications and connectivity solutions.


     These companies have several advantages over the Internet health care companies, including a large customer base and strong customer relationships, deep domain expertise, and a thorough knowledge of the legacy IT infrastructure. They, however, are disadvantaged in other ways. HIT companies typically possess different core competencies and managerial strengths, focusing more on mainframe and client/server technologies. This presents a difficult situation for them in extending those solutions to leverage the Internet and also can have a detrimental effect on the sales of existing legacy product lines.


     We face intense competition within all three Internet market segments. Furthermore, major software vendors and others, including those specializing in the health care industry that are not presently offering applications that compete with those offered by us, may enter our market. In some cases, large customers may have the ability to compete directly with us as well. Many of our competitors and potential competitors have significantly greater financial, technical, development, marketing, and other resource capacity as well as greater market recognition than we have. Many of our competitors also have or may develop or acquire a substantial established and installed customer base in the health care industry. As a result of these factors, our competitors may be able to respond much faster to new or emerging technologies and to devote greater resources to the development, promotion, sales, and delivery of their applications or services than we can.



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LEGAL PROCEEDINGS



From time to time, we are party to routine litigation involving various aspects of our business. As of the date of this Prospectus, except as described below, none of such pending litigation, in our opinion ,will have a material adverse impact on our consolidated financial condition.



SUTRO NASD ARBITRATION



A dispute between Sutro & Co., and us is currently being arbitrated before the National Association of Securities Dealers. We made the claim in our counter-claim that Sutro committed fraud, breach of fiduciary duty, negligent misrepresentation, professional negligence, and breach of contract arising from Sutro's activities as an investment banker for us. We seek compensatory damages and injunctive relief. Sutro & Co. initiated the dispute with a claim for compensatory and punitive damages and declaratory and injunctive relief arising our alleged unjustified refusal to (1) honor warrants we issued to Sutro to purchase shares of our common stock; (2) register all of Sutro's e-Medsoft.com's common stock and warrants as allegedly required by the parties' Registration Rights Agreement; (3) provide Sutro with its shareholder voting rights consistent with the shares it acquired by exercise of the warrants, and (4) pay $150,000 plus expenses for certain investment banking services allegedly rendered by Sutro to us. This dispute is in the discovery stage. There have been no hearings or determinations on the merits. No date has been set for the formal adjudication.



ICON CAPITAL V. E-MEDSOFT.COM



Icon has sued us, and many others, in the Superior Court of the State of California for the County of Los Angeles (Central District), Case No. BC22981,for damages arising from alleged breaches of fiduciary duty allegedly owed to a shareholder of Sanga International, Inc., a corporation currently in bankruptcy. In essence the suit claims that certain of our intellectual property and ideas are the property of Sanga. The action has been answered. This matter has been vigorously contested, and we have rejected an early settlement offer made by plaintiff. This matter was removed to United States Bankruptcy Court (Central District) on a claim that the action is a derivative action improperly made on behalf of Sanga International, a bankruptcy debtor. The bankruptcy court held that this action was a derivative action of Sanga and further enjoined Icon and all other persons and entities from pursuing this state court action. We intend to take such actions as are necessary to cause this action to be dismissed.



PRIMERX.COM



     Since April 2000, we have consolidated the results of operations of PrimeRx.com with ours. Among other factors, this consolidation is based upon a 30 year exclusive management contract with PrimeRx and our ownership of approximately 29% of PrimeRx. Our ownership interest was obtained effective as of April 12, 2000, pursuant to the exercise of an option to exchange shares of our common stock for shares of PrimeRx common stock held by the principal stockholders of PrimeRx, consisting of Dr. Prem Reddy and a related trust. Notwithstanding the principal stockholders' exercise and delivery of their option to acquire our stock in exchange for PrimeRx stock, their participation in a prior registration of a portion of those shares, and other actions consistent with the arrangement, following a significant decline in the price of our common stock they claimed, among other allegations, that they were misled as to the tax consequences of their exercise of the options. They made this claim although they admit at the time they were represented by separate and qualified tax counsel. We believe their allegations are without merit, have denied them, and over several months have attempted to address their issues.



     On December 13, 2000, the principal stockholders filed a complaint against us and other parties in connection with the stock option agreement and exchange of shares for fraud, negligent representation, breach of oral contract, promissory estoppel, declaratory relief and breach of fiduciary duty in the Superior Court of the State of California for the County of Los Angeles (Central District), entitled Prime A Investments, LLC and Dr. Prem Reddy vs. e-MedSoft.com, et. al (Case No. BC241745). This complaint was dismissed without prejudice on December 15, 2000. In the event these PrimeRx stockholders refile their complaint or otherwise pursue their claims against us, we plan to vigorously defend our position.




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


     We recently filed a claim against Dr. Reddy and others alleging fraud, breach of contract, breach of fiduciary duty and other business torts relating to the management agreement with PrimeRx. We are seeking damages in excess of $12 million and a permanent injunction against Dr. Reddy precluding him from interfering with the consolidated operations of PrimeRx. On March 5, 2001, the Superior Court of California for the County of Los Angeles issued a Temporary Restraining Order and Order to Show Cause against Dr. Reddy precluding him from entering upon the premises of the consolidated operations of PrimeRx, bringing weapons on to the premises, threatening the murder of any employees, shareholders, directors, contractors, and others, or destroying or altering any of our property, files, records or those of PrimeRx. As of this date, defendants have not answered the complaint or assert any cross-claims.



     We and other shareholders of PrimeRx believe that our ownership interest in PrimeRx was legally and validly acquired and we are the owners of the shares we purport to own in PrimeRx. However, if the principal stockholders' file the above or a similar complaint against us, and if a court ultimately finds in their favor, we could experience adverse consequences if we were to deconsolidate PrimeRx from our financial statements, including a write-off of goodwill recorded at the time of our acquisition of our ownership interest in PrimeRx, which was $33.9 million at December 31, 2000, a possible charge to earnings for the establishment of a reserve against amounts we have advanced to PrimeRx under our management agreement, which amounted to $13.1 million as of December 31, 2000, and a reduction in our revenues attributable to our pharmacy services, which amounted to $53.7 million for the nine month period ended December 31, 2000 or additional monetary damages.



VIDIMEDIX CONTINGENCIES



     In November 2000 the Company settled a legal dispute with certain of the prior shareholders of VidiMedix. This agreement was amended in February 2001. Under this amended settlement agreement, the Company will issue $3,350,000 in shares of its common stock to satisfy the earn out provisions in the VidiMedix purchase agreement. The number of shares required to be issued is the higher of 1,302,354 or the product of $3,350,000 divided by weighted average closing price calculated using the first six days of the nine days prior to whichever of several reference dates would result in the greatest number of shares to be issued. For example, based on a closing date of January 5, 2001, the shares required to be issued under the average closing price calculation would be 5,687,607 shares. This issuance of additional shares have been accounted for in the third quarter of 2001 as an addition to goodwill. If registration of these shares is not effective by April 30, 2001, we will be required at the option of the prior VidiMedix shareholders to pay these VidiMedix shareholders the greater of (i) $4,000,000 or (ii) the product of (A) the number of shares to be delivered times (B) the weighted average closing price for the first six of the nine trading days preceeding April 30, 2001, or other applicable reference date. In February 2001 the Company settled a dispute with those VidiMedix shareholders who were not parties to the November settlement agreement. Under this agreement the Company is obligated to issue 136,113 shares of common stock.








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EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION



GOVERNMENT REGULATION



Certain of our businesses, including our pharmacy management services, may be subject to extensive federal, state and local laws and regulations as described below.



Fraud and Abuse Enforcement.



Various federal laws prohibit the submission of false or fraudulent claims, including claims to obtain payment under Medicare, Medicaid and other government healthcare programs. False claims include, but are not limited to, billing for services not rendered and misrepresenting actual services rendered in order to obtain higher reimbursement. Penalties for violation of these laws include civil and criminal fines, imprisonment and exclusion from participation in federal and state healthcare programs. In recent years, federal and state government agencies have increased the level of enforcement resources and activities targeted at the healthcare industry. In addition, the federal False Claims Act allows an individual to bring lawsuits on behalf of the government, in what are known as qui tam or "whistleblower" actions, alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. The use of these private enforcement actions against healthcare providers has increased dramatically in the recent past, in part because the individual filing the initial complaint is entitled to share in a portion of any settlement or judgment.



Further, the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") created civil penalties for conduct including improper coding and billing for unnecessary goods and services. HIPAA also broadened the scope of the fraud and abuse laws by adding several criminal provisions for health care fraud offenses that apply to all federal health programs. In addition, federal enforcement officials may exclude from the Medicare and Medicaid programs any person or entity that has committed health care fraud. HIPAA also created new enforcement mechanisms to combat fraud and abuse, including the Medicare Integrity Program and an incentive program under which individuals can receive payment for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds.



The federal "anti-kickback" statute prohibits some business practices and relationships under Medicare, Medicaid and other federal healthcare programs. These practices include the payment, receipt, offer or solicitation of money in connection with the referral of patients covered by a federal or state healthcare program. Violations of the anti-kickback law may be punished by a criminal fine or imprisonment for each violation, civil monetary penalties and damages of up to three times the total amount of remuneration, and exclusion from participation in federal or state health care programs.



We endeavor to conduct our operations in compliance with applicable laws, including healthcare fraud and abuse laws. If we identify any practices as being potentially contrary to applicable law, we will take appropriate action to address the matter, including, where appropriate, disclosure to the proper authorities.



Health Information Practices.

The Administrative Simplification Provisions of HIPAA require the use of uniform electronic data transmission standards for the electronic exchange of financial and administrative transactions and data. Financial and administrative transactions include claims, claim attachments, enrollment and disenrollment, eligibility, health care payment and remittance advice, premium payment, claims status, and referral certification and authorization. On August 17, 2000, the Health Care Financing Administration published final regulations establishing electronic data transmission standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. Compliance with these regulations is required by October 2002, however, the impact that these final regulations will have on us cannot be predicted.



HIPAA also requires the Health Care Financing Administration to adopt standards to protect the security and privacy of health-related information. The final rules were issued by the Department of Health and Human Services on December 28, 2000. These regulations require healthcare providers to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. These standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to impose those rules, by contract, on any business associates to whom such information is disclosed. Violations of the Administrative Simplification Provisions of HIPAA could result in civil penalties and criminal fines and imprisonment.



Compliance with these privacy regulations is required by February 2003, however, their effectiveness could be further amended or delayed. In fact, upon taking office, the Bush Administration temporarily postponed the effective date of regulations that had been published at the end of the Clinton Administration but which had not become effective, which included these regulations. If these privacy regulations become effective as currently drafted, they will extensively regulate the use and disclosure of individually identifiable health-related information.



At this time, we anticipate that we will be able to fully comply with those HIPAA requirements that have been adopted. However, we cannot at this time estimate the cost of such compliance. Although the new health information standards are likely to have a significant effect on the manner in which we handle health data and communicate with payors, based on our current knowledge, we believe that the cost of our compliance will not have a material adverse effect on our business, financial condition or results of operations.


EMPLOYEES


     As of February 22, 2001, we employed over 600 employees and 32 contractors providing services in development and engineering, delivery and support, sales and marketing, and corporate finance and administration. We intend to increase our employee base as we expand.



     None of our employees is represented by a labor union, and we have never experienced a work stoppage. We believe we have a good relationship with our employees. Our ability to achieve our financial and operational objectives depends in large part upon our continuing ability to attract, integrate, retain, and motivate highly qualified sales, technical, and managerial personnel, and upon the continued service of our senior management and key sales and technical personnel, most of whom are not bound by employment agreements.


FACILITIES AND OFFICES

     GENERAL


     Our principal offices are in Jacksonville, Florida, Los Angeles, California and Bristol, England. We also have an office in Perth, Australia, and additional facilities in England (3), Nevada (2) and California (3). These offices and facilities are leased. We believe that our existing facilities are adequate to meet our current needs. In addition, we own or lease computer and communication equipment necessary to operate our businesses. .


     OFFICE LEASES

           1300 Marsh Landing Parkway, Suite 106
           Jacksonville, Florida

           20750 Ventura Boulevard, Suite 320
           Woodland Hills, California

           130 Camino Ruiz
           Camarillo, California

           151 Shipyard Way
           Newport Beach, California


           511 Amigos Drive
           Redlands, California



           5 Cactus Garden Drive, Blvd. B
           Henderson, Nevada


           Sir William Lyons Road
           Coventry, England

           8A Kings Parade
           Cambridge, England


           2530 The Quadrant
           Aztec West
           Almondsbury
           Bristol, England


           57 Great Eastern Street
           London, England

           Level 18, Central Park
           152-158 St George's Terrace
           Perth, Western Australia


                                   MANAGEMENT


EXECUTIVE OFFICERS, KEY EMPLOYEES, AND DIRECTORS


     The following table sets forth certain information regarding our executive officers, key employees, and directors as of February 22, 2001.



     NAME                   AGE  POSITION HELD
     ----                   ---  -------------
     John F. Andrews        46   Chairman of the Board, Chief Executive Officer,
                                   and President
     Margaret A. Harris     53   Chief Financial Officer

     John Shepherd          39   Chief Operating Officer

     Ian McPherson          52   Managing Director of e-Net

     Donald H. Ayers        64   Director

     Masood Jabbar          49   Director

     W. Cedric Johnson      48   Director

     Albert Marston         64   Director

     Sam J.W. Romeo, M.D.   59   Director


     JOHN F. ANDREWS has served as our Chairman of the Board, President, and Chief Executive Officer since January 1999. Mr. Andrews served as Chief Executive Officer of Sanga International, one of our significant stockholders, from April 1998 until July 1999. Mr. Andrews continues to serve on the board of directors of Sanga International. During November 1999, Sanga International filed for protection pursuant to Chapter 11 of the

Uniform Bankruptcy Code in Los Angeles, California. Prior to joining Sanga International, Mr. Andrews was Chief Information Officer of CSX Corporation and Chief Executive Officer of CSX Technology from April 1993 to April 1998. Mr. Andrews was Vice President and General Manager of GTE Health Systems from 1991 to 1993. Mr. Andrews also served as Vice President and General Manager at several other business units at GTE and held positions in information technology, finance, marketing, and field operations. Mr. Andrews has served on the board of directors of PrimeRX.com since April 2000.


     MARGARET A. HARRIS has served as our Chief Financial Officer and Senior Vice President since March 1, 1999. From June 1993 until March 1999, Ms. Harris worked as an independent contractor/consultant providing financial services to various companies including the following: HemaCare Corporation -- July 1993 until July 1994; American Outpatient Services, Corp. -- July 1994 until October 1995, serving as the Acting Chief Financial Officer; GCI RenalCare, Inc. -- December 1995 until December 1996, serving as the Chief Financial Officer; MediaManager, Inc. -- December 1996 to March 1999, serving as the Acting Chief Financial Officer. Ms. Harris served as Vice President of Finance for American Medical International, Inc., one of the largest hospital management companies in the world and a predecessor to Tenet Health Care Holding Corp., from June 1973 until July 1991. Prior to joining American Medical International, Ms. Harris began her career with Arthur Andersen LLP in the audit group.



     JOHN SHEPHERD has served as our Chief Operating Officer and Vice President since August 30, 2000. From March 14, 2000 to August 30, 2000, Mr. Shepherd served as Vice President, Professional Services for the Company. From May, 1998 until March, 2000, Mr. Shepherd served as Vice President of Sales and Integrator Services for Evoke Software Corporation where he founded the professional services organization and created the company's only service mark for commercial grade services. Shepherd also worked for CSX Technology from October, 1993 to May, 1998 in a variety of roles including Director and Group Program Manager where he managed a multi-million dollar budget. Prior to that, Shepherd managed product direction and sales support at GTE Health Systems. A graduate of the Oregon Institute of Technology, he also received a Master's of Business Administration from Jacksonville University .


     IAN MCPHERSON has served as the Managing Director of e-Net since 1995. Prior to Mr. McPherson's current position, he acquired Relay Systems (now called e-Net) in 1997 and merged it into Network Wales Limited, where Mr. McPhearson was Chairman and Managing Director. In 1996 Mr. McPherson formed Network Wales Limited, an Internet services business operating in Wales, which was a joint venture with the U.K. government. From 1992 until 1997, he was Chairman and Managing Director of Syntech Computer Systems, Ltd. From 1989 until 1992, Mr. McPherson was the Chief Information Officer for Ryan International PLC.

     DONALD H. AYERS has served as a member of our Board of Directors since July 2000. Mr. Ayers currently serves as Vice Chairman, Chief Operating Officer, and a director of National Century Financial Enterprises, Inc., a significant stockholder in our company (NCFE). Mr. Ayers has 32 years of experience in the health care industry. In 1990, Mr. Ayers founded Falcon Receivable Systems, Inc., a company which was merged into a subsidiary of NCFE in December 1996. Previously, Mr. Ayers was president of two private healthcare management companies for 10 years and president of Grant Hospital in Columbus, Ohio for 13 years. Mr. Ayers holds a B.S. in Education and Psychology from Muskingum College in New Concord, Ohio and an M.B.A. in Health Care Management from George Washington University.

     MASOOD JABBAR has served as a member of our board of directors since December 1999. Mr. Jabbar currently serves as President of Sun Microsystems, Inc.'s Computer Division. Since joining Sun Microsystems in 1986, Mr. Jabbar has held a number of senior positions, including Vice President of Finance and Planning for Sun Microsystems' field organization, Director of Marketing for the U.S. organization, and General Manager for the Interactive Products Group.

     W. CEDRIC JOHNSON has served as a member of our board of directors since May 2000. Mr. Johnson has served as Chief Executive Officer of Quantum Digital Solutions Corporation, which he founded in June 1995 under the name of CypherComm, since January 1997. Prior to founding Quantum Digital, Mr. Johnson served as President and Chief Executive Officer of ETA Technologies Corporation, an applied sciences firm. Prior to his term at ETA Technologies, Mr. Johnson served as a systems engineer at Rockwell International and was a technology consultant to Fortune 100 companies.

     ALBERT MARSTON, M.D. has served as a member of our board of directors since November 21, 2000. Dr. Marston has served as a Faculty Mediator, for the University of Southern California from 1994--1999 and has been a Mediator for the Los Angeles County Superior, Ventura County and Beverly Hills Courts. Dr. Marston is a Trustee for the Leibovitz Foundation.


     SAM J. W. ROMEO, M.D. has served as a member of our board of directors since September 1999. Dr. Romeo, who has more than 30 years of experience in the health care field, currently serves as the President and CEO of University Affiliates IPA, the nation's first fully accredited IPA. In addition to having held senior faculty positions at the USC School of Medicine, Medical College of Wisconsin, and the St. Louis University School of Medicine, Dr. Romeo has also served as the Medical Director of several health maintenance organizations in California, Florida, and New York, and is licensed to practice medicine in the States of California, Florida, Idaho, Missouri, and Wisconsin. Dr. Romeo received the prestigious Physician Executive of the Year Award given by the American College of Medical Practice Executives in October 1998.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS



     Our bylaws authorize the board of directors to appoint among its members one or more committees consisting of one or more directors. Our board of directors has established an audit committee and a compensation committee. The audit committee is comprised of Masood Jabbar and Dr. Sam J.W. Romeo. The audit committee will review the quarterly and annual financial statements, any significant accounting issues, the scope of the audit with our independent auditors and will discuss with the auditors any other audit-related matters that may arise. The compensation committee is comprised of W. Cedric Johnson and Donald H. Ayers. The compensation committee will determine salaries and bonuses payable to executive officer and administer the stock option plans.


DIRECTOR COMPENSATION AND OTHER INFORMATION


     Directors who are employees of our company do not receive any additional compensation for serving as members of our board of directors. Directors are eligible to participate in our 1999 Stock Compensation Plan and our 2000 Nonqualified Stock Option and Stock Bonus Plan. Upon initial acceptance to the board, our non-employee directors will be granted stock options to purchase 20,000 shares of our common stock. The directors will receive an additional 10,000 options each year they are re-elected to the board. The options will be priced at market based on the grant date and will vest over for a four year period. On July 10, 2000, Messrs. Ayers, Jabbar, Johnson, and Romeo, were each granted options to purchase 20,000 shares of our stock at $8.25 per share. On November 21, 2000, Alpert Marston, M.D., was granted options to purchase 20,000 shares of our stock at $1.625. In addition, each non-employee director will receive a $2,000 stipend per meeting to cover travel expenses.



                             EXECUTIVE COMPENSATION


SUMMARY OF CASH AND OTHER COMPENSATION


     The following table sets forth certain information concerning the compensation for the fiscal year ended March 31, 2000, and the four month period ended March 31, 1999, earned by our Chief Executive Officer and our two other most highly compensated executive officers, who were our only executive officers whose cash salary and bonus exceeded $100,000 during fiscal 2000.

                           Summary Compensation Table


                                                                          AWARDS
                                                                         RESTRICTED    SECURITIES
                                      FISCAL                               STOCK       UNDERLYING
 NAME AND PRINCIPAL POSITION           YEAR    SALARY($)     BONUS($)     AWARDS($)      OPTIONS
 ---------------------------          ------   ---------     --------    ----------    ----------
 John F. Andrews, Chief                2000     $500,000     $540,104           --            --
  Executive Officer..............      1999      125,000           --           --            --

 Marshall A. Gibbs,
  Executive Vice President
  and Chief Technological              2000      215,166      100,000           --        40,000
  Officer (1)....................      1999           --           --     $302,250            --

 Margaret A. Harris,
  Senior Vice President                2000      220,000           --           --        60,000
  and Chief Financial Officer....      1999       18,333           --           --            --


OPTION GRANTS


     The following table provides information on stock options granted to our Chief Executive Officer and other most highly-compensated executives during the fiscal year ended March 31, 2000.



                        OPTION GRANTS IN LAST FISCAL YEAR



                                                                                                        POTENTIAL REALIZABLE
                                                        INDIVIDUAL GRANTS                                 VALUE AT ASSUMED
                              ---------------------------------------------------------------------         ANNUAL RATES
                              NUMBER OF      % OF TOTAL                                                     OF STOCK PRICE
                              SECURITIES       OPTIONS                        MARKET                       APPRECIATION FOR
                              UNDERLYING     GRANTED TO                      PRICE ON                        OPTION TERM
                               OPTIONS      EMPLOYEES IN       EXERCISE      THE DATE   EXPIRATION     ----------------------
NAME                          GRANTED(#)    FISCAL YEAR      PRICE ($/SH)    OF GRANT       DATE           5%         10%
----                          ----------    ------------     ------------    --------   -----------    ---------    ---------
John F. Andrews ...........          --             --              --             --            --           --           --
Marshall A. Gibbs(1) ......          --             --              --             --            --           --           --
Margaret A. Harris ........     180,000          20.8%           $2.50          $2.50    10/31/2004     $124,327     $274,730


Potential gains are net of the exercise price, but before taxes associated with the exercise. The amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5 percent and 10 percent rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock.

YEAR-END OPTION VALUES

     The following table provides information respecting the options held by our Chief Executive Officer and our two other most highly compensated executive officers as of March 31, 2000. The executive officers did not exercise options during fiscal 2000.

                 Aggregated Option Exercises in Last Fiscal Year
                     and Option Values As Of March 31, 2000


                               NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                            OPTIONS AT FISCAL YEAR-END(#)          AT FISCAL YEAR-END($)
                           -------------------------------     ------------------------------
 NAME                      EXERCISABLE       UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
 ----                      -----------       -------------     -----------      -------------
 John F. Andrews                 --                 --                 --                --
 Marshall A. Gibbs(1)        40,000                 --           $595,100                --
 Margaret A. Harris          60,000            120,000           $896,400        $1,792,800


Calculated based upon the closing price of our common stock as quoted on the American Stock Exchange on March 31, 2000 of $17.44 per share.


(1) On August 15, 2000 Marshall A. Gibbs resigned as Chief Technology Officer and Executive Vice President.


EMPLOYMENT ARRANGEMENTS


     On August 31, 1999, we entered into an employment agreement with John F. Andrews, our chairman of the board, president, and chief executive officer. The initial term of the agreement expires in January 2002 and will automatically renew for additional one year periods unless terminated by Mr. Andrews or us. If Mr. Andrews' employment is terminated by us without cause or by Mr. Andrews for "good reason," Mr. Andrews will receive full compensation for the greater of the remainder of the initial term or 18 months from the date of termination. If his employment is terminated by the company with cause, Mr. Andrews will receive compensation for the remainder of the initial term or 12 months from the date of termination, whichever is longer. If Mr. Andrews terminates his employment without "good reason," he will receive no further compensation. Under the agreement, Mr. Andrews' base salary is $500,000 per year, which is to be increased by at least 10% at the end of each year. Mr. Andrews will also receive a whole life insurance policy with a face amount of $2 million for his benefit; the use of a fully insured automobile; club dues for one country club and one luncheon club; disability and medical insurance; an allowance of up to $12,500 per year for professional counseling and services; and four to five weeks of vacation per year.



     Mr. Andrews also had the right to immediately receive shares of our Common Stock without any required payment upon the occurrence of certain events.



     During fiscal 2000, Mr. Andrews' employment agreement was amended. Mr. Andrews waived his rights to the shares earned from inception of his contract through January 15, 2000. In connection therewith, we have agreed to pay Mr. Andrews a bonus for our fiscal year ended March 31, 2000 in the amount of $500,000. In addition, the terms of the contract concerning stock and options were clarified and amended.


     Mr. Andrews now has the right to receive options to purchase shares of our common stock upon the occurrence of the following events:

     a. 5,000 shares for each month he is employed commencing January 15, 2000.

     b. 50,000 shares for each quarter in which we have gross revenues in excess of $7 million commencing with the quarter ending March 31, 2000.

     c. 175,000 shares for each quarter in which we have gross revenues in excess of $20 million commencing with the quarter ending March 31, 2000.

     d. 350,000 shares for each quarter in which we have gross revenues in excess of $50 million commencing with the quarter ending March 31, 2000.


     The option price for the options earned under subparagraph a. above will be zero. The option price for the options earned under b., c., and d., above will be determined by Mr. Andrews at the grant date and the amounts are cumulative.



     In addition to the above, Mr. Andrews is entitled to receive a percentage, on a cumulative basis, of e-MedSoft.com's net profit before taxes as follows:


     a. One percent (1%) of net profit before taxes for each quarter such profit exceeds $1,000,000, plus

     b. Two percent (2%) of net profit before taxes for each quarter such profit exceeds $3,000,000, plus

     c. Three percent (3%) of net profit before taxes for each quarter such profit exceeds $10,000,000, plus

     d. Four percent (4%) of net profit before taxes for each quarter such profit exceeds $20,000,000.


     In the event of a "change in control" of e-MedSoft.com, as defined in Mr. Andrews' employment agreement, Mr. Andrews has the right to terminate the agreement and receive a $2,500,000 payment. We believe it is critical and vital to compensate Mr. Andrews in this manner as Mr. Andrews has chosen to be critical to our success and is likely to be so as we continue our attempts to achieve our business objectives and maximize our growth.



     On August 15, 2000 Marshall A. Gibbs, our Executive Vice President and Chief Technical Officer resigned from the Company and his directorship of B2B, Net Technologies, Ltd, our Australian subsidiary. In accordance with his separation agreement, Mr. Gibbs received 25,000 shares of our stock and a severance payment of $75,000, payable over six months.



     On August 30, 2000, we entered into an employment agreement with John S. Shepherd, our Chief Operating

Officer. The initial term of the agreement expires in August, 2003 and will automatically renew for additional one year periods unless terminated by Mr. Shepherd or us. If Mr. Shepherd's employment is terminated by us without cause or we willfully breach a material provision of this agreement that is not cured within 30 days of written notice by Mr. Shepherd, Mr. Shepherd will receive a lump-sum amount equal to the greater of (1) the sum of twelve (12) months' pay, or (2) the sum of the monthly portion of the current salary times the number of months remaining until the Termination Date. If his employment is terminated by the company with cause, Mr. Shepherd will receive no further compensation. Under the agreement, Mr. Shepherd's base salary is $225,000 per year and he is eligible to receive in addition to his base salary, annual incentive compensation of up to 60% of his then current base salary. The annual incentive compensation will be based on business and personal performance objectives established by the President and Chief Executive Officer.



     Mr. Shepherd has the right to receive options to purchase 150,000 shares of our common stock. Eighty thousand of the options have an accelerated vesting schedule and the remaining 70,000 options shall be subject to normal vesting terms. In addition, Mr. Shepherd is eligible to receive quarterly stock option grants which will be determined by the establishment of milestones which are critical to the success of the company. The annual pool will be 100,000 stock options, with the maximum award each quarter being 25,000.


LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation provide that our company may indemnify, to the fullest extent permitted by the Nevada General Corporation Law, any directors and officers of our company against any and all of the expenses, liabilities, or other matters that such director or officer may incur for conduct as a director or officer.

     Section 78.751 of the Nevada General Corporation Law provides that the articles of incorporation, the bylaws, or an agreement made by the company may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the company. This indemnity and advancement of expenses may not be made to or on behalf of any director if a final adjudication establishes that the director's or officer's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

     In addition, we have adopted provisions in our bylaws that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company.

STOCK OPTION PLANS

1999 STOCK COMPENSATION PLAN


     In February 1999, our board of directors approved the establishment of the 1999 Stock Compensation Plan. This Plan was approved by our Shareholders on February 21, 2000. Our board of directors believes that the 1999 Plan advances our interests by encouraging our employees, officers, directors, and consultants to acquire an equity interest in our company and by providing additional incentives and motivation toward superior performance. Our board of directors also believes it will also enable us to attract and retain the services of key employees, officers, directors, and consultants upon whose judgment, interest, and special effort we depend.



     The 1999 Plan allows the board of directors, or a committee established by the board of directors, to grant stock options from time to time to our employees, officers, directors, and consultants. The board of directors has the power to determine at the time the option is granted whether the option will be an incentive stock option, which is an option that qualifies under Section 422 of the Internal Revenue Code of 1986, or an option that is not an incentive stock option. However, incentive stock options may only be granted to our employees. Vesting provisions are determined by the Board of Directors at the time options are granted.


     The total number of shares of common stock subject to options under the 1999 Plan may not exceed five million shares, subject to adjustment in the event of certain recapitalizations, reorganizations, and similar transactions. Options may be exercisable by the payment of cash or by other means as authorized by the board of directors.

     The 1999 Plan also provides that the board of directors may issue restricted stock pursuant to restricted stock right agreements that will contain such terms and conditions as the board of directors determines.

     Our board of directors may amend the 1999 Plan at any time, provided that the board of directors may not amend the 1999 Plan to materially increase the number of shares available under the 1999 Plan, materially increase the benefits accruing to participants under the 1999 Plan, or materially change the eligible class of employees without stockholder approval.

2000 NONQUALIFIED STOCK OPTION AND STOCK BONUS PLAN


     In March 2000, our board of directors approved the establishment of the 2000 Nonqualified Stock Option and Stock Bonus Plan. Our board of directors believes that the 2000 Plan encourages employees, officers, directors, and consultants to acquire an equity interest in our company and provides additional incentives and awards and recognitions of their contribution to our success and to encourage these persons to continue to promote our best interest.


     The 2000 Plan allows our board of directors to grant stock options or issue stock bonuses from time to time to our employees, officers, directors, and consultants. Options granted under the 2000 Plan will not qualify under Section 422 of the Internal Revenue Code of 1986 as an incentive stock option.


     The 2000 Plan also provides that our board of directors, or a committee, may issue restricted stock pursuant to a restricted stock right agreement containing such terms and conditions as our board of directors deems appropriate.


     The total number of shares of common stock subject to our options and grants of restricted stock under the 2000 Plan may not exceed 3.5 million shares, subject to adjustment in the event of certain capitalizations, reorganizations, and similar transactions. Options may be exercisable by the payment of cash or by other means as authorized by the board of directors.

     Our board of directors may amend the 2000 Plan at any time, provided that the board of directors may not amend the 2000 Plan to adversely effect the rights of participants under the 2000 Plan, without stockholder approval.

OTHER STOCK OPTIONS

     We have issued options to acquire 302,500 shares of our common stock to various employees of e-Net, our U.K. subsidiary. Our board of directors believes that encouraging these U.K. employees to acquire an equity interest in our company is in our best interests and provides additional incentives and motivation toward superior performance for these employees.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding the shares of our common stock beneficially owned as of February 22, 2001 by each of our directors and executive officers, all directors and executive officers as a group, and each person who is known by us to be the beneficial owner of more than 5 percent of our common stock, and each of the selling stockholders. Except as noted, we believe each person has sole voting and investment power with respect to the shares shown subject to applicable community property laws. The selling stockholders have provided us with their information, which we have not independently verified. The term "selling stockholders" include the persons listed below as selling stockholders and their transferees, pledgees, donees, and other successors. Percentage of beneficial ownership based on 78,148,172 shares of common stock outstanding as of February 22, 2001, together with options that are exercisable by that person within 60 days of February 22, 2001. Under the rules of Securities and Exchange Commission, beneficial ownership includes shares that over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 of days are deemed outstanding for computing the percentage ownership of the person holding.



                                             SHARES BENEFICIALLY                            SHARES BENEFICIALLY
                                            OWNED PRIOR TO OFFERING    SHARES BEING         OWNED AFTER OFFERING
NAME AND ADDRESS OF                        ------------------------      OFFERED          -----------------------
BENEFICIAL OWNER(1)                        NUMBER(2)     PERCENT(3)      FOR SALE          NUMBER       PERCENT(4)
-------------------                        ---------     ----------    ------------       --------      ----------

Directors and Executive Officers:

John F. Andrews(5)                         1,202,500         1.5%               --        1,202.500         1.5%
Margaret A. Harris(6)                        120,000            *               --          120,000            *
John Shepherd(6)                              80,000            *               --           80,000            *
Donald H. Ayers(7)                         4,222,000         5.4%        1,750,000        2,472,000         3.0%
Masood Jabbar                                500,000            *               --          500,000            *
W. Cedric Johnson(8)                       1,405,363         1.8%               --        1,405,363         1.7%
Albert R. Marston                                  0            *               --               --            *
Sam J. W. Romeo, M.D.                              0            *               --               --            *
All directors and executive
 officers as a group
 (8 persons)(9)                            7,529,863         9.6%        1,750,000        5,779,863         7.1%

5% Stockholders:

TSI Technologies, LLC                     18,881,460        24.2%               --       18,881,460        23.0%
Sanga International(12)                   10,220,000        13.1%               --       10,220,000        12.5%
National Century Financial
  Enterprises, Inc.(13)                    4,750,000         6.1%        4,750,000               --            *

Other Selling Stockholders:
Healthcare Capital, LLC(13)                2,750,000         3.5%        2,750,000               --            *
University Affiliates, IPA                 1,721,973         2.2%        1,721,973               --            *
Trammel Investors(14)                      1,188,000         1.5%        1,188,000               --            *
Prem Reddy                                   663,750            *          663,750               --            *
Prime A Investments, LLC                      86,250            *           86,250               --            *
Rebecca S. Parrett                           400,000            *          400,000               --            *
Rebecca Parrett Irrevocable Trust            100,000            *          100,000               --            *
Lance K. Poulsen                             380,000            *          380,000               --            *
Barbara L. Poulsen                           380,000            *          380,000               --            *
Ayers LLC                                    557,000            *          500,000           57,000            *
Calpers Surfboard & Co.                      350,000            *          350,000               --            *
Aries Master Fund(15)                        348,727            *          348,727               --            *
Medical Technology Trust(16)                 200,000            *          200,000               --            *
Jacob Wizman(17)                             360,000            *          360,000               --            *
Aries Domestic Fund(18)                      140,333            *          140,333               --            *
Aries Domestic Fund II(18)                    10,940            *           10,940               --            *
JMG Capital Partners LP(19)                  300,000            *          300,000               --            *
JMG Triton Offshore Fund Ltd.(20)            300,000            *          300,000               --            *
Yitzhak and Sela(21)                         100,000            *          100,000               --            *
Murray Firestone                             473,345            *          125,000          348,345            *
Calvin M. Carrera                            437,127            *          125,000          312,127            *
Ziff Asset Management                        100,000            *          100,000               --            *

Larry Hopfenspriger(22)                      325,000            *          325,000               --            *
Moldow Family Trust(23)                      204,000            *          204,000               --            *
Dresdner RCM Global Healthcare Fund           65,200            *           65,200               --            *
James Tindall(24)                            130,000            *          130,000               --            *
Roger Shanafelt and Carolyn
  Shanafelt(25)                              170,000            *          170,000               --            *
Glaser Family Trust(26)                      100,000            *          100,000               --            *
Roger Richter(27)                             50,000            *           50,000               --            *
Arthur Golding Trust UA DTD
 6/26/73(28)                                  86,400            *           86,400               --            *
Sutro Venture Fund 34 LLC(29)                 50,000            *           50,000               --            *
Michael Gorsky(30)                           143,500            *          143,500               --            *
Salovich Irrevocable Trust(31)                50,000            *           50,000               --            *
Steven M. Mizel Roth IRA(32)                 100,000            *          100,000               --            *
Sorochak 1995 Trust(33)                      100,000            *          100,000               --            *
Steve Thomsen(34)                            100,000            *          100,000               --            *
Paul Gonyea(35)                              100,000            *          100,000               --            *
Russell Reiner(36)                            83,333            *           83,333               --            *
David  M. Goldenberg                          33,333            *           33,333               --            *
Paul Guez                                     30,000            *           30,000               --            *
Michael Mora(37)                              28,000            *           28,000               --            *
Ivan Rafowitz(38)                             52,000            *           52,000               --            *
Magnum Financial Group LLC                    53,500            *           10,500           43,000            *
HFIC, Inc.(39)                                25,000            *           25,000               --            *
Anders Hainer(40)                             50,000            *           50,000               --            *
Dan Rooke(41)                                 50,000            *           50,000               --            *
Michael C.S. Thompson Living
 Trust(42)                                    53,500            *           53,500               --            *
Brian Jamison(43)                             53,000            *           53,000               --            *
G&K Venture Technologies Partners(44)         53,000            *           53,000               --            *
Robert Falls Intraviovos Trust
 DTD 4/20/93(45)                              59,500            *           59,500               --            *
Arnold S. Nelson Living Trust
 UA DTD 9/23/82(46)                           60,000            *           60,000               --            *
Peter Scocimara(47)                           50,000            *           50,000               --            *
Pemaxrina Investors LLC-Peter
  Scocimara(48)                               50,000            *           50,000               --            *
Jeremy Verba(49)                              50,000            *           50,000               --            *
Patzakis Family Partnership(50)               50,000            *           50,000               --            *
Adrian Johnson(51)                            50,000            *           50,000               --            *
John Paisley(52)                              70,000            *           70,000               --            *
Marshall A. Gibbs(53)                         45,000            *           45,000               --            *
Jeffrey Childers(54)                          50,000            *           50,000               --            *
Thomas Hardy(55)                              25,000            *           25,000               --            *
IS Investments, Inc.(56)                      25,000            *           25,000               --            *
Natalie Wizman(57)                            50,000            *           50,000               --            *
Tim Wysaske(58)                               50,000            *           50,000               --            *
Joshua S. Goodman(59)                         52,500            *           52,500               --            *
Trevor Colby(60)                              70,001            *           70,001               --            *
Rigney/Friedman Property
  Management, Inc.(61)                        40,000            *           40,000               --            *
Carrey Family Trust(62)                       40,000            *           40,000               --            *
John Gregory Dommel(63)                       33,000            *           33,000               --            *
Israel Gotay(64)                              15,000            *           15,000               --            *
Shukartsi Living Trust(65)                    30,000            *           30,000               --            *
Garson Soe(66)                                30,000            *           30,000               --            *
Witherbee Foundation                          15,000            *           15,000               --            *
Jose I. Moralejo, Jr.(67)                     13,500            *           13,500               --            *
Viviana Partners L.P.                         13,466            *           13,466               --            *
Dickey Family Trust UA DTD
  10/1/78(68)                                 12,500            *           12,500               --            *
Howard Leiter(69)                             25,000            *           25,000               --            *
Bong Suh(70)                                  25,000            *           25,000               --            *
David Peterson(71)                            25,000            *           25,000               --            *
Kathleen Peterson(72)                         25,000            *           25,000               --            *
The Mandel Company(73)                        25,000            *           25,000               --            *
Doug Baron(74)                                19,500            *           19,500               --            *
Mel Markman(75)                               27,500            *           27,500               --            *
Michael Jacobs(76)                            25,000            *           25,000               --            *
Elias Family Trust(77)                        30,000            *           30,000               --            *
Richard Caruso(78)                            25,000            *           25,000               --            *
James E. Vasser Jr.(79)                       28,000            *           28,000               --            *
Seminary Investments(80)                      25,000            *           25,000               --            *
Barbara Linson(81)                            12,500            *           12,500               --            *
Sandra Myers(82)                              25,000            *           25,000               --            *
Michael Siebert(83)                           20,000            *           20,000               --            *
Ethel Danto(84)                               17,500            *           17,500               --            *
Chris & Debra McClelland(85)                  25,000            *           25,000               --            *

Alan Levin and Richard Katz(86)               25,000            *           25,000               --            *
Victoria Hanners & Michael Prochello(87)      25,000            *           25,000               --            *
Patricia McNamara(88)                         21,500            *           21,500               --            *
Douglas Burke(89)                             25,000            *           25,000               --            *
Paul Marut(90)                                12,500            *           12,500               --            *
Craig Golding(91)                             25,000            *           25,000               --            *
Rafael Diaz-Yoserev(92)                       20,000            *           20,000               --            *
Juan M. Lombillo(93)                          20,000            *           20,000               --            *
Dagoberto J. Garces(94)                       20,000            *           20,000               --            *
Gema Rosello(95)                              10,000            *           10,000               --            *
Lynn Rossom(96)                               20,000            *           20,000               --            *
William Tuttle(97)                            10,000            *           10,000               --            *
Ren Xu(98)                                    21,000            *           21,000               --            *
Lawrence Goodfriend(99)                       10,000            *           10,000               --            *
Aaron Goddard(100)                            10,000            *           10,000               --            *
Carolina Calderin(101)                        15,000            *           15,000               --            *
Peter Scocimara & Julia Scocimara
  Family Trust                                 6,667            *            6,667               --            *
Maida Santander(102)                          10,000            *           10,000               --            *
Armando Chapelli(103)                         10,000            *           10,000               --            *
Carrie Kwok(104)                              10,000            *           10,000               --            *
Brenda Jarvar(105)                            10,000            *           10,000               --            *
Dianne Sattler(106)                           10,000            *           10,000               --            *
Mark and Alison Tunney(107)                   14,000            *           14,000               --            *
Timothy McInerney                              5,000            *            5,000               --            *
Roberto Bayardo(108)                           8,500            *            8,500               --            *
Christopher Condy                              4,000            *            4,000               --            *
Alan Glazer(109)                               8,000            *            8,000               --            *
Richard Weiss(110)                             3,000            *            3,000               --            *
Roman Coppola                                  3,000            *            3,000               --            *
Mauricio Sirvent(111)                          5,000            *            5,000               --            *
Douglas Burke and Ilyssa B. Golding            1,000            *            1,000               --            *
Windamere LLC                                 17,524            *            8,762            8,762            *
Hill Partners Investments 1, Ltd.             25,188            *           12,594           12,594            *
IMEDLink, Inc.                                48,318            *           24,159           24,159            *
Aquila Capital Ventures I, LP                 19,830            *            9,915            9,915            *
Mid South Telecommunications
  Company, Inc                                32,858            *           16,429           16,429            *
Natasha Tichavsky King                         2,976            *            1,488            1,488            *
Robert Langer                                  2,981            *            1,491            1,490            *
John A. McMullen                               2,393            *            1,197            1,196            *
Jack W. Moncrief, M.D.                        42,965            *           21,483           21,482            *
Michael Andrew Mountain                        2,384            *            1,192            1,192            *
Michael Beaver                                11,924            *            5,962            5,962            *
Kim Halvorson                                  2,976            *            1,488            1,488            *
John Mayes                                    10,375            *            5,188            5,187            *
Patricia W. Farris                             1,591            *              599              922            *
Philip W. Faris, Jr.                           5,451            *              148            5,303            *
Tom J. Fatjo III                               3,079            *            1,540            1,539            *
Andrew and Mary Anne Heller JTTEN              9,876            *            4,938            4,938            *
William H. Cravens                             7,213            *            2,857            4,356            *
Billy H. Hayden Trust                         26,775            *           13,388           13,387            *
Tom M. Davis Jr.                               5,345            *            2,673            2,672            *
Peter Wells                                      752            *              376              376            *
Jana Davis Wells                              15,220            *            7,610            7,610            *
Tom M. Davis III                              17,199            *            3,522           13,677            *
Empire Ventures                               25,749            *           25,749               --            *
Michael and Roberta Seedman Trust             25,749            *           25,749               --            *
Seaview Holdings, LLC                         25,749            *           25,749               --            *
Roger Muller                                   8,191            *            4,673            3,518            *
Avtar S. Dhillon                               6,437            *            6,437               --            *
Connie C. Lee                                  6,437            *            6,437               --            *
Joel N. Harrison                               6,437            *            6,437               --            *
Richard Budinich                               7,973            *            3,518            4,455            *
Rick Nagle                                     7,973            *            3,518            4,455            *
Jeff Gudman                                    6,900            *            3,382            3,518            *
Lee Family L.P.                                3,219            *            3,219               --            *
R Holdings Capital                             3,219            *            3,219               --            *
Ray Sebastian                                  3,219            *            3,219               --            *
Tyler Glenn                                    3,219            *            3,219               --            *
Edith Timken                                  34,760            *              977           33,783            *
Elizabeth Timken                              34,760            *              977           33,783            *
Peter Toot                                    34,760            *              977           33,783            *
Gendell Family Trust                          14,724            *              651           14,073            *
Henry Applebaum                               14,724            *              651           14,073            *
Yee Mau Chen                                  14,724            *              651           14,073            *
Eltrinic Enterprise Ltd.                      14,723            *              651           14,072            *
Norman Yuen Tsing Tao                         13,252            *              586           12,666            *

David ChungShing Wu                           11,779            *              521           11,258            *
Boris Lutcherhand                              7,362            *              326            7,036            *
Carolina Andretta                              7,612            *              326            7,286            *
George K.K. Tong                               7,362            *              326            7,036            *
Kin Hon Yu                                     7,362            *              326            7,036            *
Vane Clayton                                   5,890            *              261            5,629            *
Mathew Stasior                                 5,594            *              247            5,347            *
Bradley Gendell                                3,681            *              163            3,518            *
John Budinich                                  3,681            *              163            3,518            *
Michael Gudman                                 3,681            *              163            3,518            *
Charles P. Garrison, MD                       34,027            *              160           33,867            *
Hunter Vest, Ltd.                              2,945            *              130            2,815            *
James Auld                                     2,945            *              130            2,815            *
True Will Investments, Ltd.                    2,945            *              130            2,815            *
Edna Liu                                       2,946            *              130            2,816            *
Microscopy Marketing & Education               1,472            *               65            1,407            *
Kathryn Ma                                     1,228            *               54            1,174            *
Alan K. Munro                                  1,227            *               54            1,173            *
Yonanda j.v.d. Doornamden                      1,227            *               54            1,173            *
Gary Hogan                                       589            *               26              563            *
Gregory Kunin                                    589            *               26              563            *
Richard A. Kunin                                 589            *               26              563            *



------------


*     Less than one percent of the outstanding shares of common stock.

(1) Each director and officer of the Company may be reached through our principal executive offices, which are at 1300 Marsh Landing Parkway, Suite 106, Jacksonville, Florida 32250.


(2) The numbers and percentages shown include the shares of common stock actually owned as of February 22, 2001, and that the person will have the right to acquire within 60 days of February 22, 2001. In calculating the percentage of ownership, all shares of common stock that the identified person will have the right to acquire within 60 days of February 22, 2001, upon the exercise of options and warrants are deemed to be outstanding for the purposes of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.



(3) Each of the selling stockholders is assumed to be selling all of the shares of common stock registered for resale. We have no assurance that the selling shareholders will sell any of the securities being registered hereby.


(4) The calculation of percentages of shares of common stock beneficially owned after the offering assumes the exercise of all of the warrants held by the selling stockholders.


(5) Includes 1,202,500 shares underlying stock options held by Mr. Andrews exercisable within 60 days of February 22, 2001, pursuant to the terms of his employment agreement.



(6) Represents shares underlying stock options held by the named person exercisable within 60 days of February 22, 2001.



(7) Includes 1,065,000 shares held of record by Mr. Ayers. Also includes 557,000 shares held by Ayers, LLC, of which Mr. Ayers is the sole member and 250,000 shares underlying currently exercisable warrants held by Mr. Ayers. Also includes 25% of the 2,750,000 shares held of record by Healthcare Capital LLC, 25% of the 4,750,000 shares held of record by National Century Financial Enterprises, Inc., and 25% of the 1,900,000 shares held of record by Intercontinental Investment Associates, Ltd, which represents his percentage interest in these entities. Mr. Ayers disclaims beneficial ownership of the shares held by the trust and the three entities of which he is a 25% owner.



(8) Includes 1,405,363 shares held by Quantum Digital Solutions, Inc. (formerly CypherCom, Inc.) for which Mr. Johnson serves as President.



(9) Includes 1,202,500 shares underlying stock options held by Mr. Andrews exercisable within 60 days pursuant to the terms of his employment agreement and 120,000 shares of our common stock that Ms. Harris has the right to acquire pursuant to stock options exercisable within 60 days, and 80,000 shares of our common stock that Mr.

      Shepherd has the right to acquire within 60 days, and 250,000 shares underlying warrants held by Mr. Ayers.



(10)  Reserved



(11)  Reserved.



(12) The address for Sanga International is Mark Bielenson, c/o Pachulski, Stang, Ziehl & Young, 10100 Santa Monica Blvd., Suite 110, Century City, California 90067.



(13) The address for National Century Financial Enterprises, Inc. and HealthCare Capital, LLC is 6125 Memorial Drive, Dublin, Ohio 43017.



(14) Includes 250,000 shares of common stock underlying warrants held by Trammel Investor exercisable within 60 days of February 22, 2001.



(15) Includes 348,727 shares of common stock underlying warrants held by Aries Master Fund exercisable within 60 days of February 22, 2001.



(16) Includes 200,000 shares of common stock underlying warrants held by Medical Technology Trust exercisable within 60 days of February 22, 2001.



(17) Includes 175,000 shares of common stock underlying warrants held by Mr. Wizman exercisable within 60 days of February 22, 2001.



(18) Includes 140,333 shares of common stock underlying warrants held by Aries Domestic Fund, L.P. and 10,940 shares of common stock underlying warrants held by ARIES Domestic Fund II, L.P., exercisable within 60 days of February 22, 2001.



(19) Includes 125,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(20) Includes 125,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(21) Includes 100,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(22) Includes 145,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(23) Includes 125,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(24) Includes 60,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(25) Includes 100,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(26) Includes 50,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(27) Includes 50,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(28) Includes 50,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(29) Includes 50,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(30) Includes 63,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(31) Includes 50,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.

(32) Includes 50,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(33) Includes 100,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(34) Includes 50,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(35) Includes 50,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(36) Includes 37,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(37) Includes 28,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(38) Includes 26,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(39) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(40) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(41) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(42) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(43) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(44) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(45) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(46) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(47) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(48) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(49) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(50) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(51) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(52) Includes 35,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(53) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(54) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(55) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(56) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(57) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(58) Includes 25,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(59) Includes 22,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(60) Includes 45,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.

(61) Includes 20,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(62) Includes 20,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(63) Includes 16,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(64) Includes 15,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(65) Includes 15,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(66) Includes 15,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(67) Includes 13,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(68) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(69) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(70) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(71) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(72) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(73) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(74) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(75) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(76) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(77) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(78) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(79) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(80) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(81) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(82) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(83) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(84) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(85) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(86) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(87) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(88) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(89) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(90) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.

(91) Includes 12,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(92) Includes 10,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(93) Includes 10,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(94) Includes 10,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(95) Includes 10,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(96) Includes 10,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(97) Includes 10,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(98) Includes 10,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(99) Includes 10,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(100) Includes 10,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(101) Includes 7,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(102) Includes 5,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(103) Includes 5,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(104) Includes 5,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(105) Includes 5,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(106) Includes 5,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(107) Includes 5,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(108) Includes 4,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(109) Includes 3,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(110) Includes 3,000 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.



(111) Includes 2,500 shares of common stock underlying warrants exercisable within 60 days of February 22, 2001.

                              CERTAIN TRANSACTIONS



We have engaged in several transactions and engage in business with affiliates of members of our Board of Directors or significant stockholders of our Company. We believe these transactions were conducted on an arms-length basis and were on terms at the time they were made that are no less favorable to us than what could have been negotiated with independent third parties.


ACQUISITION OF TECHNOLOGY FROM TSI


     On January 7, 1999, we acquired certain rights to a Java-based, online health care management system from TSI, which was formerly known as Sanga e-Health LLC, in exchange for 41,417,176 shares (post-split) of our common stock. TSI is a joint venture formed in December 1998 between Sanga International, Inc. and HealthMed, Inc. John Andrews, our chairman of the board, president, and chief executive officer, served as president and chief executive officer of Sanga International through July 30, 1999.


     The rights we acquired from TSI were subject to a software license agreement between TSI and Sanga International for the subleasing of the healthcare management system's software to end-users. On January 23, 1999, we approved and ratified the termination of the software license agreement. The effect of this termination was the assignment and transfer from Sanga International to us of all right, title, and interest with respect to Sanga International's contractual rights and privileges from their agreement with various healthcare providers for the subleasing of the software. In connection with the termination, previous funding received by Sanga International from such healthcare agreements were transferred to us. The previous funding received from Sanga International was based on certain financing rights owned by HealthMed, Inc., which resulted in agreements to provide an initial funding of $1.5 million for accounts receivable.

ACQUISITIONS AND JOINT VENTURES

     In March 1999, we acquired all the issued and outstanding stock of e-Net, formerly known as Palm Technology Holdings Limited, a UK-based company, which owns all the issued and outstanding stock of U.K. based Relay Business Systems Ltd. We purchased the stock pursuant to a share acquisition agreement, which was originally entered into on July 22, 1998 between the shareholders of Palm Technology and Sanga International, Inc. and subsequently assigned to us.


     We paid approximately $2.2 million in cash. We borrowed $1.5 million of this amount from two private investors and the balance was paid from our working capital. Sanga International transferred its rights to buy Palm Technology to us on January 23, 1999, in exchange for three million shares of our common stock. These shares were contributed by TSI our majority shareholder, and thus this payment did not dilute us or our stockholders. Prior to assigning its rights to us, Sanga International, Inc. had paid approximately $2.4 million to the shareholders of Palm as the initial installment on the purchase price. John Andrews, our chairman of the board, president, and chief executive officer, served as president and chief executive officer of Sanga International through July 30, 1999.



     In February 2000, we entered into a preferred provider agreement with NCFE, one of our significant stockholders, to provide a full suite of healthcare information services throughout its network of physicians, clinics, hospitals, and managed care organizations. As part of the terms of the agreement, NCFE agreed to cancel more than $4.5 million of debt, committed to fund an additional $5 million, provide us access to their distribution channel and be the provider of all of their electronic processing needs in exchange for 9.5 million shares of our common stock. Mr. Ayers, one of our directors, is a director of NCFE.


RELATED PARTY DISCLOSURE


     Our President, Chief Executive Officer, and Chairman of the Board also served as President and Chief Executive Officer of Sanga International through July 30, 1999.



     In December 1998, NCFE, one of our strategic partners, transferred $750,000 to Sanga International in accordance with its agreement to provide an initial funding of $1.5 million for accounts receivable to be derived from signed Master Agreements and Memorandum of Understanding. On January 23, 1999, Sanga International assigned and transferred to us all right, title and interest under or with respect to all of Sanga International's contractual rights and privileges arising from its agreements with various healthcare providers. Additionally, the rights held by Sanga International in and to its funding agreement with NCFE was assigned to us. In connection with these activities, the previous funding received by Sanga International from such healthcare agreements was legally transferred to us and was included in other long-term liabilities at March 31, 1999. Subsequent to and arising out of this assignment, Sanga International transferred $604,970 of the NCFE funding to us. The remaining balance of $145,030 was reflected as a related party receivable from Sanga International at March 31, 1999. During the fiscal year ended March 31,2000, Sanga International filed for bankruptcy and we wrote-off this receivable. In February 2000, NCFE entered into a Preferred Provider Agreement with us and as part of the terms of such agreement, the debt payable to them was converted to equity.


     During the period ended March 31, 1999 and 2000 HealthMed, Inc., a member of TSI paid certain expenses on behalf of us and TSI. In addition, we reimbursed HealthMed for certain of these expenses and paid certain expenses on behalf of TSI. As of March 31, 1999 we had total receivable due from HealthMed and TSI of approximately $15,800. There was no balance due at March 31, 2000.


     In addition, prior to our acquisition of e-Net, e-Net paid certain expenses on the behalf of Sanga's U.K. operations. As of March 31, 1999, we had a receivable of $32,433 in this regard. These amounts were reimbursed to e-Net from us during the fiscal year ended March 31, 2000.



     During the year ended March 31, 2000, we received approximately $1,277,000 in funding from National Trust Properties, Inc. for the issuance of shares and debt. Our former board member and a beneficial shareholder, Mitchell J. Stein, is also an officer and director (but not owner) of NTP.



     During the nine months ended December 31, 2000, we recorded revenue of $1.8 million from consulting and software services provided to a company related to a director of our company. During the same period we also recorded approximately $7.9 million in revenue from another entity, also related through a member of the board of directors, for project management, infrastructure development, e-business implementation and planning and other consulting services. As of December 31, 2000, we had an outstanding balance of approximately $7.7 million due from the two related entities. Subsequent to December 31, 2000 we collected approximately $600 thousand


                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock includes 200 million shares of common stock and five million shares of preferred stock. As of February 22, 2001, there were 78,148,172 shares of common stock outstanding. No shares of preferred stock are outstanding as of the date of this prospectus.


     The following descriptions of our capital stock set forth all material provisions of our Amended and Restated Articles of Incorporation and Bylaws. However, such descriptions are not necessarily complete and, in each instance, reference is made to the copies of our Amended and Restated Articles of Incorporation and Bylaws that are included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our common stock will be entitled to receive such dividends, if any, as may be declared by our board of directors from time to time out of legally available funds. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock will be entitled to share ratably in all our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of our common stock have no preemptive, subscription, redemption, or conversion rights.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Investor Services.

PREFERRED STOCK

     Our board of directors is authorized subject to any limitations prescribed by the laws of the State of Nevada, but without further stockholder action, to issue shares of the authorized preferred stock in one or more series, and to fix and determine the designations, preferences, and relative rights and qualifications, limitations, or restrictions thereon of any series, including voting powers, dividend rights, liquidation preferences, redemption rights, and conversion privileges. As of the date of this prospectus, the board of directors has not authorized any series of preferred stock, and there are no plans, agreements, or understandings for the authorization or issuance of any shares of preferred stock. The issuance of preferred stock with voting rights or conversion rights may adversely affect the voting power of the common stock, including the loss of voting control to others. In addition, the issuance of preferred stock might: restrict dividends on our common stock if preferred stock dividends have not been paid; dilute the equity interest of holders of common stock to the extent that any preferred stock series has voting rights or is convertible into our common stock; and prevent current holders of our common stock from participating in our assets upon liquidation until any liquidation preferences granted to the holders of preferred stock have been satisfied.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF NEVADA LAW AND OTHER PROVISIONS OF OUR ARTICLES OF INCORPORATION

     The provisions of our Amended and Restated Articles of Incorporation and bylaws and the Nevada General Corporation Law summarized below may have the effect of discouraging, delaying, or preventing hostile takeovers, including those that might result in a premium over the market price, and discouraging, delaying, or preventing changes in control or management of our company.


     COMBINATIONS WITH INTERESTED STOCKHOLDERS UNDER THE NEVADA GCL.


     We are subject to the provisions of Sections 78.411 through 78.445 of the Nevada GCL. In general, these statutes prohibit a publicly held Nevada corporation from engaging, under certain circumstances, in a "combination" with an "interested stockholder" for a period of three years after the interested stockholder's date of acquiring shares, unless the combination or the purchase of shares made by the interested stockholder on the interested stockholder's date of acquiring shares is approved by the board of directors of the corporation before that date.

     In addition, these statutes generally prohibit a publicly held corporation from engaging in a combination with an interested stockholder after the expiration of three years after the interested stockholder's date of acquiring shares, other than a combination meeting one of the following requirements: (i) a combination approved by the board of directors of the corporation before the interested stockholder's date of acquiring shares, or as to which the purchase of shares made by the interested stockholder on that date has been approved by the board of directors of the corporation before that date; (ii) a combination approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder proposing the combination, or any affiliate or associate of the interested stockholder proposing the combination; (iii) a combination in which the aggregate amount of the cash and the market value, as of the date of consummation, of consideration other than cash to be received per share by the holders of outstanding common stock of the corporation not beneficially owned by the interested stockholder immediately before that date is at least equal to the higher of the following: (a) subject to certain adjustments, the highest price per share paid by the interested stockholder, at a time when such stockholder was the beneficial owner, directly or indirectly, of five percent or more of the outstanding voting stock of the corporation, for any common stock of the same class or series acquired by such stockholder within three years immediately before the date of announcement with respect to the combination or within three years immediately before, or in, the transaction in which such stockholder became an interested stockholder, whichever is higher; and (b) subject to certain adjustments, the market value per common share on the date of announcement with respect to the combination or on the interested stockholder's date of acquiring shares, whichever is higher; or (iv) a combination in which the aggregate amount of the cash and the market value, as of the date of consummation, of consideration other than cash to be received per share by the holders of outstanding shares of any class or series of stock, other than common stock, not beneficially owned by the interested stockholder immediately before that date is at least equal to the highest of the following, whether or not the interested stockholder has previously acquired any shares of the class or series of stock: (x) subject to certain adjustments, the highest price per share paid by the interested stockholder, at a time when such stockholder was the beneficial owner, directly or indirectly, of five percent or more of the outstanding voting stock of the corporation, for any shares of that class or series of stock acquired by such stockholder within three years immediately before the date of announcement with respect to the combination or within three years immediately before, or in, the transaction in which such stockholder became an interested stockholder, whichever is higher; (y) subject to certain adjustments, the highest preferential amount per share to which the holders of shares of the class or series of stock are entitled in the event of any voluntary liquidation, dissolution or winding up of the corporation, plus the aggregate amount of any dividends declared or due to which the holders are entitled before payment of the dividends on some other class or series of stock; and (z) the market value per share of the class or series of stock on the date of announcement with respect to the combination or on the interested stockholder's date of acquiring shares, whichever is higher.


     An "interested stockholder" is generally defined in the statutes as a person who is (i) the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding voting shares of the corporation; or
(ii) an affiliate or associate of the corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding shares of the corporation. The statutes define a "combination" to include mergers, consolidations, stock sales and asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder.


     ACQUISITION OF A CONTROLLING INTEREST UNDER NEVADA GCL.


     We are also subject to the provisions of Sections 78.378 through 78.3793 of the Nevada GCL. These sections generally provide that any "control shares" acquired by a person in the direct or indirect acquisition of a "controlling interest" in a Nevada corporation, greater than a level of "controlling interest" previously authorized by the corporation's stockholders, (i) shall be divested of all voting rights, except to the extent that the retention of voting rights is authorized by the stockholders of the corporation other than the acquiring person and associated persons, and (ii) may be redeemed, in whole but not in part, by the corporation at the average price paid for the control shares. These sections define "control shares" as those voting shares which an acquiring person and associated persons acquire in the acquisition of a "controlling interest," greater than a level of controlling interest previously authorized by the corporation's stockholders, or within 90 days immediately preceding the date the acquiring person acquired such greater controlling interest. A "controlling interest" is defined in the statutes as the ownership of voting shares sufficient, but for the provisions of Sections 78.378 through 78.3793, to enable a person, directly or indirectly and individually or in association with others, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more, of all of the voting power of the corporation in the election of directors.


     CERTAIN CHARTER PROVISIONS.


     Our Amended and Restated Articles of Incorporation and Bylaws contain a number of other provisions relating to corporate governance and to the rights of stockholders. These provisions include (i) the authority of the board of directors to fill vacancies on the board, and (ii) the authority of the board of directors to issue preferred stock in series with such voting rights and other powers as the board of directors may determine. Among other things, these provisions could have the result of delaying or preventing an acquiror from being able to elect a majority of the board of directors, or otherwise obtain control of our company.

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for our common stock is Computershare Trust Company in Denver, Colorado.

SHARES ELIGIBLE FOR FUTURE SALE


     As of February 22, 2001, we had 78,148,172 outstanding shares of common stock. Of these shares, 36,224,853 million shares are restricted, which means they were originally sold in certain types of offerings that were not subject to a registration statement file with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144. Holders of 16,868,825 outstanding shares of common stock, warrants to purchase up to 5,129,000 additional shares, and options to purchase 750,000 additional shares have certain rights with respect to registration of their shares and the shares underlying their warrants. We are registering for resale in the registration statement of which this prospectus forms a part 16,868,825 outstanding shares, 3,943,000 shares underlying outstanding warrants, and 750,000 issuable upon exercise of options.



     Persons who are deemed our affiliates are generally entitled under Rule 144 as currently in effect to sell within any three-month period a number of shares that does not exceed 1 percent of the number of shares of the applicable class of common stock then outstanding or the average weekly trading volume of such class of common stock during the four calendar weeks preceding the making of a filing with the Securities and Exchange Commission with respect to such sale. Such sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.


     We cannot predict the effect, if any, that sales of shares of our common stock, or the availability of such shares for sale, will have on our stock price. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect our stock price.

                              PLAN OF DISTRIBUTION


     This prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who own shares of our common stock and are issued shares of our common stock pursuant to the exercise of warrants, or their transferees, pledgees, donees, legatees, heirs, or legal representatives who wish to offer and sell such shares (such persons are herein referred to as the "selling stockholder" or "selling stockholders") in transactions in which they and any person acting on their behalf through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act. We have granted registration rights to the selling stockholders. The registration statement of which this prospectus forms a part is intended to satisfy these registration rights. We will receive none of the proceeds from any such sales by selling stockholders. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers, or agents.


     There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares described in this prospectus. Upon our company being notified by a selling stockholder that any material arrangements have been entered into for the sale of shares, to the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth the names of selling stockholders and any other material information with respect to the plan of distribution not previously disclosed. In addition, any shares that qualify for sale pursuant to Section 4 of, or Rules 144 or 144A under, the Securities Act may be sold under such provisions rather than pursuant to this prospectus.

     Selling stockholders may sell the shares being offered by this prospectus from time to time in transactions (which may involve crosses and block transactions) on the American Stock Exchange at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices, or in transactions directly to one or more purchasers, including pledgees in privately negotiated transactions (including sales pursuant to pledges). Selling stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act either as agent or as principal. Broker-dealers participating in such transactions as agent may receive commissions from selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the American Stock Exchange, which commissions may be at negotiated rates where permissible under such rules.


     Participating broker-dealers may agree with selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to selling stockholders. In addition or alternatively, shares may be sold by selling stockholders and/or by or through other broker-dealers in special offerings or secondary distributions pursuant to and in compliance with the governing rules of the American Stock Exchange, and in connection therewith commissions in excess of the customary commissions prescribed by the rules of the American Stock Exchange may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the American Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.


     Selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares.

     If the shares are sold in an underwritten offering, the underwriting and selling group members (if any) may engage in passive market making transactions in our common stock on the American Stock Exchange immediately prior to the commencement of the offering in accordance with Regulation M. Passive market making presently consists of displaying bids on American Stock Exchange limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the common stock during the period of the two full consecutive calendar months prior to the determination of the offering price in connection with a sale pursuant to this prospectus and must be discontinued when such limit is reached. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.


     In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commission from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and some dealers may receive compensation in the form of discounts, concessions or commissions from the purchasers for whom they may act as agent.


     We may agree to indemnify each selling stockholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each selling stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.


                                  LEGAL MATTERS



     The validity of the shares of common stock offered in this prospectus have previously been passed upon for us by Greenberg Traurig, LLP Phoenix, Arizona.


                                     EXPERTS

     The audited financial statements of e-MedSoft.com included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of VirTx as of December 31, 1999 included in this registration statement on Form S-1 have been audited by Carpenter Kuhen & Sprayberry, certified public accountants, as indicated in their reports with respect thereto, and are included in this registration statement on Form S-1 in reliance upon the authority of said firm as experts in giving said reports.


     The audited financial statements of VidiMedix, Inc. included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules for the registration statement. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.


     For further information with respect to e-MedSoft.com and the common stock offered by this prospectus, we refer you to the registration statement, exhibits, and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement is also available through the Securities and Exchange Commission's Web site at the following address: http:\www.sec.gov. Our common stock is quoted on the American Stock Exchange under the symbol "MED."

                          INDEX TO FINANCIAL STATEMENTS


E-MEDSOFT.COM FINANCIAL STATEMENTS



        Financial Statements for the year ended March 31, 2000 and the four months ended March 31, 1999, Together with Independent Auditors' Report:




                                                                                                PAGE NO.
                                                                                                --------
                  Report of Independent Public Accountants ..................................     F-3

                  Consolidated Balance Sheets as of March 31, 2000 and 1999 .................     F-4

                  Consolidated Statements of Operations for the year ended
                  March 31, 2000 and the four months ended March 31, 1999 ...................     F-5

                  Consolidated Statements of Stockholders' Equity
                  and Comprehensive Income (Loss) for the year ended
                  March 31, 2000 and the four months ended March 31, 1999 ...................     F-6

                  Consolidated Statements of Cash Flows for the  year
                  ended March 31, 2000 and the four months ended March 31, 1999 .............     F-8

                  Notes to Consolidated Financial Statements ................................     F-9

        Financial Statements for the nine months ended December 31, 2000 and 1999:


                  Consolidated Condensed Balance Sheets as of December 31,
                  2000 (unaudited) and March 31, 2000 .......................................     F-28

                  Consolidated Condensed Statements of Operations for the three month
                  ended December 31 , 2000 and 1999 (unaudited) .............................     F-29

                  Consolidated Condensed  Statements of Operations for the nine months
                  ended December 1 , 2000 and 1999 (unaudited) ..............................     F-30



                  Consolidated Condensed Statements of Cash Flows for the nine months
                  ended December 31, 2000 and 1999 (unaudited) ..............................     F-31

                  Notes to Consolidated Financial Statements (unaudited) ....................     F-32

VIRTX, INC. FINANCIAL STATEMENTS

        Financial Statements For the Period from January 27, 1999 (Date of Inception) to December 31, 1999, Together With Independent Auditors'
        Report:


                    Independent Auditors' Report ............................................     F-40

                    Assets - December 31, 1999 ..............................................     F-41

                    Liabilities and Stockholders' Deficit - December 31, 1999 ...............     F-42

                    Statement of Operations for the Period from
                    January 27, 1999 (Date of Inception) to December 31,
                    1999 ....................................................................     F-43

                    Statement of Stockholders' Deficit for the Period
                    from January 27, 1999 (Date of Inception) to
                    December 31, 1999 .......................................................     F-44

                    Statement of Cash Flows for the Period from January 27,
                    1999 (Date of Inception) to December 31, 1999 ...........................     F-45

                    Notes to Financial Statements for the Period from
                    January 27, 1999 (Date of Inception) to December 31,
                    1999 ....................................................................     F-46




VIDIMEDIX CORPORATION FINANCIAL STATEMENTS



        Financial Statements For the year ended December 31, 1999 and the three months ended March 31, 2000 and 1999 (unaudited), Together With Report of Independent Public Accountants:



                    Report of Independent Public Accountants ................................     F-51

                    Balance Sheets - December 31, 1999 and March 31, 2000 (unaudited) .......     F-52

                    Statements of Operations for the year ended December 31, 1999
                      and the three months ended March 31, 2000 and 1999 (unaudited) ........     F-53

                    Statements of Changes in Shareholders' Deficit for the year ended
                      December 31, 1999 and the three month period ended March 31, 2000
                      (unaudited) ...........................................................     F-54

                    Statements of Cash Flows for the year ended December 31, 1999 and the three month periods ended March 31, 2000 and 1999
                      (unaudited) ...........................................................     F-55

                    Notes to Financial Statements for the year ended December 31,
                    1999 ....................................................................     F-56

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of e-MedSoft.com:

We have audited the accompanying consolidated balance sheets of e-MedSoft.com (a Nevada corporation) and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the year ended March 31, 2000 and the four months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of e-MedSoft.com and subsidiaries as of March 31, 2000 and 1999, and the results of their operations and their cash flows for the year ended March 31, 2000 and the four months ended March 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Los Angeles, California
June 28, 2000
                                  e-MedSoft.com
                           Consolidated Balance Sheets
                          As of March 31, 2000 and 1999


                                                        2000                  1999
                                                    -------------         -------------
ASSETS

Current Assets:
  Cash and cash equivalents                         $  59,860,827         $      51,712
  Restricted cash                                           5,386               138,435
  Accounts receivable, net of allowance
   for doubtful accounts of $155,012 in 2000
   and $89,271 in 1999                                 17,817,382             4,181,285
  Other receivables                                     2,111,310             1,062,133
  Inventory                                             1,106,960               713,002
  Related party receivables                                    --               193,263
  Prepayments and other                                 1,540,183               381,591
  Deferred taxes                                           14,387                14,555
                                                    -------------         -------------
                                                       82,456,435             6,735,976
                                                    -------------         -------------
Long-Term Assets:
  Property and equipment, net                           2,603,302             1,308,863
  Goodwill, net of amortization
   of $1,205,661 in 2000 and $28,810
   in 1999                                             37,867,333             8,054,630
  Investments                                          26,285,000                    --
  Technology license fee                                2,800,000                    --
  Deferred software costs                               8,640,202                    --
  Deferred financing, net of amortization of
   $361,754 at March 31, 1999                                  --             1,363,439
  Distribution channel                                 36,100,000                    --
  Deferred contract                                    67,462,914                    --
  Other assets                                            881,467                    --
                                                    -------------         -------------
                                                      182,640,218            10,726,932
                                                    -------------         -------------
                                                    $ 265,096,653         $  17,462,908
                                                    =============         =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Line of credit                                    $     807,180         $     967,425
  Accounts payable                                     21,269,973             6,017,183
  Accrued liabilities                                   4,443,805               412,405
  Income taxes payable                                    443,409               165,280
  Related party debt                                      138,782                    --
  Current maturities of long-term debt and
     capital leases                                       942,981               815,898
                                                    -------------         -------------
                                                       28,046,130             8,378,191
Long-Term Liabilities:
  Capital leases                                          739,306               416,409
  Bridge financing                                         67,528             1,361,877
  Other long-term liabilities                                  --             1,193,581
  Lease commitments                                     3,063,700                    --
                                                    -------------         -------------
                                                        3,870,534             2,971,867

Commitments and Contingencies


Minority Interest                                       4,176,862                    --

Stockholders' Equity:
  Common shares, $.001 par value,
   100,000,000 shares authorized,
   75,735,365 and 51,816,470, issued and
   outstanding at March 31, 2000 and 1999,
   respectively                                            75,735                51,816
  Paid in capital                                     244,495,796             6,951,312
  Stock subscription                                   (5,000,000)                   --
  Accumulated deficit                                 (10,569,951)             (904,617)
  Accumulated other comprehensive income                    1,547                14,339
                                                    -------------         -------------
                                                      229,003,127             6,112,850
                                                    -------------         -------------
                                                    $ 265,096,653         $  17,462,908
                                                    =============         =============

The accompanying notes are an integral part of these consolidated balance sheets.

                                  e-MedSoft.com
                      Consolidated Statements of Operations
                      For The Year Ended March 31, 2000 and
                      The Four Months Ended March 31, 1999


                                               2000                 1999
                                           ------------         ------------
NET SALES                                  $ 45,982,416         $  2,649,563


COSTS AND EXPENSES:
  Cost of sales                              35,890,430            1,998,505
  Research and development                    1,515,054               38,619
  Sales and marketing                         5,255,502              188,340
  General and administrative                  8,743,921              386,859
  Non-cash compensation                         832,240              380,158
  Depreciation and amortization               1,916,012               46,303
                                           ------------         ------------
     Total Costs and Expenses                54,153,159            3,038,784

OPERATING LOSS                               (8,170,743)            (389,221)

OTHER INCOME (EXPENSE):
  Interest expense                           (1,889,761)            (376,889)
  Interest income                               281,282                   --
  Other                                          38,150                  421
                                           ------------         ------------
LOSS BEFORE INCOME TAXES,
  EXTRAORDINARY INCOME AND
  MINORITY INTEREST                          (9,741,072)            (765,689)

EXTRAORDINARY INCOME                            357,152                   --
                                           ------------         ------------
LOSS BEFORE INCOME TAXES AND
  MINORITY INTEREST                          (9,383,920)            (765,689)

TAX PROVISION                                  (360,798)            (138,928)

MINORITY INTEREST, NET OF TAXES                  79,384                   --
                                           ------------         ------------

NET LOSS                                   $ (9,665,334)        $   (904,617)
                                           ============         ============

BASIC AND DILUTED LOSS PER SHARE           $      (0.17)        $      (0.02)
                                           ============         ============

WEIGHTED AVERAGE SHARES OUTSTANDING          56,345,463           38,061,371
                                           ============         ============


The accompanying notes are an integral part of these consolidated financial statements.

                                  e-MedSoft.com
                    Consolidated Statements of Stockholders'
                     Equity and Comprehensive Income (Loss)
                      For The Year Ended March 31, 2000 and
                      The Four Months Ended March 31, 1999



                                COMMON SHARES
                            -----------------------
                                                                                                    ACCUMULATED
                                                                                                       OTHER
                                                         PAID-IN         STOCK       ACCUMULATED   COMPREHENSIVE      TOTAL
                             NUMBER        AMOUNT        CAPITAL      SUBSCRIPTION     DEFICIT     INCOME  (LOSS)     EQUITY
                           -----------   -----------   -----------    -----------    -----------   --------------  -----------
Opening Balance,
 TSI
 December 1, 1998                   --    $       --    $       --      $      --      $      --    $        --    $        --

Recapitalization of
 e-MedSoft                   7,801,150         7,801         2,476             --             --             --         10,277

Restricted
 common stock
 issued for
 acquisition
 of TSI assets              43,970,320        43,970       (43,970)            --             --             --             --

Restricted common
 shares issued
 for services                   45,000            45       155,113             --             --             --        155,158

Issue of warrants
 for services                       --            --       225,000             --             --             --        225,000

Restricted
 common stock
 contributed by
 TSI for acquisition
 of e-Net                           --            --     5,400,000             --             --             --      5,400,000

Restricted
 common stock
 contributed by
 TSI for loan
 inducement                         --            --     1,212,693             --             --             --      1,212,693

Comprehensive income
 (loss):

  Operating losses of
   TSI through acquisi-
   tion, January 7, 1999            --            --            --             --        (33,533)            --        (33,533)

  Operating losses of
  e-MedSoft for the
  period January 8,
  1999 to March 31, 1999            --            --            --             --       (871,084)            --       (871,084)

  Translation
  Adjustment                        --            --            --             --             --         14,339         14,339
                                                                                                                   -----------
Comprehensive loss                  --            --            --             --             --             --       (890,278)
                           -----------   -----------   -----------    -----------    -----------    -----------    -----------
Balance,
  March 31, 1999            51,816,470     $  51,816   $ 6,951,312    $        --    $  (904,617)   $    14,339    $ 6,112,850

Restricted common
 stock issued in
 Acquisitions                1,854,276     $   1,854   $30,179,667    $        --    $        --    $        --    $30,181,521

Restricted common
 stock issued for
 Cash                        8,155,021         8,155    63,625,324             --             --             --     63,633,479

Restricted
 common stock
 issued for
 Assets                     12,627,336        12,627   142,268,035     (5,000,000)            --             --    137,280,662

Warrants issued
 for payment of
 debt                               --            --       505,738             --             --             --        505,738

Common stock
 issued on exercise
 of warrants                 1,216,429         1,217       100,284             --             --             --        101,501


Common stock
 issued on exercise
 of stock options               33,333            33        33,300             --             --             --         33,333

Common stock
 issued for
 services                       32,500            33       615,092             --             --             --        615,125

Stock options
 and warrants
 issued for
 services                           --            --       217,044             --             --             --        217,044

Comprehensive loss:

Net loss                            --            --            --             --     (9,665,334)            --     (9,665,334)

Translation
 adjustment                         --            --            --             --             --        (12,792)       (12,792)
                                                                                                                   -----------
Comprehensive loss                  --            --            --             --             --             --     (9,678,126)
                           -----------   -----------   -----------    -----------    -----------    -----------    -----------
Balance,
  March 31, 2000            75,735,365   $    75,735   $244,495,796   $(5,000,000)   $(10,569,951)  $     1,547    $229,003,127
                           ===========   ===========   ===========    ===========    ===========    ===========    ===========




The accompanying notes are an integral part of these consolidated financial statements.

                                  e-MedSoft.com
                      Consolidated Statements of Cash Flows
                      For The Year Ended March 31, 2000 and
                      The Four Months Ended March 31, 1999


                                                                    2000                 1999
                                                                ------------         ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                      $ (9,665,334)        $   (904,617)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
  Gain on exchange of debt for warrants                             (357,152)                  --
  Provision for doubtful accounts                                    192,854                   --
  Depreciation                                                       739,161               17,493
  Amortization of goodwill                                         1,176,851               28,810
  Amortization of deferred financing costs                         1,243,439              361,754
  Issuance of shares and warrants for services
   provided                                                          832,169              380,158
  Net change in assets and liabilities affecting
    operations, net of acquisitions:
      Accounts receivable                                        (13,572,622)          (1,304,693)
      Inventory                                                     (363,570)               6,713
      Prepayments and other                                       (2,021,919)              78,665
      Related party receivables                                           --             (185,567)
      Accounts payable and accrued liabilities                    17,767,261            1,043,300
      Income taxes payable                                           278,129               93,356
                                                                ------------         ------------
     Cash Used In Operating Activities                            (3,750,733)            (384,628)
                                                                ------------         ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisition, net of cash acquired                        (808,034)          (2,254,658)
  Capital expenditures                                              (844,490)                  --
  Investment in software                                          (4,172,040)                  --
  Payment for deferred contract                                     (511,304)                  --
  Purchase of long-term investment                                  (770,000)                  --
  Other                                                             (147,620)                  --
                                                                ------------         ------------
     Cash Used In Investing Activities                            (7,253,488)          (2,254,658)
                                                                ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on bridge loans                                          (561,068)                  --
  Proceeds from bridge loans                                       3,888,782            1,500,000
  Proceeds from other long-term liabilities                               --            1,500,000
  Payments on other long-term liabilities                                 --             (306,419)
  Repayments of capital lease obligations                           (459,553)              (2,583)
  Funds for minority interests                                     4,176,862                   --
  Proceeds from exercise of stock options and warrants               134,834                   --
  Equity financing                                                63,633,479                   --
                                                                ------------         ------------
     Cash Provided By Financing Activities                        70,813,336            2,690,998
                                                                ------------         ------------
INCREASE IN CASH AND CASH EQUIVALENTS                             59,809,115               51,712
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD              51,712                   --
                                                                ------------         ------------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD              $ 59,860,827         $     51,712
                                                                ============         ============


The accompanying notes are an integral part of these consolidated financial statements.

                                  e-MedSoft.com
                   Notes to Consolidated Financial Statements
                                 March 31, 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation and Risk

e-MedSoft.com ("e-MedSoft" or the "Company") was initially organized in Nevada on August 25, 1986, under the name of High Hopes, Inc., in order to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships.

On January 7, 1999, e-MedSoft acquired the assets of TSI Technologies and Holdings, LLC ("TSI") formerly known as Sanga e-Health, LLC for 41,417,176 restricted shares of the Company's common stock which represented 80 percent of the then outstanding shares. This transaction was accounted for as a reverse acquisition. Therefore, the income and cash flow statements included herein for the four month period ended March 31, 1999 combine the operations of TSI from its inception, December 1, 1998, through the acquisition date and the operations of e-MedSoft after the acquisition through March 31, 1999. The balance sheet at March 31, 1999 includes TSI's assets at the acquisition date at carry over basis.

On March 19, 1999, the Company acquired all of the outstanding shares of e-Net Technology LTD ("e-Net", formerly Palm Technology Holdings, Ltd). This acquisition has been accounted for under the purchase method. On May 28, 1999, e-MedSoft changed its year-end from May 31 to March 31. Accordingly, the results of operations presented herein for the four month period ended March 31, 1999 reflect approximately 13 days of e-Net's operations.

On February 29, 2000, the Company acquired all of the outstanding shares of VirTx, Inc. This acquisition has been accounted for under the purchase method and the results of operations for the fiscal year ended March 31, 2000 reflect approximately 31 days of VirTx's operations.

During the year ended March 31, 2000 the Company acquired a 60 percent interest in an Australian company organized to market and distribute certain of the Company's software products in Australia and Asia under a licensing agreement. In March 2000, the Company's subsidiary in Australia merged with Capricorn, an inactive Australian company listed on the Australian stock exchange. The merger was considered a reverse acquisition with Capricorn as the surviving company. Capricorn changed its name to B2B, Net Technologies, Ltd. Concurrent with this transaction B2B completed an Australian public offering and raised approximately $3.4 million for the funding of working capital. As a result of these transactions, the Company owns 45 percent of B2B and has an irrevocable two-year proxy to vote another 15 percent of B2B's shares that are owned by another stockholder. Therefore, the income and cash flow statements included herein for the year ended March 31, 2000 combine the operations of the Australian subsidiary from its inception date, August 10, 1999, through the merger date and the operations of B2B after the acquisition through March 31, 2000. The balance sheet at March 31, 2000 include B2B's assets at the acquisition date at carry over basis.

e-MedSoft acquired and has continued to develop an Internet-based information and transaction platform application and software designed to facilitate and streamline interactions among physicians, payers, suppliers and patients. However, the Company's revenue and income potential from its Internet solutions business is unproven. For the four month period ended March 31, 1999, the Company generated all its revenue from e-Net's computer hardware and software sales. For the year ended March 31, 2000 primarily all of its revenue was from e-Net's computer and hardware sales. The Company's business plan includes significant cash investments for the implementation and rollout of its Internet-based health care management system, the expansion of its customer base and the integration of newly acquired entities. Management believes that the cash equivalents at March 31, 2000 are sufficient to support these capital needs over the next 12 months. The Company may also require additional funding to support future business ventures and acquisitions. In addition to being subject to all the risks of an early stage enterprise, the Company is subject to numerous other risks, including rapidly changing and evolving standards, an unproven business model, future lack of capital and other risks.


    Principles of Consolidation


The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated. In addition, certain reclassifications of previously reported amounts have been made to conform with the current year presentation.

        Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

        Cash Equivalents

Cash equivalents include money market investments that are redeemable upon demand. The Company places its cash equivalents with high quality financial institutions, however, the funds invested in the money market accounts are not FDIC insured and at times, the funds in the operating accounts may exceed the FDIC insurance limits.


        Accounts Receivable


Accounts receivable consists primarily of trade receivables from the sale of hardware and software to the Company's customers. The Company continually reviews its trade receivables for collectability and provides reserves as needed. The credit risk associated with accounts receivable is limited due to the diversity of the accounts over a significant number of customers with no single customer representing more than 10 percent of the total balance.

        Inventory

Inventory, which consists of purchased computer and software products, is stated at the lower of cost or market. Cost is determined by the first-in, first-out
(FIFO) method. Inventory primarily consists of finished goods.

        Other Receivables

Other receivables primarily consist of amounts due to e-Net from a major supplier for reimbursement of certain promotional and marketing costs.

        Fair Value of Financial Instruments and Concentration of Sales and Credit Risk

The carrying amounts reported in the balance sheets for cash, receivables, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the Company's debt and capital leases approximate their fair value because of the short maturities and/or interest rates which are comparable to those available to the Company on similar terms. The Company's U.K. subsidiary, e-Net, had two customers whose sales represented a significant portion of e-Net's net sales for the year ended March 31, 2000. Sales to these customers were 13.6 percent and 5.6 percent of net sales for the period ended March 31, 2000. e-Net also had two significant suppliers that amounted to 43 percent and 41 percent of purchases for the period ended March 31, 2000. One of these major suppliers is e-Nets strategic partner, Sun Microsystems and the Company believes that the risk of losing this vendor is remote. However, the Company continually monitors its risks by identifying alternative suppliers. As a result, the Company believes that the loss of one or both of these suppliers would not have a material adverse effect on the Company's financial position or results of operations.

        Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method based on the estimated useful life of the related asset. Useful lives are generally three to six years except for leasehold improvements and equipment acquired under capital leases which are amortized over the shorter of the remaining lease term or the estimated useful life of the related asset.

        Goodwill

Goodwill represents the excess of cost over the fair value of net tangible and identifiable assets acquired and is amortized using the straight-line method.

Goodwill related to the acquisition of e-Net is amortized over a ten year life. Goodwill related to the acquisition of VirTx is amortized over a seven-year period. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of undiscounted future net cash flows over the remaining life of the goodwill to determine if impairment has occurred. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent from other asset groups. The Company uses discounted future expected net cash flows to determine the amount of impairment loss.

        Software Development Costs


        The Company is internally developing software and acquiring software that it plans to market to providers, payers, suppliers and consumers through licensing of software and through hosting service as an application service provider. Costs incurred related to the development of software to be licensed prior to technological feasibility have been expensed. Under Statement of Financial Accounting Standards ("SFAS") No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed", once the Company concludes that technological feasibility is obtained, all subsequent development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Software development costs incurred related to software to be used internally as part of a hosting arrangement have been capitalized in accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Internally Developed or Obtained for Internal Use". Software development costs expensed are included in research and development expenses in the accompanying consolidated statements of operations and were approximately $1,515,000 and $39,000 for the fiscal year ended March 31, 2000 and the four month period ended March 31, 1999, respectively. During the year ended March 31, 2000, the Company incurred salary and contractor costs of approximately $2.2 million that were capitalized in accordance with SFAS No. 86 and SOP 98-1, as applicable, and reflected on the consolidated balance sheets.



        Recognition of Revenues


The Company's products and services are provided based upon purchase orders and contractual agreements. Revenue from the sale of hardware and software is recorded upon delivery, installation and acceptance of the equipment at the customer site. Revenue from services is recorded upon performance. Revenue from maintenance contracts is recognized on a straight-line basis over the contract period. The revenue components for the fiscal year ended March 31, 2000 and the four month period ended March 31, 1999 is as follows (in thousands):


                                 2000              1999
                             ----------        ----------
Hardware and Software        $   43,452        $    2,555
Services                          1,331                95
Maintenance                       1,199                 -
                             ----------        ----------
                             $   45,982        $    2,650
                             ==========        ==========


        Research and Development

Research and development costs mainly consist of salaries, consultant fees, and equipment costs for the internal development of new software and Internet products in the United Kingdom and in the United States. During the year ended March 31, 2000 the Company expensed approximately $1.5 million in development costs and capitalized approximately $2.2 million. These development costs were incurred in the United Kingdom for the development of new Internet products and software and in the United States for new Internet products and additional solutions to be integrated with the existing Internet-based health care management system. (See software development costs above)

        Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes," which uses the liability method to calculate income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

        Translation of Foreign Currencies

Assets and liabilities of the Company's foreign subsidiaries are translated at the current exchange rates, and the effects of these translation adjustments are reported as a separate component of stockholders' equity. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates that prevailed over the applicable period.

        Basic and Diluted Loss Per Share

In accordance with SFAS No. 128, "Computation of Earnings Per Share," basic earnings per share is computed by dividing the net earnings available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net earnings for the period by the weighted average number of common and common equivalent shares outstanding during the period.

Common equivalent shares, consisting of incremental common shares issuable upon the exercise of stock options and warrants are excluded from the diluted earnings per share calculation if their effect is anti-dilutive.

A summary of the shares used to compute net loss per share is as follows:


                                           YEAR ENDED     FOUR MONTHS ENDED
                                         MARCH 31, 2000    MARCH 31, 1999
                                         --------------   -----------------
Weighted average common shares
 used to compute basic net loss
 per share ........................        56,345,463        38,061,371
Effect of dilutive securities .....                --                --
                                           ----------        ----------
Weighted average common shares
 used to compute diluted net
 loss per share ...................        56,345,463        38,061,371
                                           ==========        ==========


For the year ended March 31, 2000 and the four months ended March 31, 1999, options and warrants to purchase 5,715,167 and 1,734,429 shares of common stock, respectively, were excluded from the computation of diluted loss per share as such options and warrants were anti-dilutive.


        Recent Accounting Pronouncements


In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which was amended by SFAS No. 137. The Company is required to adopt this new standard in April 2001 for its year ending March 31, 2002. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on the Company's financial condition or results of operations.

        In December 1999, the SEC staff released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. Changes in accounting to apply the guidance in SAB No. 101 may be accounted for as a change in accounting principle. Management has not yet determined the complete impact of SAB No. 101 on the Company; however, management does expect that application of SAB No. 101 will not have a material effect on the Company's revenue recognition and results of operations.

2. BUSINESS COMBINATIONS AND JOINT VENTURES

        Acquisition of Health Care Management System

On January 7, 1999, the Company acquired from TSI, the rights to a JAVA-based, on-line healthcare management system in exchange for 41,417,176 restricted shares (post-split) of the Company's common stock. In addition, in exchange for finder's fees and services, the Company issued 2,553,144 restricted shares of the Company's common stock and 1,035,429 warrants to purchase restricted shares of the Company's common stock exercisable at $.25 per share over five years. As a result of these transactions, TSI owned approximately 80 percent of the then outstanding shares and is considered the acquiring company. This transaction is considered a reverse acquisition that resulted in a capital reorganization. Accordingly, the Company's assets have been reflected at book value and the acquiring company's assets at acquisition date have been reflected at their carryover basis. There has been no goodwill or intangible assets recognized for this acquisition in the financial statements. No significant costs were incurred in preparing the software for commercial use prior to December 1, 1998. In connection with this transaction, the Company completed a 5 for 1 forward stock split having a record date of January 4, 1999, which has been reflected for all data presented.

        Acquisition of e-Net Technology LTD

On March 19, 1999, the Company completed the acquisition of all of the issued and outstanding stock of e-Net Technology Ltd. ("e-Net")(formerly Palm Technology Holdings LTD), a U.K. based company, for approximately $7,600,000 consisting of $2,200,000 in cash and $5,400,000 in stock. e-Net is a diversified computer services company, providing training, technical support, computer software and computer hardware to a broad range of customers. This acquisition has been accounted for under the purchase method and therefore, the financial statements presented herein include the operations of e-Net from the acquisition date.

The Company purchased the shares of e-Net pursuant to a Share Acquisition Agreement, which was originally entered into on July 22, 1998 between e-Net's shareholders and Sanga International ("Sanga"). (During the period, Sanga was a member of e-MedSoft's principal stockholder, TSI, and it ceased being a member on July 30, 1999.) At the close, the Company paid $2,200,000 in cash. Of this amount $1,500,000 was borrowed and the balance was paid out of working capital (see Note 5). In addition, TSI contributed and transferred 3 million of its restricted shares to Sanga for consideration of Sanga's assignment of all rights and obligations under its agreement. These shares have been valued by an independent appraiser at $5,400,000. The following table details the allocation of the e-Net purchase price:


      Purchase price                       $7,590,102
      Acquisition costs                        65,336
                                           ----------
      Adjusted purchase price               7,655,438

Add: e-Net's negative equity                  428,002
                                           ----------
      Goodwill                             $8,083,440
                                           ==========


The Company considered other potential intangible assets for which it may be appropriate to assign value such as franchise agreements, leases and customer lists. The 10-year amortization of goodwill represents management's best estimate of the future benefit of this acquisition.

The following pro forma information, for the four months ended March 31, 1999, gives effect to the acquisition of e-Net as if such transaction had occurred at the beginning of the Company's operations on December 1, 1998 (unaudited):


Net sales                                  $ 8,596,644
Operating expenses                           8,933,552
Amortization of goodwill                       269,629

Net loss                                   $  (851,148)
Net loss per share                         $      (.02)


The pro forma information does not include amortization of financing costs of $361,754 incurred in connection with the transaction since these costs are considered to be one time only costs.

In May 1999, the Company's U.K. subsidiary acquired a small Internet financial services business. This transaction was accounted for under the purchase method. The goodwill resulting from this acquisition was approximately $32,000. During the last quarter of 2000, the Company disposed of this subsidiary and therefore any remaining goodwill was expensed.

        Acquisition of B2B.net Technology LTD


In fiscal 2000 the Company acquired a 60 percent interest in an Australian company to distribute certain e-MedSoft products in various territories including Australia and Asia. The Company paid one Australian dollar for the shares and has entered into a software marketing and license agreement with the subsidiary whereby the Company received $250,000 and will receive royalty payments in return for an exclusive non-transferable right to use, reproduce and exploit certain of the Company's software, including the right to grant sublicenses, in the defined territories. In March 2000, 100 percent of the subsidiary's outstanding shares were exchanged for 100 percent of the outstanding shares of Capricorn, an inactive Australian company listed on the Australian stock exchange. Capricorn was the surviving company and changed its name to B2B Net Technologies, Ltd. ("B2B") Concurrent with the exchange of shares, B2B completed an Australian public offering of approximately $3.4 million for the funding of working capital. As a result of these transactions, e-Med's equity ownership was reduced from 60 percent to 45 percent. A 15 percent shareholder of B2B has issued to e-MedSoft an irrevocable proxy to vote its shares in B2B for the next two years. Therefore, the financial statements of B2B have been consolidated and reflected in the financial statements herein. As of March 31, 2000 the subsidiary had not yet commenced the distribution of product and therefore, no revenues have been generated to date.

        Preferred Provider Agreement with National Century Financial Enterprises


In February 2000, the Company entered into a seven year Preferred Provider Agreement with National Century Financial Enterprises to provide its services and software solutions with respect to all electronic needs of NCFE and to have exclusive marketing access to all of NCFE's clients for the provision of e-MedSoft's products. In addition, the agreement provides for a proprietary Master Portal wherein all of NCFE's and e-MedSoft's products and services will be marketed and sold to NCFE's and e-MedSoft's customers. e-MedSoft will receive fees for its services based on agreed upon fee schedules and negotiated project fees. e-MedSoft issued 9.5 million shares to NCFE in consideration for NCFE 1) entering into the agreement, 2) cancelling approximately $4.8 million of e-MedSoft's debt 3) providing $1 million of equity financing and 4) providing an additional $4 million in financing that will convert into equity upon the ability of NCFE to sell $4 million worth of e-MedSoft stock at a share price in excess of $9.50 per share. The Company is also required to file a registration statement to register these shares. The value of the shares issued was approximately $113 million based on the then current market price of e-Medsoft.com stock on issuance date. This value has been allocated as a
1)reduction of debt 2)financing receivable reflected in equity and 3) value of NCFE's distribution channel and an inducement for NCFE to enter into the agreement representing deferred contract cost. The value of the NCFE distribution channel and deferred contract cost with a combined value of approximately $104 million was supported by an independent appraisal. The fair market value of the assets acquired was based on the value of the equity consideration as determined using an income approach valuation methodology. A seven year forecast of revenues and costs was prepared with the resulting cash flows reduced by working capital and capital expenditures. The net results were then discounted to present value based on a weighted average discount rate of 25 percent. The components of the assets valued were based on their related revenue streams and were approximately $120 million for NCFE to use e-MedSoft technology and $36.1 million for the NCFE distribution channel. The total valuation of these revenue streams was approximately $156.1 million. This valuation was in excess of the market price value of the shares issued and therefore these assets are reflected at the lower value of approximately $104 million. These assets will be amortized on a straight line basis over the contract period once the software is delivered and accepted by NCFE. At March 31, 2000, the Master Portal was still in development and, therefore, the Company did not amortize any of the assets into expense.


        Acquisition of VirTx, Inc.

In February 2000, e-Medsoft.com acquired privately held VirTx, Inc., a leading provider of secure collaborative medical networks that are able to support the implementation of multimedia telemedicine, telehealth, and telescience collaboration. In connection with the transaction, the Company issued approximately 1.9 million shares of e-MedSoft's common stock to the VirTx shareholders and may issue up to an additional $23 million in shares pursuant to an earn-out arrangement. This transaction has been accounted for as a purchase resulting in approximately $31 million of goodwill. The goodwill determination is preliminary and subject to adjustment. The Company is amortizing the goodwill over a seven year period which is managements' best estimate of the future benefit of this acquisition. The following table details the allocation of the VirTx purchase price:


       Purchase price                      $30,181,521
       Acquisition costs                        35,000
                                           -----------
       Adjusted purchase price              30,216,521

Add: VirTx negative equity                     773,033
                                           -----------
       Goodwill                            $30,989,554
                                           ===========


The following pro forma information gives effect to the acquisition of VirTx as if such transaction had occurred at December 1, 1998 (unaudited):


                                             YEAR ENDED        FOUR MONTHS ENDED
                                           MARCH 31, 2000       MARCH 31, 1999
                                           --------------      -----------------
Net sales                                  $ 46,765,039         $  2,787,416
Operating expenses                           56,572,648            3,431,027

Amortization of goodwill                      4,058,156              737,847

Net loss                                   $(15,290,519)        $ (1,881,524)
Net loss per share                         $      (0.27)        $       (.05)

        Acquisition of Software License and Joint Venture with Quantum Digital Solutions Corporation

In March 2000, we acquired an exclusive 10-year license, with an option to extend another 20 years, from Quantum Digital Solutions Corporation ("Quantum Digital"), previously known as CypherComm, Inc., for application of their security encryption and data scrambling technology. We intend to embed the security technology into all of our application services and will seek to develop a separate subsidiary ("Securus") that will focus on selling security solutions to the health care industry. In return for the license, Quantum Digital will receive 25 percent of Securus profits, plus warrants to purchase up to 25 percent of Securus equity at $0.01 per share in the event of a sale of any Securus equity securities. Pursuant to the agreement, we issued to Quantum Digital approximately 1.4 million shares of our common stock for the right to purchase up to 15 percent of the outstanding common stock of Quantum Digital for an aggregate cash purchase price of $15 million, either in a single transaction or in tranches over a period of up to five years. As of March 31, 2000, the Company has purchased .75 percent of Quantum Digital's common stock for $750,000. We will also issue Quantum Digital a 10-year warrant to purchase an additional 1 million shares of our common stock at an exercise price of $20 per share following the introduction of a commercially distributable product using Quantum Digital's technology and receive a seat on Quantum Digital's board of directors. In addition we have established a jointly owned technical lab for further development of the encryption technology to fit various markets. We will fund the lab jointly with Quantum Digital. At March 31, 2000, the Company has reflected approximately $29.1 million on the balance sheet which represents $25 million for the value of the shares issued to obtain the option to acquire equity in Quantum, $750,000 paid upon partial exercise of the option to acquire equity interest and approximately $3.3 million in present value of other commitments made by the Company for the acquisition of the option. The Company made a preliminary analysis of the relative values of the acquired assets and allocated $2.8 million to the value of the technology license and software and $26.3 million to the value of the equity option.

An independent outside appraisal is in process which will determine the final price allocation. The value of the license and software and the value of the equity option will be adjusted when the valuation is completed. The Company does not expect the impact of such adjustment to be material.

3.  SOFTWARE LICENSE/ACQUISITIONS


On January 23, 1999, the Company approved and ratified the termination of the Software License Agreement which was entered into on December 2, 1998 between TSI and Sanga for the sub-licensing of the healthcare management system's software ("Software") to end-users thereof. The effect of this termination was the assignment and transfer from Sanga to the Company of all right, title and interest under or with respect to all of Sanga's contractual rights and privileges arising from their agreements with various healthcare providers for the sub-leasing of the Software. In connection therewith, previous funding received by Sanga from such healthcare agreements was transferred to the Company. The funding received by Sanga was based on an agreement between NCFE and a member of TSI, to provide an initial funding of $1.5 million for accounts receivable to be derived from signed Master Agreements and Memorandums of Understanding. The Company reflected these funds as other long-term liabilities of $1,193,581 at March 31, 1999. In February, 2000, this debt was converted to equity in conjunction with NCFE's preferred provider agreement described in Note 2 above.


On September 1, 1999, the Company acquired from University Affiliates IPA ("UA") a managed care computer software technology for approximately $6,500,000, including a cash payment of $2,000,000 and the issuance of 1,721,973 shares of the Company's common stock with an approximate value of $4,500,000. In addition, the Company entered into a ten-year contract with UA for exclusive access to UA's network of more than 2,500 physicians. The agreement includes revenue sharing of UA's network and exclusive use of the technology in connection with UA's expansion of its physician network. In addition, the Company agreed to finance certain costs to further develop the software. During the year ended March 31, 2000, the Company incurred approximately $3.7 million in development costs of which $2.2 million were capitalized. Such deferred costs along with acquired software costs will be amortized over a three to five year life once the related products are in service.

4.  PROPERTY AND EQUIPMENT

Property and equipment at March 31, 2000 and 1999 consisted of the following:


                                                    2000                1999
                                                -----------         -----------
Computer equipment                              $ 1,359,114         $   552,238
Office equipment, furniture and fixtures            736,117             236,195
Automobiles                                       1,330,533             537,923
                                                -----------         -----------

                                                  3,425,764           1,326,356
Less accumulated depreciation                      (822,462)            (17,493)
                                                -----------         -----------
Property and equipment, net                     $ 2,603,302         $ 1,308,863
                                                ===========         ===========


Property and equipment included assets acquired under capital lease obligations with a cost of approximately $1,060,883 and $915,496 at March 31, 2000 and 1999, respectively.

5.  DEBT AND CAPITAL LEASES


During the four month period ended March 31, 1999, the Company borrowed $750,000 from Trammel Investors, LLC ("Trammel") and $750,000 from Donald H. Ayers for the acquisition of e-Net. These loans were evidenced by secured promissory notes totaling $1,750,000 ("bridge financing"). Trammel's note was $250,000 more than the amount of its loan as payment of a finders fee and certain other costs. The Company also agreed to pay an origination fee to each lender in the amount of 15 percent of the amount of the promissory notes with such fees to be payable in fifteen equal monthly payments commencing April 19, 1999. In connection with this financing the Company issued to each lender five year warrants to purchase 250,000 shares of the Company's common stock at $3.85 (average closing bid of the Company's stock during the five trading days before March 19, 1999). In addition, TSI, the Company's majority stockholder, guaranteed the loans and transferred to each lender one million restricted shares of the Company's common stock as an inducement to make the loans. The Company also entered into a registration rights agreement that provides certain registration rights to the lenders with respect to the two million shares and the shares underlying the warrants. The Company obtained an independent valuation of these shares. The warrants have been valued by the Black Scholes option-pricing model. In line with these valuations the $1,500,000 received from the lenders was allocated between debt and paid in capital. This allocation was based on the total estimated value of notes, shares and warrants received by the lenders. As a result, $1,212,693 was allocated to paid in capital for the shares transferred and warrants issued and $287,307 was allocated to bridge financing debt. The difference between the amount allocated to debt and the actual notes and fees payable resulting from this transaction was $1,725,193. At March 31, 1999 that amount was reflected as deferred financing costs that accrete to the bridge financing debt of $1,750,000 and finance costs payable of $262,500. In addition debt was assumed in the acquisition of e-Net, which included capitalized leases and a line of credit with the Bank of Wales. At March 31, 2000 and 1999, the maximum draw under the line of credit was 1.5 million pounds (approximately $2.4 million) and 1.2 million pounds (approximately $1.9 million), respectively. At March 31, 2000 there was approximately 994,000 pounds or $1.6 million available under this line. Subsequent to year end, the line of credit was increased to 2.0 million pounds (approximately $3.2 million) and extended to June, 2001. The credit facility is secured by the assets of the U.K. operations and contains certain financial and non-financial covenants.


During the fiscal year ended March 31, 2000, the Company renegotiated the terms of this bridge financing. As a result, the $750,000 note payable to Don Ayers was exchanged for 150,000 warrants to acquire 150,000 shares of the Company's common stock at $.01. The warrants were valued at $505,738 and reflected as an increase to paid in capital. The difference between the debt exchanged and the value of the warrants was recorded as an extraordinary gain of $357,152. The payout terms on the remaining note to Trammel for $1,000,000 was extended 24 months to May 19, 2001. The Company made a $300,000 principal payment to Trammel to obtain this extension. The remaining unpaid origination fees of $120,000, in connection with the original transaction were waived by the debt holders. Accordingly, all remaining deferred financing costs of $1,243,439 was amortized and reflected in interest expense.

During the four months ended March 31, 1999, the Company received $1,500,000 from NCFE. These advances were provided in accordance with its agreement to provide an initial funding for accounts receivable to be derived from signed Master Agreements and Memorandum of Understanding. The Company repaid approximately $306,000 of this liability at March 31, 1999.

During the fiscal year ended March 31, 2000, the Company entered into a financing arrangement with NCFE to fund the Company's operations in an amount not to exceed $5,500,000. The obligation, which was secured by the Company's assets, boar interest at prime (9 percent at March 31, 2000) plus 1 percent and was due one year from the draw date or on the date the Company successfully obtained refinancing for the amounts loaned under the financing arrangement, whichever was the earlier date. The Company borrowed $3,500,000 under this agreement.

In February 2000, the Company entered into a Preferred Provider Agreement with NCFE, whereby all of the debt payable to NCFE was converted into equity.

During the year ended March 31, 2000 the Company received approximately $1,277,000 from National Trust Properties, Inc. ("NTP"), a related party as described below, as interim funding of its operations. In consideration for approximately $888,000 of the funding provided by NTP to the Company, the Company issued 287,021 shares of its common stock based on the trading price of the stock at the dates the funds were received. The remaining balance of the funds received of $389,000, was recorded as related party debt. During December 1999 the Company repaid $250,000 of this debt leaving a balance at March 31, 2000 of approximately $139,000. This debt bears interest at prime plus 1 percent and is due within one year from the funding date.

Debt at March 31, 2000 and 1999 is as follows:


                                                                                        2000                1999
                                                                                    -----------         -----------
Bridge financing secured by the Company's assets,
 interest at prime, due May 19, 2001                                                $   688,932       $          --
Bridge financing secured by the Company's
 assets, 12% interest, due May 19, 1999 and related
 origination fees                                                                            --           2,012,500
Related party debt, interest at prime plus 1%                                           138,782                  --
Line of credit, interest at 2.5% above bank base rate (6% at March 31, 2000, average rate of 8%), with
 a minimum interest of 6%, expiring June 2001                                           807,180             967,425
Capital leases, interest at various rates ranging
 from 9% to 11%, expiring from 2001 through 2004                                      1,060,883             581,684
Other long-term liability                                                                    --           1,193,581
                                                                                    -----------         -----------
Total debt                                                                            2,695,777           4,755,190

Less current portion                                                                 (1,888,943)         (1,783,323)
                                                                                    -----------         -----------

Long-term portion                                                                   $   806,834         $ 2,971,867
                                                                                    ===========         ===========


The five year debt maturity schedule is as follows:

                     Year ending March 31:


                           LONG-TERM      CAPITAL
                             DEBT         LEASES         TOTAL
                         ------------  ------------  ------------
     2001                $  1,567,366  $    321,577  $  1,888,943
     2002                      67,528       366,933       434,461
     2003                          --       296,788       296,788
     2004                          --        75,585        75,585
     2005                          --            --            --
                         ------------  ------------  ------------
                         $  1,634,894  $  1,060,883  $  2,695,777
                         ============  ============  ============


6.  OPERATING LEASE COMMITMENTS

At March 31, 2000, the Company had operating lease obligations for office space, primarily branch offices, in England expiring at various dates through 2009 and in California, Florida and Australia expiring at various dates through 2004. The minimum aggregate annual rentals were $624,343, of which $553,287 and $11,500 is reflected in the Company's statement of operations for the fiscal year ended March 31, 2000 and the four months ended March 31, 1999, respectively.

Subsequent to year-end, the Company entered into a lease agreement for additional office space in Florida which expires in 2004. The annual rental for the Florida office space is approximately $81,816.

In addition, in accordance with its agreement with Quantum Digital, the Company has committed to the payment of Quantum Digital's leased space that they will occupy commencing in November, 2000. The minimum annual rental for this lease is $493,140.

Future minimum lease payments on noncancelable operating leases, adjusted for the above subsequent events, is as follows:


            Year ending March 31:
                   2001                         $    984,002
                   2002                            1,203,156
                   2003                            1,131,937
                   2004                            1,035,753
                   2005                              781,431
                   Thereafter                      2,996,985
                                                ------------
                                                $  8,133,264
                                                ============


7. DEFERRED FINANCING

Deferred financing costs resulting from the acquisition bridge financing (see
Note 5) was amortized over the life of the bridge financing. During the year ended March 31, 2000 and the four months ended March 31, 1999, $1,243,439 and $361,754 was reflected in financing costs, respectively.

8.  RELATED PARTY TRANSACTIONS

The Company has transactions with related parties, primarily as a result of the realignment of its operations in connection with the acquisition and development of the healthcare management system. At March 31, 1999, the Company had related party receivables of $193,263. There were no related party receivables at March 31, 2000. In December 1998 NCFE, one of our strategic partners, transferred $750,000 to Sanga in accordance with its agreement to provide an initial funding of $1.5 million for accounts receivable to be derived from signed Master Agreements and Memorandum of Understanding. On January 23, 1999, Sanga assigned and transferred all right, title and interest with respect to all of Sanga's contractual rights and privileges arising from its agreements with various healthcare providers to the Company. Additionally, the rights held by Sanga in and to its funding agreement with NCFE were assigned to the Company. In connection with these activities, the previous funding received by Sanga from such healthcare agreements was legally transferred to the Company and was included in other long-term liabilities at March 31, 1999. Subsequent to and arising out of this assignment, Sanga transferred $604,970 of the NCFE funding to the Company. The remaining balance of $145,030 was reflected as a related party receivable from Sanga at March 31, 1999. During the fiscal year ended March 31, 2000, Sanga filed for bankruptcy and this receivable was written off. In February 2000, NCFE entered into a Preferred Provider Agreement with the Company and converted the debt to equity.

The Company's President, Chief Executive Officer and Chairman of the Board also served as President and Chief Executive Officer of Sanga through July 30, 1999 and is a Co-Manager of TSI, a principal stockholder of e-MedSoft.

During the four months ended March 31, 1999 and the year ended March 31, 2000, HealthMed, a member of TSI, paid certain expenses on behalf of the Company and TSI. In addition, the Company reimbursed HealthMed for certain of these expenses and paid certain expenses on behalf of TSI. As of March 31, 1999 the Company had a total receivable due from HealthMed and TSI of approximately $15,800. There was no balance due at March 31, 2000.

In addition, prior to the Company's acquisition of e-Net, e-Net paid certain expenses on the behalf of Sanga's U.K. operations. As of March 31, 1999, the Company had a receivable of $32,433 in this regard. These amounts were reimbursed to e-Net from the Company during the fiscal year ended March 31, 2000.


During the year ended March 31, 2000, the Company received funding from National Trust Properties, Inc. for the issuance of shares and debt as described above. The Company's board member and a beneficial stockholder is also an officer and director (but not owner) of NTP.


9.  STOCKHOLDERS' EQUITY

On January 7, 1999, the Company issued 43,970,320 restricted shares (post-split) of the Company's common stock and 1,035,429 warrants to purchase restricted shares of the Company's common stock for the acquisition of a healthcare management system. This transaction resulted in a reverse acquisition with TSI as the acquiring company (see Note 2). In connection with this transaction, the Company completed a 5 for 1 forward stock split having a record date of January 4, 1999 increasing the shares outstanding by 6,240,920. The 5 for 1 forward stock split is reflected in the Company's outstanding shares.

In March 1999, the Company issued 45,000 shares of restricted stock as payment for consulting services. The fair market value of these restricted common shares has been expensed as general and administrative expense.

During fiscal 2000, the Company amended its Articles of Incorporation to increase its authorized shares to 100,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. The preferred stock has rights and privileges as determined by the Company's Board of Directors. No preferred shares were outstanding at March 31, 2000 or 1999.

During the year ended March 31, 2000, the Company raised approximately $63.6 million in net funds through the sale of 8,155,021 restricted shares of its common stock. Private placements in December 1999 and March 2000 raised $67.1 million of the gross proceeds through the sale of 7,568,000 restricted shares and warrants to purchase an additional 3,568,000 restricted shares of common stock. The warrants carry an exercise price of $4.00. The gross proceeds from these sales were reduced by approximately $4,988,000 in private placement commissions and expenses. In addition to the fees received, the private placement agent received warrants to purchase 350,000 restricted shares of e-Med's stock at $5.00 per share and warrants to purchase 1,300,000 restricted shares of e-MedSoft stock at $.01 per share. TSI Technologies Holding, LLC, (formerly Sanga e-Health, LLC) a major shareholder of the Company, has agreed to contribute 1,300,000 restricted shares of the Company's stock for the exercise of the 1,300,000 warrants. In return for TSI contributing the 1,300,000 restricted shares the Company agreed to issue TSI 500,000 warrants at the market price on grant date. The Company had previously issued warrants to the private placement agent in May, 1999 to purchase 5,177,145 shares of common stock at various exercise prices. These warrants were subsequently cancelled. In a separate transaction the Company entered into a stock subscription agreement and received $600,000 for the issuance of 300,000 shares of its common stock and agreed to issue another 750,000 shares of its common stock for no additional consideration upon the completion and acceptance of software being developed for the Company. At March 31, 2000 the Company had not received or accepted the software being developed.

During the year ended March 31, 2000 the Company received approximately $1,277,000 from NTP, a related party as described above, as interim funding of its operations. In consideration for approximately $888,000 of the funding provided by NTP to the Company, the Company issued 287,021 shares of its common stock based on the trading price of the stock at the dates the funds were received.

10. WARRANTS, STOCK OPTIONS AND OTHER COMPENSATION ARRANGEMENTS

Warrants


At March 31, 1999, the Company had issued 1,585,429 warrants to purchase 1,585,429 restricted shares of the Company's common stock. The purchase price of the warrants ranged from $0.25 to $3.85 over a five year period with an aggregate purchase price of $2,196,357. Of these warrants, 1,035,429 were issued in connection with the acquisition of the Internet based health care management software and 500,000 were issued in connection with the funding of the e-Net acquisition. In addition, the Company issued warrants to purchase 50,000 shares of the Company's common stock at $.25 to a consultant in exchange for professional services. The Company recorded an expense of $225,000 related to this issuance.


During the year ended March 31, 2000, in addition to the warrants issued through the raising of equity financing (see Note 9), the Company issued warrants to purchase 150,000 shares of common stock at $.01 each in satisfaction of a $750,000 note payable (see Note 5). The Company also agreed to issue 50,000 warrants to purchase 50,000 shares of its common stock at $2.00 for professional services rendered. The value of the 50,000 warrants was approximately $90,300 and was amortized during the year.

Information relating to warrants in 2000 and 1999 is as follows:


                          YEAR ENDED     FOUR MONTHS ENDED
                        MARCH 31, 2000    MARCH 31, 1999
                        --------------   ----------------
Beginning balance         1,585,429                 --
Granted                   4,618,000          1,585,429
Exercised                (1,216,429)                --
Cancelled                   (19,000)                --
                         ----------         ----------
Outstanding               4,968,000          1,585,429
                         ==========         ==========


Stock Options

        1999 Stock Compensation Plan

In February 1999, the Company's Board of Directors approved the establishment of the 1999 Stock Compensation Plan (the "1999 Plan"). The 1999 plan was approved by the Company's stockholders in February 2000. The total number of shares of common stock subject to options under the 1999 Plan is 5,000,000, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. Options may be exercisable by the payment of cash or by other means as authorized by the Board of Directors.

The 1999 Plan also provides that the Board may issue restricted stock pursuant to restricted stock right agreements that will contain such terms and conditions as the Board determines.

The Company has granted stock options to officers and employees. The options expire in 10 years from date of grant, and vest over a three year period. The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees", in accounting for its employee stock options. Accordingly, no compensation cost has been recognized for the 1999 option plan. Had the determination of compensation costs been based on the fair market value at the grant dates for awards under these plans, consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net loss would have been $10,297,408 and $910,560 and basic and diluted loss per share would have been $0.18 and $0.02 for the fiscal year ended March 31, 2000 and the four months ended March 31, 1999, respectively.

2000 Nonqualified Stock Option and Stock Bonus Plan


In March 2000, the Company's board of directors approved the establishment of the 2000 Nonqualified Stock Option and Stock Bonus Plan. The Company's board of directors believes that the 2000 Plan encourages employees, officers, directors, and consultants to acquire an equity interest in the Company and provides additional incentives and awards and recognition of their contribution to the Company's success and to encourage these persons to continue to promote the best interest of the Company.


The 2000 Plan allows the Company's board of directors to grant stock options or issue stock bonuses to the Company's employees, officers, directors, and consultants. Options granted under the 2000 Plan will not qualify under Section 422 of the Internal Revenue Code of 1986 as an incentive stock option. As a result, there was no stockholder approval required to make the plan effective.

The 2000 Plan also provides that the Company's board of directors, or a committee, may issue restricted stock pursuant to restricted stock right agreements containing such terms and conditions as the Company's board of directors deems appropriate.

The total number of shares of common stock subject to the Company's options and grants of restricted stock under the 2000 Plan may not exceed 3.5 million shares, subject to adjustment in the event of certain capitalizations, reorganizations, and similar transactions. Options may be exercisable by the payment of cash or by other means as authorized by the board of directors.

The Company's board of directors may amend the 2000 Plan at any time, provided that the board of directors may not amend the 2000 Plan to adversely effect the rights of participants under the 2000 Plan, without stockholder approval. There were no options granted or outstanding under this plan at March 31, 2000.

     Other Option Issuances

During the year ended March 31, 2000, the Company issued 302,500 options to purchase 302,500 shares of its common stock at $1.00. The value of these options was approximately $529,000 and is being amortized over the vesting periods of twelve to eighteen months. The Company expensed approximately $185,700 for the year ended March 31, 2000.

Information relating to all stock options during 2000 and 1999 is as follows:


                                                  OPTIONS OUTSTANDING
                                     -------------------------------------------------
                                      OPTIONS                            OPTION PRICE
                                     AVAILABLE          NUMBER OF          PER SHARE
                                     FOR GRANT            SHARES            AVERAGE
                                     ----------         ----------         ----------
Balance at inception,
 February 21, 1999                    5,000,000                 --                 --
    Granted                            (209,000)           209,000         $     2.56
    Exercised                                --                 --                 --
    Forfeited                            60,000            (60,000)        $     2.56
                                     ----------         ----------         ----------
Balance at March 31, 1999             4,851,000            149,000         $     2.56
                                     ----------         ----------         ----------
    Available under 2000 plan         3,500,000                 --                 --
    Granted                            (354,000)           354,000         $     4.16
    Granted outside of plans                 --            302,500         $     1.00
    Exercised                                --            (33,333)        $     1.00
    Forfeited                            25,000            (25,000)        $     2.56
                                     ----------         ----------         ----------
Balance at March 31, 2000             8,022,000            747,167         $     2.76
                                     ==========         ==========         ==========


The following table summarizes information concerning outstanding and exercisable options at March 31, 2000:

                                                          OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                                     ------------------------------  --------------------------
                                                        WEIGHTED        WEIGHTED                        WEIGHTED
                                                         AVERAGE         AVERAGE                         AVERAGE
                                                        REMAINING       EXERCISE                        EXERCISE
                                                       CONTRACTUAL        PRICE                           PRICE
                                         NUMBER         LIFE (IN           PER           NUMBER            PER
               RANGE OF EXERCISE       OUTSTANDING       YEARS)           SHARE        EXERCISABLE        SHARE
              -------------------    --------------  --------------  --------------  --------------  ----------
                 $1.00--$1.00            269,167           5.00          $ 1.00           70,556         $ 1.00
                 $2.06--$2.75            337,000           9.55          $ 2.54          184,000         $ 2.54
                 $4.08--$4.28             16,000          10.00          $ 4.14                -              -
                 $6.25--$7.75            125,000          10.00          $ 6.94                -              -
                                        --------         ------          ------         --------         ------
                                         747,167           8.00          $ 2.76          254,556         $ 2.11


As of March 31, 1999, none of the outstanding options were exercisable.

The fair value of each option grant is estimated on the date of grant by using the Black Scholes option-pricing model. The following weighted average assumptions were used:


                                                        2000              1999
                                                    ----------         ----------
Expected dividend yield ....................                 0%                 0%
Expected volatility ........................               100%               110%
Weighted average risk-free interest rates ..              6.02%              5.55%
Expected option lives (years) ..............                 3                  3
Weighted average fair value
  of options granted during the period .....        $     2.70         $     1.76


        Employment Agreements

During the year ended March 31, 2000, the Company entered into an employment agreement with its Chairman and Chief Executive Officer for an initial term of three years beginning January 15, 1999. The agreement, which was amended in January 2000, provides for a base salary, bonus and other benefits. The agreement also provides for a $2.5 million payment to the Executive in the event of a "change in control" of the Company as defined. As part of the amendment, the Executive waived his rights to shares previously earned for his first year of employment under the original agreement in exchange for a $500,000 bonus. The amended agreement provides that the Executive Officer earns 5,000 stock options for shares of the Company's common stock, at no cost to the Executive, for each month of employment and additional options to purchase shares if the Company meets certain sales or net income targets. The price of the options earned based on meeting targets will be determined by the executive at the grant date. For the fiscal year ended March 31, 2000 the Company expensed approximately $699,000 under this agreement for stock compensation.

The Company entered into an employment agreement with the Company's Executive Vice President and Chief Technical Officer. The initial term of the agreement expires in January 2002 and will automatically renew for additional one year periods unless terminated. If the Company terminates the officer's employment without cause or if the officer terminates his employment as a result of the Company's material breach of the agreement, the officer will receive full compensation for the remainder of the initial term plus a severance payment equal to 12 months pay. If the Company terminates his employment with cause, the officer will receive compensation for the remainder of the initial term.


The officer also has the right to receive 150,000 common shares of our stock without any required payment and 40,000 stock options. The stock vests ratably over a three-year period, and the options vest over a one year period. For the fiscal year ended March 31, 2000, the Company expensed approximately $126,000 under this agreement for stock compensation.


11.  INCOME TAXES

The provision for income taxes consists of the following:


                                         2000              1999
                                      ----------        ----------
Current:
  Domestic ...................        $        -        $        -
  Foreign ....................           360,630           138,228
Deferred .....................               168               700
                                      ----------        ----------
Provision for income taxes ...        $  360,798        $  138,928
                                      ==========        ==========


Loss before income taxes is net of approximately $1,089,881 and $448,153 of income related to the Company's U.K. operations for the year ended March 31, 2000 and the four months ended March 31, 1999, respectively.

The components of the Company's net deferred tax asset are as follows:


                                          2000                1999
                                      -----------         -----------
Net operating loss                    $ 4,711,828         $   709,462
Depreciation                               49,738              14,555
                                      -----------         -----------
                                        4,761,566             724,017
Valuation reserve                      (4,747,179)           (709,462)
                                      -----------         -----------
Net deferred tax asset                $    14,387         $    14,555
                                      ===========         ===========

A reconciliation of the provision for income taxes to the amount computed at the federal statutory rate is as follows:


                                                         2000                1999
                                                     -----------         -----------
Federal income tax at statutory rate ........        $(3,286,214)        $  (307,570)
State income tax, net of federal benefit ....           (574,121)            (52,958)
Foreign taxes at rates less than domestic
 rates ......................................             34,916              13,444
Change in valuation reserve .................          4,037,717             485,462
Permanent differences .......................            148,500                 550
                                                     -----------         -----------
                                                     $   360,798         $   138,928
                                                     ===========         ===========


The net operating losses start to expire in 2012. Because of a change in ownership of the Company, future utilization of these loss carryovers has been limited, and consequently, the deferred tax asset relating to domestic operations has been fully reserved.

12.  SEGMENT INFORMATION

The Company derives net sales from two operating segments: (1) transaction and information services, primarily healthcare, delivered over the Internet, private intranets or other networks and consulting contracts related to these services and (2) the sale and installation of hardware and software products. During the current fiscal period ended March 31, 2000 and the four month period ended March 31, 1999, the Company derived primarily all of its net sales from its operations in the United Kingdom. Approximately 95 percent and 100 percent of revenues was primarily from computer hardware and software sales for 2000 and 1999, respectively.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating earnings of the respective business segments, as such there is no separately identifiable statements of operations data below operating loss.

The Company's net sales from external customers, operating income and the long-lived assets at March 31, 1999 and March 31, 2000, classified by geographic area, were as follows (in thousands):


                                       UNITED            UNITED
                                       STATES            KINGDOM         AUSTRALIA           TOTAL
                                      ---------         ---------        ---------         ---------
Four Months March 31, 1999
Net Sales ....................        $      --         $   2,650          $    --         $   2,650
Operating income (loss) ......             (800)              411               --              (389)
Long-lived assets ............            9,418             1,309               --            10,727

Fiscal Year March 31, 2000
Net Sales ....................        $     941         $  45,041          $    --         $  45,982
Operating income (loss) ......           (9,261)            1,252             (162)           (8,171)
Long-lived assets ............          179,942             1,927              771           182,640


13.  CONTINGENCIES


The Company has national and international operations which, occasionally, result in litigation that the Company does not view as material and arising in the ordinary course of business. Because of the significant value of the Company's technologies, it may occasionally be appropriate for the Company to initiate litigation of its own to protect those technologies. Whether brought by the Company or defended against by the Company, the litigation is often immaterial and at this time the Company is unaware of any material litigation involving any of its national or international operations. The Company is involved in a pending litigation regarding a lawsuit brought against 16 defendants, including the Company, by Icon Capital Corporation in the Superior Court of the State of California for the County of Los Angeles, which is a dispute between a small minority shareholder of Sanga International, Inc. and a shareholder of the Company over stock in the Company. After evaluating the matter with the Company's legal counsel, management is of the opinion that the litigation creates no material or significant risk of exposure to the Company.

14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly data for the year ended March 31, 2000 was as follows:


                                     FIRST QUARTER       SECOND QUARTER       THIRD QUARTER      FOURTH QUARTER
                                     -------------       --------------       -------------      --------------
Year ended March 31, 2000
     Net Sales ...............          4,443,251           8,868,529          12,633,046          20,037,590
     Operating Loss ..........         (1,796,479)         (1,806,958)         (1,828,066)         (2,739,240)
     Net Loss ................         (2,528,416)         (1,912,539)         (2,190,227)         (3,034,152)
     Loss per share ..........              (0.05)              (0.04)              (0.04)              (0.05)


15.  STATEMENTS OF CASH FLOWS

The Company had the following supplemental and non-cash activities each year:


                                                                        2000                1999
                                                                    ------------        ------------
SUPPLEMENTAL CASH FLOW DATA
Cash paid during the  year for:
    Interest                                                        $    396,619        $      3,150
                                                                    ------------        ------------
    Income taxes                                                    $     78,043        $         --
                                                                    ------------        ------------
NON-CASH TRANSACTIONS
  Transfer of restricted stock for acquisition of
   VirTx                                                            $ 30,181,521        $         --
  Issuance of restricted stock for technology license and
   investment in Quantum Digital                                      25,000,000                  --
  Assumption of lease commitment for investment in
   Quantum Digital                                                     3,315,000                  --
  Issuance of restricted stock for a deferred contract
   and distribution channel                                          103,051,610                  --
  Issuance of restricted stock for settlement of debt                  4,760,890                  --
  Transfer of restricted stock for acquisition
   of e-Net                                                                   --           5,400,000
  Transfer of restricted stock for inducement
   to lend                                                                    --           1,212,693
  Issuance of warrants for payment of debt                               505,738                  --
  Issuance of shares for acquisition of software                       4,468,162                  --
  Property and equipment purchased through capital
    lease                                                                945,457                  --
                                                                    ------------        ------------
                                                                    $172,228,378        $  6,612,693
                                                                    ============        ============


16.  SUBSEQUENT EVENTS

In April 2000, the Company entered into a 30-year management agreement and a preferred provider agreement with PrimeRX.com, Inc. (previously known as PrimeMed Pharmacy Services, Inc.), a pharmacy management services company. PrimeRx offers a variety of managed care pharmacy services that enable its clients to more effectively manage their pharmacy benefits. PrimeRX's customers include physician offices and clinics, independent physician associations, physician practice management organizations, managed care health plans, nursing homes, correctional facilities, and community health centers. PrimeRX also operates more than 40 pharmacies across 9 states serving more than 1 million managed care enrollees. The agreement provides for an option to exchange up to 33 percent of PrimeRx stock for 3 million e-MedSoft shares. On April 12, 2000, the Company acquired 29 percent of PrimeRx for 2,640,000 shares of the Company's common stock. The agreement gives full control over PrimeRx operations to the Company.


In May 2000, the Company acquired Illumea Corporation in exchange for approximately 1.3 million shares of the Company's common stock, valued at approximating $11 million. Illumea develops and markets Internet-based remote inspection and image sharing solutions in the medical and life sciences industries. FiberPix , Illumea's first application, enables multiple simultaneous users to view interactively a microscope's high fidelity images in real time over the Internet. For example, pathologists can view tissue samples without traveling to a hospital. This acquisition will be accounted for under the purchase method and any excess of the purchase price over the fair market value of identifiable assets acquired will be reflected as goodwill.


In June 2000, the Company acquired VidiMedix for assumption of approximately $6.2 million in debt, payable in approximately 380,000 shares of common stock, approximately 336,000 warrants at a purchase price of $8.63 and approximately $2.9 million in cash. In addition, the Company has committed to issue additional common stock as an earn out payment based on VidiMedix achieving certain sales targets over the next fiscal year. VidiMedix provides network medicine solutions that enable physicians to deliver remote examination, diagnosis, and treatment to patients via secure, private and collaborative interactions using advanced Internet and Web technologies. This acquisition will be accounted for under the purchase method and any excess of the purchase price over the fair market value of identifiable assets acquired will be reflected as goodwill.

Also in June 2000, the Company acquired Resource Healthcare for approximately $1.5 million in cash and $1 million in common stock. In addition the Company has committed to issue additional common stock with a value of $500,000 as an earn out payment based on Resource achieving certain earning targets over the next fiscal year. Resource Healthcare provides pharmaceutical and infusion services to long-term care, assisted living and residential care facilities throughout Nevada. Services offered by Resource Healthcare include consulting, training, billing, supplies management and facility systems development. This acquisition will be accounted for under the purchase method and any excess of the purchase price over the fair market value of identifiable assets acquired will be reflected as goodwill.


17. EVENTS THAT HAVE OCCURRED SUBSEQUENT TO THE FILING OF THE FISCAL 2000 FINANCIAL STATEMENTS (UNAUDITED)

In November 2000, the Company entered into an agreement with the former VidiMedix shareholders to issue $3,350,000 in shares of e-Med common stock to satisfy the earn out provisions in the VidiMedix purchase agreement. The number of shares required to be issued are the higher of 1,302,354 or the product of $3,350,000 divided by an average closing price calculated using six days prior to the effective date of this registration. The issuance of additional shares will be accounted for in the third quarter of fiscal 2001 as additional goodwill. If registration of these shares is not effective by April 30, 2001, we will be required at the option of the prior VidiMedix shareholders to pay these VidiMedix shareholders the greater of (i) $4,000,000 or (ii) the product of (A) the number of shares to be delivered times (B) the weighted average closing price for the first six of the nine trading days preceeding April 30, 2001, or other applicable reference date. In February 2001 the Company settled a dispute with those VidiMedix shareholders who were not parties to the November settlement agreement. Under this agreement the Company is obligated to issue 136,113 shares of common stock.

                                  E-MEDSOFT.COM



                      CONSOLIDATED CONDENSED BALANCE SHEETS



                                                                    DECEMBER 31, 2000
                                                                       (UNAUDITED)         MARCH 31, 2000
                                                                    -----------------      --------------
ASSETS
Current Assets:
    Cash & cash equivalents                                           $   7,021,931         $  59,860,827
    Restricted cash                                                       8,100,253                    --
    Accounts receivable, net                                             18,918,897            17,261,883
    Accounts receivable from affiliates, net                              7,006,880               555,499
    Other receivables                                                     4,019,880             2,111,310
    Inventory                                                             7,507,390             1,106,960
    Tax benefit                                                           1,569,096                    --
    Other current assets                                                  1,757,996             1,559,956
                                                                      -------------         -------------
                                                                         55,902,323            82,456,435
Long-Term Assets:
    Property and equipment, net                                           9,179,141             2,603,302
    Goodwill, net                                                        94,287,160            37,867,333
    Investments                                                          27,035,000            26,285,000
    Technology license fee                                                2,800,000             2,800,000
    Deferred software costs                                              14,921,105             8,640,202
    Distribution channel, net                                            34,877,566            36,100,000
    Deferred contract, net                                               67,489,995            67,462,914
    Other assets                                                          6,118,183               881,467
                                                                      -------------         -------------
                                                                        256,708,150           182,640,218
                                                                      -------------         -------------
TOTAL ASSETS                                                          $ 312,610,473         $ 265,096,653
                                                                      =============         =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Line of credit                                                    $   7,911,620         $     807,180
    Accounts payable                                                     26,258,643            21,269,973
    Accrued liabilities                                                   6,455,897             4,443,805
    Related party payable                                                   737,862                    --
    Other current liabilities                                               433,574               582,191
    Current maturities of long-term debt and capital leases               4,132,551               942,981
                                                                      -------------         -------------
                                                                         45,930,147            28,046,130
                                                                      -------------         -------------
Long-Term Liabilities:
    Capital leases                                                        3,006,196               739,306
    Bridge financing                                                        174,932                67,528
    Other long-term liabilities                                           6,742,497             3,063,700
    Deferred revenue                                                        966,368                    --
                                                                      -------------         -------------
Commitments and Contingencies                                            10,889,993             3,870,534
                                                                      -------------         -------------
Minority Interest                                                        11,262,242             4,176,862
                                                                      -------------         -------------
Stockholders' Equity:
    Common shares                                                            79,953                75,735
    Paid in capital                                                     291,375,388           244,495,796
    Stock subscription                                                   (5,000,000)           (5,000,000)
    Accumulated deficit                                                 (40,621,476)          (10,569,951)
    Accumulated other comprehensive (loss) income                          (368,390)                1,547
    Less treasury shares at cost                                           (937,384)                   --
                                                                      -------------         -------------
                                                                        244,528,091           229,003,127
                                                                      -------------         -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 312,610,473         $ 265,096,653
                                                                      =============         =============



The accompanying notes are an integral part of these consolidated condensed balance sheets.

                                  E-MEDSOFT.COM
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
              FOR THE THREE MONTHS ENDED DECEMBER 31, 2000 AND 1999
                                   (UNAUDITED)



                                                            2000                 1999
                                                        ------------         ------------
NET SALES
    Non affiliates                                      $ 31,334,616         $ 12,533,046
    Affiliates                                               920,273              100,000
                                                        ------------         ------------
         Total Net Sales                                  32,254,889           12,633,046
                                                        ------------         ------------
COSTS AND EXPENSES:
    Cost of sales                                         25,069,420            9,868,282
    Research and development                                 491,781              133,816
    Sales and marketing                                    3,215,423            1,592,826
    General and administrative                            12,155,339            2,128,390
    Restructuring costs                                           --                   --
    Non-cash compensation                                    157,326              340,152
    Depreciation and amortization                          3,320,036              397,646
                                                        ------------         ------------
         Total Costs and Expenses                         44,409,325           14,461,112
                                                        ------------         ------------
OPERATING LOSS                                           (12,154,436)          (1,828,066)
OTHER INCOME (EXPENSE):
    Interest expense                                        (914,235)            (211,399)
    Interest income                                           97,124                   --
    Other                                                     70,501               (1,458)
                                                        ------------         ------------
LOSS BEFORE INCOME TAXES, EXTRAORDINARY
INCOME AND MINORITY INTEREST                             (12,901,046)          (2,040,923)
EXTRAORDINARY INCOME                                              --                   --
                                                        ------------         ------------
LOSS BEFORE INCOME TAXES AND MINORITY INTEREST           (12,901,046)          (2,040,923)
TAX BENEFIT (EXPENSE)                                        442,810             (157,924)
MINORITY INTEREST, NET OF TAXES                              114,700                8,620
                                                        ------------         ------------
NET LOSS                                                $(12,343,536)        $ (2,190,227)
                                                        ============         ============
BASIC AND DILUTED LOSS PER SHARE                        $      (0.15)        $      (0.04)
                                                        ============         ============
WEIGHTED AVERAGE SHARES OUTSTANDING                       80,144,783           54,689,902



The accompanying notes are an integral part of these consolidated condensed financial statements.

                                  E-MEDSOFT.COM
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED DECEMBER 31, 2000 AND 1999
                                   (UNAUDITED)



                                                             2000                  1999
                                                        -------------         -------------
NET SALES
    Non affiliates                                      $  89,748,295         $  25,811,493
    Affiliates                                              9,763,517               133,333
                                                        -------------         -------------
         Total Net Sales                                   99,511,812            25,944,826
                                                        -------------         -------------
COSTS AND EXPENSES:
    Cost of sales                                          71,401,808            20,276,340
    Research and development                                2,598,483             1,020,378
    Sales and marketing                                     9,947,258             3,240,165
    General and administrative                             35,933,090             5,141,825
    Restructuring costs                                     1,510,012                    --
    Non-cash compensation                                     505,566               593,468
    Depreciation and amortization                           8,895,340             1,104,153
                                                        -------------         -------------
         Total Costs and Expenses                         130,791,557            31,376,329
                                                        -------------         -------------
OPERATING LOSS                                            (31,279,745)           (5,431,503)
OTHER INCOME (EXPENSE):
    Interest expense                                       (1,719,920)           (1,713,766)
    Interest income                                         1,118,280                    --
    Other                                                      15,538                 1,439
                                                        -------------         -------------
LOSS BEFORE INCOME TAXES, EXTRAORDINARY
    INCOME AND MINORITY INTEREST                          (31,865,847)           (7,143,830)
EXTRAORDINARY INCOME                                               --               357,152
                                                        -------------         -------------
LOSS BEFORE INCOME TAXES AND MINORITY INTEREST            (31,865,847)           (6,786,678)
TAX BENEFIT (EXPENSE)                                       1,555,643               146,875
MINORITY INTEREST, NET OF TAXES                               258,679                 8,620
                                                        -------------         -------------
NET (LOSS)                                              $ (30,051,525)        $  (6,631,183)
                                                        =============         =============
BASIC AND DILUTED LOSS PER SHARE                        $       (0.38)        $        (.12)
                                                        =============         =============
WEIGHTED AVERAGE SHARES OUTSTANDING                        79,764,026            53,202,779

                                  E-MEDSOFT.COM
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
              FOR THE NINE MONTHS ENDED DECEMBER 31, 2000 AND 1999
                                   (UNAUDITED)



                                                                        2000                 1999
                                                                    ------------         ------------
Net Cash Used in Operating Activities                               $(29,488,641)        $ (1,365,008)
CASH FLOWS FROM INVESTING ACTIVITIES:
     Business acquisitions, net of cash acquired                      (3,143,305)             (31,526)
     Capital expenditures                                             (4,667,888)            (247,406)
     Investment in software                                           (5,817,210)          (2,856,944)
     Other investments                                                (2,936,371)                  --
                                                                    ------------         ------------
        Cash Used in Investing Activities                            (16,564,774)          (3,135,876)
                                                                    ------------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on bridge loans                                         (5,494,827)                  --
     Proceeds from bridge loans                                        7,905,000            3,327,714
     Net change to credit facility                                            --             (161,590)
     Repayments of capital lease obligations                            (549,885)            (264,707)
     Funds from equity financing                                              --            7,939,865
     Other                                                              (545,516)                  --
                                                                    ------------         ------------
        Cash Provided by Financing Activities                          1,314,772           10,841,282
                                                                    ------------         ------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                     (44,738,643)           6,340,398
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD              59,860,827               51,712
                                                                    ------------         ------------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD                  $ 15,122,184         $  6,392,110
                                                                    ------------         ------------
NON-CASH TRANSACTIONS
     Issuance of restricted stock and warrants for
        acquisitions                                                $ 46,689,747         $  4,468,162
     Issuance of warrants for payment of debt                                 --              505,738
     Property and equipment purchased through capitalized
        leases                                                         1,834,544              812,594
                                                                    ------------         ------------
                                                                    $ 48,524,291         $  5,786,494
                                                                    ============         ============



The accompanying notes are an integral part of these consolidated condensed financial statements.

                                  E-MEDSOFT.COM
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (UNAUDITED)



1.   CONSOLIDATED CONDENSED FINANCIAL STATEMENTS



     The financial statements included herein have been prepared by e-MedSoft.com (the Company or e-MedSoft.com) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted as allowed by such rules and regulations, and e-MedSoft believes that the disclosures are adequate to make the information presented not misleading. Certain reclassifications in the operations for the periods ended December 31, 1999 have been made to be consistent with current reporting formats. Operating results for the three and nine months ended December 31, 2000 are not necessarily indicative of the results that may be expected for the year ending March 31, 2001. While management believes the procedures followed in preparing these financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by e-MedSoft later in the year. These financial statements should be read in conjunction with the March 31, 2000 audited financial statements and the accompanying notes thereto, the Forms 8-K filed by the Company on April 5, 2000, May 5, 2000, June 16, 2000 and August 30, 2000 and the S-1 filed by the Company on July 21, 2000.



     The management of e-MedSoft.com believes that the accompanying unaudited consolidated condensed financial statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the financial position of e-MedSoft.com and subsidiaries at December 31, 2000 and the results of their operations and their cash flows for the periods presented.



2.   BUSINESS COMBINATIONS



     PRIOR YEAR ACQUISITION



     In February 2000, e-MedSoft acquired privately held VirTx, Inc. (VirTx), a leading provider of secure collaborative medical networks that are able to support the implementation of multimedia tele-Medicine, telehealth, and telescience collaboration. In connection with the transaction, the Company issued approximately 1.9 million shares of e-MedSoft's common stock to the VirTx shareholders and may issue up to an additional $23 million in shares pursuant to an earn-out arrangement. This transaction has been accounted for as a purchase resulting in approximately $31 million of goodwill. The goodwill determination is preliminary and subject to adjustment. The Company is amortizing the goodwill over a 7 year period, which is managements' best estimate of the future benefit of this acquisition. The following pro forma information for the nine months ended December 31, 1999, gives effect to the acquisition of VirTx as if such transaction had occurred at April 1, 1999 (unaudited and in thousands except per share amounts):



Net sales.............................................    $     26,565
Costs and expenses....................................          33,671
Amortization of goodwill..............................           3,912
Net loss..............................................         (11,017)
Net loss per share....................................           (.20)



     CURRENT YEAR ACQUISITIONS



     In May 2000, the Company acquired Illumea Corporation (Illumea) in exchange for approximately 1.3 million shares of the Company's common stock, valued at approximating $10 million.



     Illumea develops and markets Internet-based remote inspection and image sharing solutions in the medical and life sciences industries. FiberPix, Illumea's first application, enables multiple simultaneous users to view interactively a microscope's high fidelity images in real time over the Internet. For example, pathologists can view tissue samples without traveling to a hospital. This acquisition has been accounted for as a purchase.

     In June 2000, the Company acquired VidiMedix for assumption of approximately $6.2 million in debt and liabilities. Of this amount, approximately $3.3 million was repaid with approximately 380,000 shares of common stock and warrants to purchase approximately 336,000 shares of common stock at an exercise price of $8.63 per share. In addition, the Company committed to issue up to an additional $6 million in shares of common stock to the VidiMedix shareholders as an earn out payment based on VidiMedix achieving certain sales targets over the next fiscal year. VidiMedix provides network medicine solutions that enable physicians to deliver remote examination, diagnosis, and treatment to patients via secure, private and collaborative interactions using advanced Internet and Web technologies. This acquisition has been accounted for as a purchase. In November, 2000 the Company entered into an agreement with certain of the prior VidiMedix shareholders to issue $3,350,000 in shares of e-MedSoft.com common stock to satisfy the earn out provisions in the purchase agreement. This agreement was amended in February 2001. The number of shares required to be issued is the higher of 1,302,354 or the product of $3,350,000 divided by an average closing price calculated using the first six days of the nine days prior to the effective date of this registration. For example, based on a closing date of January 23, 2001, the shares required to be issued under the average closing price calculation would be 1,468,654 shares. As of December 31, 2000 the Company has reflected the November settlement of $3,350,000 as an addition to goodwill and equity. The Company is required to file an S-1 registering these shares. If the S-1 is not filed by March 7, 2001 or is not effective by April 30, 2001, the Company will be required at the option of the prior VidiMedix shareholders, to (1) issue the shares calculated in the default provision or (2) pay these VidiMedix shareholders $4,000,000 in cash. The Company also entered into a settlement agreement in February 2001 with those VidiMedix shareholders who were not parties to the November settlement agreement. Under the February settlement agreement the Company is obligated to issue 136,113 shares of common stock. Shares to be issued will be accounted for in the fourth quarter as goodwill and equity. The following pro forma information for the nine months ended December 31, 1999, gives effect to the acquisition of VidiMedix as if such transactions had occurred at April 1, 1999 (unaudited and in thousands except for per share amounts):



Net sales.............................................    $    26,920
Costs and expenses....................................         20,864
Amortization of goodwill..............................          1,501
Net loss..............................................         (9,520)
Net loss per share....................................          (.18)



     Also in June 2000, the Company acquired Resource Healthcare (Resource) for approximately $1.5 million in cash and $1 million in common stock. In addition the Company has committed to issue additional common stock with a value of $500,000 as an earn out payment based on Resource achieving certain earning targets over the next fiscal year. Resource provides pharmaceutical and infusion services to long-term care, assisted living and residential care facilities throughout Nevada. Services offered by Resource include consulting, training, billing, supplies management and facility systems development. This acquisition has been accounted for as a purchase. The following table details the allocation of the purchase price of these acquisitions (in thousands):



                                                              ILLUMEA      VIDIMEDIX    RESOURCE
                                                            -----------   -----------   ---------
Purchase Price.........................................     $    10,284   $     5,762   $   2,517
Less: Net Equity of Entity.............................            (363)       (2,561)       (151)
                                                            -----------   -----------   ---------
Goodwill...............................................     $     9,921   $     8,323   $   2,668
                                                            ===========   ===========   =========



The goodwill determination is preliminary and subject to adjustment. Goodwill resulting from the acquisitions of Illumea and VidiMedix is amortized over a 7-year period. Goodwill resulting from the acquisition of Resource is amortized over a 15-year period. The amortization periods are based on management's best estimate of the future benefit of these acquisitions. December 31, 1999 operating pro forma information for Illumea and Resource is not presented herein as these acquisitions operations were not material to e-MedSoft.com on an individual or aggregate basis.



     OTHER BUSINESS AGREEMENTS



     PRIMERX.COM



     In April 2000, the Company entered into a 30-year management agreement and a preferred provider agreement with PrimeRx.com, Inc. (PrimeRx previously known as PrimeMed Pharmacy Services, Inc.), a pharmacy management services company. PrimeRx offers a variety of managed care pharmacy services that enable its clients to more effectively manage their pharmacy benefits. PrimeRx's customers include physician offices and clinics, independent physician associations, physician practice management organizations, managed care health plans, nursing homes, correctional facilities, and community health centers. PrimeRx also operates more than 40 pharmacies across 9 states serving more than 1 million managed care enrollees. The agreement provides for an option to exchange up to 33 percent of PrimeRx stock for 3 million e-MedSoft.com shares. On April 12, 2000, the Company acquired 29 percent of PrimeRx for 2,640,000 shares of the Company's common stock. The agreement gives full control over PrimeRx operations to the Company. Accordingly, the Company has consolidated the operations of PrimeRx for the nine month period ended December 31, 2000 and has included 100 percent of its losses as e-MedSoft.com is responsible for funding PrimeRx's operations (see Note 10 "Contingencies and Legal Matters"). The Company has reflected its 29 percent investment and the negative equity at acquisition date as goodwill of approximately $35 million. The goodwill will be amortized over the management contract term of 30 years. The following pro forma information for the nine months ended December 31, 1999, gives effect to the consolidation of PrimeRx as if such transaction had occurred at April 1, 1999 (unaudited in thousands except per share amount):



Net sales.............................................    $    61,657
Costs and expenses....................................         68,540
Amortization of goodwill..............................          1,623
Net loss..............................................         (8,506)
Net loss per share....................................          (.15)



     NCFE



     In September 2000, the Company amended its Preferred Provider Agreement with NCFE. The amendment included certain clarifications of the original agreement and extended the term of the agreement from a 7-year term with a 5-year option to a 21-year term. The Company obtained access to NCFE customers on July 28, 2000. Accordingly, during the 9 month period ended December 31, 2000 the Company recorded amortization on the distribution channel for the month of August 2000 using an estimated useful life of 7 years and recorded amortization for the months of September through December 2000 using an estimated useful life of 15 years. The Company will begin to amortize the deferred contract costs when NCFE is able to accept and process financing applications through its master portal which the Company believes will be completed by the end of the last quarter of fiscal 2001. The Company is currently in the process of performing a study to determine its estimated useful life.



3.   DEFERRED SOFTWARE DEVELOPMENT COSTS



     During the nine months ended December 31, 2000 and 1999, the Company incurred approximately $8.4 million and $2.2 million in development costs, respectively. In accordance with SOP 98-1 and FASB 86 the Company capitalized approximately $5.8 million and $857 thousand of these costs during the nine months ended December 31, 2000 and 1999, respectively. Such deferred costs along with acquired software costs will be amortized over a 3 to 5 year life once the related products are in service or available for sale. For the nine months ended December 31, 2000, the Company has amortized $67 thousand of these costs.



4.   RESTRUCTURING COSTS



     During the quarter ended September 30, 2000 the Company's Senior Management, who had the appropriate level of authority, completed its defined restructuring plan and began its implementation to integrate new acquisitions and eliminate redundancies within the Company. In line with this restructuring plan certain activities were identified to be discontinued and employees were identified to be involuntarily terminated or relocated. The following is a summary of the activities that were or plan to be exited or relocated.



     PRIMERX.COM.



     The Company identified 13 owned or managed pharmacies to be closed, one management contract to be terminated and three division activities to be exited or substantially reduced. In addition, the Company relocated PrimeRx's executive operations and finance functions to its corporate headquarters. Most of these activities and related costs were in existence prior to the consummation date of the PrimeRx transaction. Restructuring costs to exit these activities of approximately $2.3 million were accrued as a liability as of the transaction date and included in goodwill from the transaction in accordance with EITF Issue 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" ("EITF 95-3"). This accrual includes employee termination and relocation costs, facility lease termination and commitment costs as well as any resulting impairment of asset writedowns. For the nine month period ended December 31, 2000, approximately $1.4 million has been incurred from the transaction date and charged off against this liability. The exit costs of activities that were not in existence prior to the consummation date have been expensed or accrued for in accordance with EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity" ("EITF 94-3") have been reflected under "Restructuring Costs". For the nine months ended December 31, 2000, approximately $861 thousand has been expensed. The accrual for these costs at December 31, 2000 was approximately $800 thousand for costs under EITF 95-3 and $112 thousand for costs under EITF 94-3 and are included in accrued liabilities in the accompanying consolidated condensed balance sheets.



     VIDIMEDIX



     The Company determined that certain offices and functions of the VidiMedix operations should be consolidated within its corporate headquarters. These activities and related costs were in existence prior to the consummation date of the VidiMedix acquisition. Restructuring costs to close these offices of approximately $566 thousand were accrued as a liability as of the transaction date and included in goodwill from the transaction in accordance with EITF 95-3. This accrual includes employee termination costs, facility lease termination and commitment costs as well as any resulting impairment of asset writedowns. For the nine month period ended December 31, 2000, approximately $206 thousand has been incurred from the transaction date and charged off against this liability.



     E-MEDSOFT.COM



     The Company defined and began to implement a plan to reduce staff and consolidate certain financial and operational functions. The restructuring costs to implement these plans were determined and accrued. The accrual of approximately $650 thousand is reflected under Restructuring Costs in accordance with EITF 94-3 and includes employee termination costs, facility lease termination and commitment costs as well as any resulting asset impairment write downs. Under this plan approximately 45 employees have been involuntarily terminated and one office has been identified for closure. For the nine month period ended December 31, 2000, approximately $206 thousand has been incurred and charged off against this liability.



5.   LINE OF CREDIT



     During the second quarter, the Company obtained a secured bank line of credit for $8 million with a term of one year expiring on October 1, 2001. The Company has the choice of selecting its rate of interest; such rate will be at the Bank's Prime Rate or the optional rate at LIBOR plus 2 percent. The line of credit is secured by a certificate of deposit in the amount of $8.1 million. At December 31, 2000, the Company had drawn down the total amount of the line for working capital purposes. This bank line was fully repaid and terminated in January 2001.



6.   WARRANTS AND STOCK OPTIONS



     During the nine months ended December 31, 2000, the Company granted 2,308,730 options to its employees and 100,000 options to its non-employee directors to purchase shares of the Company's stock at prices ranging from $1.50 to $9.31. These options were granted in accordance with the Company's stock option plan with exercise prices based on the market price of the Company's stock at time of grant. In addition, during the nine months approximately 82,000 options were exercised and 717,071 were terminated.



7.   BASIC AND FULLY DILUTED LOSS PER SHARE



     In accordance with SFAS No. 128, "Computation of Earnings Per Share," basic earnings per share is computed by dividing the net earnings available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net earnings for the period by the weighted average number of common and common equivalent shares outstanding during the period.



     Common equivalent shares, consisting of incremental common shares issuable upon the exercise of stock options and warrants are excluded from the diluted earnings per share calculation if their effect is anti-dilutive.

     A summary of the shares used to compute net loss per share is as follows (in thousands):



                                                               12/31/00                  12/31/99
                                                        --------------------        --------------------
                                                         3 MO.         9 MO.         3 MO.         9 MO.
                                                        ------        ------        ------        ------
Weighted average common shares used to compute
    basic net loss per share                            80,145        79,764        54,690        53,203
Effect of dilutive securities                               --            --            --            --
                                                        ------        ------        ------        ------
Weighted average common shares used to compute
    diluted net loss per share                          80,145        79,764        54,690        53,203
                                                        ======        ======        ======        ======



     As of December 31, 2000 and 1999, options and warrants to purchase 7,385,826 and 6,046,929 shares of common stock were outstanding, respectively. These common stock equivalents were excluded from the computation of diluted loss per share for the three and six months ended December 31, 2000 and 1999 as such options and warrants were anti-dilutive.



8.   STOCK BUY BACK PROGRAM



     On July 31, 2000, the Company's Board of Directors approved the repurchase on the open market of up to 2 million shares of its common stock over the next eighteen months. During the quarter ended September 30, 2000, the Company repurchased 186,500 shares of its common stock for an aggregate purchase price of $937,383. No repurchases were made in the quarter ended December 31, 2000. The shares repurchased are recorded as treasury stock and result in a reduction to stockholders' equity.



9.   SEGMENT INFORMATION



     e-MedSoft.com derives its net sales from three operating segments: (1) transaction and information services, primarily healthcare, delivered over the Internet, private intranets or other networks and consulting contracts related to these service, (2) the sale and installation of hardware and software products and (3) pharmacy services.



     The accounting policies of the segments are the same as those for financial reporting purposes and the Company evaluates performance based on operating earnings of the respective business segments.



     The Company's financial information by business segment are summarized as follows (in thousands). The "Other" column includes corporate related items and other expenses not allocated to reportable segments, including assets relating to goodwill and certain other intangibles and the amortization of such assets (in thousands):



                                                            INTERNET       PRODUCT       PHARMACY         OTHER          TOTAL
                                                            --------       -------       --------         -----          -----
Nine Months December 31, 2000
Net Sales                                                 $    12,045   $    28,528    $    58,939    $        --   $     99,512
Operating (Loss)                                               (7,560)       (2,984)        (4,313)        (7,527)       (22,384)
Depreciation and Amortization                                     739           538            994          6,624          8,895
Total Assets at 12/31/00                                       43,045        14,583         22,957         23,026        312,610
Capital Expenditures                                            1,978         2,140            250            300          4,668

Nine Months December 31, 1999
Net Sales                                                 $       324   $    25,621             --             --   $     25,945
Operating Income (Loss)                                            43         1,542             --         (5,912)        (4,327)
Depreciation and Amortization                                      18           422             --            664          1,104
Total Assets at 12/31/99                                       12,252        11,378             --          9,065         32,695
Capital Expenditures                                               48           199             --             --            247



     The Company's net sales from external customers, operating loss and depreciation and amortization for the nine month periods ended December 31, 2000 and 1999 and the long-lived assets at December 31, 2000 and 1999, classified by geographic area, are summarized as follows (in thousands):



                                            UNITED            UNITED
                                            STATES            KINGDOM          AUSTRALIA           TOTAL
                                           ---------         ---------         ---------         ---------
Nine Months December 31, 2000
Net Sales                                  $  70,523         $  28,687         $     302         $  99,512
Operating (Loss)                             (17,340)           (4,259)             (785)          (22,384)
Depreciation and Amortization                  8,275               611                 9             8,895

Long-Lived Assets at 12/31/00                252,487             3,317               904           256,708

Nine Months December 31, 1999
Net Sales                                  $     183         $  25,762          $     --         $  25,945
Operating (Loss)                              (4,811)              483                --            (4,327)
Depreciation and Amortization                    625               480                --             1,104
Long-Lived Assets at 12/31/99                 14,961             1,774                --            16,735




     The Company's U.K. subsidiary, e-Net, had one customer whose sales, on an individual basis, represented over 5 percent of e-Net's net sales for an aggregate of 15 percent for the nine month period ended December 31, 2000. e-MedSoft.com's U.S. operations, excluding pharmacy services, had two customers whose sales, on an individual basis, represented over 5 percent of e-MedSoft.com's net sales for an aggregate of 85.8 percent for the nine month period ended December 31, 2000.



10.  CONTINGENCIES AND LEGAL MATTERS



     The Company has national and international operations, which, occasionally, result in litigation that the Company views as immaterial and arising in the ordinary course of business. Because of the significant value of the Company's technologies, it may occasionally be appropriate for the Company to initiate litigation of its own to protect those technologies. Whether brought by the Company or defended against by the Company, the litigation is often immaterial. The Company believes that none of the pending litigation will have a material adverse impact on its consolidated financial condition.



     EMED TECHNOLOGIES



     A dispute exists between Emed Technologies, a company which sends radiographic images over the internet, and e-Medsoft.com regarding the use of the prefix EMed as a descriptor of services. e-Medsoft.com filed a legal action in U.S. District Court against EMed Technologies asserting E-Med Technologies is infringing on the e-MedSoft.com trademark. This action was filed on June 8, 2000, and accordingly, no substantive actions have been taken and no legal determinations regarding this action have been made. Emed Technologies, however, did make a motion to transfer venue outside of the California District Court. This motion has been rejected. E-Med has filed a cross-claim against e-Medsoft.com claiming it is the infringing party. e-MedSoft.com has already curtailed its use of the E-Med descriptor, and, accordingly, the lawsuit does not appear to implicate import commercial concerns of e-MedSoft.com. Formal discovery has only just commenced, and no discovery has been provided by either party regarding the scope of any alleged monetary damages.



     SUTRO NASD ARBITRATION



     A dispute between Sutro & Co., and e-MedSoft.com is currently being arbitrated before the National Association of Securities Dealers. e-MedSoft.com made the claim in its counter-claim that Sutro committed fraud, breach of fiduciary duty, negligent misrepresentation, professional negligence, and breach of contract arising from Sutro's activities as an investment banker for the Company. e-MedSoft.com seeks compensatory damages and injunctive relief. Sutro & Co. initiated the dispute with a claim for compensatory and punitive damages and declaratory and injunctive relief arising from e-MedSoft.com's alleged unjustified refusal to (1) honor warrants it issued to Sutro to purchase shares of e-MedSoft.com's common stock; (2) register all of Sutro's e-MedSoft.com's common stock and warrants as allegedly required by the parties' Registration Rights Agreement; (3) provide Sutro with its shareholder voting rights consistent with the shares it acquired by exercise of the warrants, and (4) pay $150,000 plus expenses for certain investment banking services allegedly rendered by Sutro to e-MedSoft.com. This dispute is in the discovery stage. There have been no hearings or determinations on the merits. No date has been set for the formal adjudication.



     ICON CAPITAL V. E-MEDSOFT.COM



     Icon has sued e-MedSoft.com, and many others, in Los Angeles Superior Court, for damages arising from alleged breaches of fiduciary duty allegedly owed to a majority shareholder of Sanga International, Inc., a corporation currently in bankruptcy. The action has been answered. This matter has been vigorously contested, and e-MedSoft.com has rejected an early settlement offer made by plaintiff. e-MedSoft.com has been advised that it has strong substantive and procedural defenses. The matter is in an early phase of litigation, i.e., except for one aborted deposition, no discovery has taken place and no motions for summary judgment have been made. Recently, this matter was removed to United States Bankruptcy Court on a claim that the action is in effect a derivative action improperly made on behalf of Sanga International, a bankruptcy debtor. The bankruptcy court has deferred to the state court to decide, as a factual matter, if the claim is derivative. Currently, there are a number of discovery disputes regarding the parties, respective disclosure obligations.



     PRIMERX.COM



     Since April 2000, we have consolidated the results of operations of PrimeRx.com with ours. Among other factors, this consolidation is based upon a 30 year exclusive management contract with PrimeRx and our ownership of approximately 29% of PrimeRx. Our ownership interest was obtained effective as of April 12, 2000, pursuant to the exercise of an option to exchange shares of our common stock for shares of PrimeRx common stock held by the principal stockholders of PrimeRx, consisting of Dr. Prem Reddy and a related trust. Notwithstanding the principal stockholders' exercise and delivery of their option to acquire our stock in exchange for PrimeRx stock, their participation in a prior registration of a portion of those shares, and other actions consistent with the arrangement, following a significant decline in the price of our common stock they claimed, among other allegations, that they were misled as to the tax consequences of their exercise of the options. They made this claim although they admit at the time they were represented by separate and qualified tax counsel. We believe their allegations are without merit, have denied them, and over several months have attempted to address their issues.



     On December 13, 2000, the principal stockholders filed a complaint against us and other parties in connection with the stock option agreement and exchange of shares for fraud, negligent representation, breach of oral contract, promissory estoppel, declaratory relief and breach of fiduciary duty in the Superior Court of the State of California for the County of Los Angeles (Central District), entitled Prime A Investments, LLC and Dr. Prem Reddy vs. E-MedSoft.com, et. al (Case No. BC241745). This complaint was dismissed without prejudice on December 15, 2000. In the event these PrimeRx stockholders refile their complaint or otherwise pursue their claims against us, we plan to vigorously defend our position. We are also investigating whether we may have valid claims against Dr. Reddy.



     We and other shareholders of PrimeRx believe that our ownership interest in PrimeRx was legally and validly acquired and we are the owners of the shares we purport to own in PrimeRx. However, if this or a similar complaint is filed against us, and if a court ultimately finds in their favor, we could experience adverse consequences if we were to deconsolidate PrimeRx from our financial statements, including a write-off of goodwill recorded at the time of our acquisition of our ownership interest in PrimeRx, which was $33.9 million at December 31, 2000, a possible charge to earnings for the establishment of a reserve against amounts we have advanced to PrimeRx under our management agreement, which amounted to $13.1 million as of December 31, 2000, and a reduction in our revenues attributable to our pharmacy services, which amounted to $53.7 million for the nine month period ended December 31, 2000 or additional monetary damages.



     VIDIMEDIX CONTINGENCY



     In November 2000 the Company settled a legal dispute with certain of the prior shareholders of VidiMedix. This agreement was amended in February 2001. Accordingly, the Company entered into an agreement with such VidiMedix shareholders to issue $3,350,000 in shares of its common stock to satisfy the earn out provisions in the VidiMedix purchase agreement. The number of shares required to be issued is the higher of 1,302,354 or the product of $3,350,000 divided by an average closing price calculated using the first six days of the nine days prior to the effective date of this registration. For example, based on a closing date of January 23, 2001, the shares required to be issued under the average closing price calculation would be 1,468,547 shares. This issuance of additional shares have been accounted for in the third quarter of 2001 as an addition to goodwill. These shares are "restricted securities" as defined for purposes of the Securities Act of 1933. If registration of these shares is not filed by March 7, 2001 or effective by April 30, 2001, we will be required at the option of the prior VidiMedix shareholders to (1) issue the shares calculated in the default provision or (2) pay these VidiMedix shareholders $4,000,000 in cash. In February 2001 the Company settled a dispute with those VidiMedix shareholders who were not parties to the November settlement agreement. Under this agreement the Company is obligated to issue 136,113 shares of common stock.



     QUANTUM DIGITAL CONTINGENCY



     In March 2000, we entered into an acquisition and joint venture agreement with Quantum Digital Solutions Corporation ("Quantum Digital") and acquired an exclusive 10-year license for application of their security encryption and data scrambling technology. We intend to embed the security technology into all of our application services and will seek to develop a separate subsidiary ("Securus") that will focus on selling security solutions to the health care industry. In return for the license, Quantum Digital will receive 25 percent of Securus profits, plus warrants to purchase up to 25 percent of Securus equity at $0.01 per share in the event of a sale of any Securus equity securities. Pursuant to the agreement, we issued to Quantum Digital approximately 1.4 million shares of our common stock for the right to purchase up to 15 percent of the outstanding common stock of Quantum Digital for an aggregate cash purchase price of $15 million, either in a single transaction or in tranches over a period of up to five years. As of December 31, 2000, the Company has exercised two options to purchase 1.5 percent of Quantum Digital's common stock for $1,500,000. The Company has not exercised the options that vested on September 30, 2000 or December 31, 2000. In accordance with the agreement, if the Company does not exercise the options on a timely basis, it will lose the right to exercise the remaining options. The Company and Quantum Digital are currently in the process of finalizing an amendment to the agreement that will extend the timing of exercising the options and the method of payment. At December 31, 2000, the Company has reflected approximately $29.8 million on the balance sheet which represents $25 million for the value of the shares issued to obtain the option to acquire equity in Quantum, $1,500,000 paid upon partial exercise of the option to acquire equity interest and approximately $3.3 million in present value of other commitments made by the Company for the acquisition of the option. The Company made a preliminary analysis of the relative values of the acquired assets and allocated $2.8 million to the value of the technology license and software and $27 million to the value of the equity option. If we fail to reach agreement on the amendment, the Company will lose its right to exercise future options to increase its holdings in Quantum to 15%. This limitation may impair the equity option currently recorded on the balance sheet as an asset and require us to write down such value based on the projected realization of our investment in Quantum Digital.



     In addition, Quantum is a development stage company operating in the internet/technology industry which is subject to numerous risks such as evolving standards, customer acceptance and development of markets, rapidly changing technology and other risks. The realization of the investment in Quantum is subject to the successful execution of its business plan.



11.  RELATED PARTY TRANSACTIONS



     During the three months ended June 30, 2000, the Company recorded revenue of $855 thousand from consulting and software services provided to a company related to a director of the Company. During the same period the Company also recorded approximately $5.5 million in revenue from another entity, also related through a member of the board of directors, for project management, infrastructure development, e-business implementation and planning and other consulting services. Approximately 20 percent of these services were provided prior to March 31, 2000 but not recognized into revenues until acceptance by the customer in the first quarter of fiscal 2001. The Company recorded the related party receivables based on its contracts and its best estimate of the amount ultimately to be realized. Company management, in consultation with its legal counsel, believes that the billings are collectible and expects to collect these outstanding receivables over the next six months.



     During the following six months from July 1, 2000 to December 31, 2000, the Company recorded revenue of approximately $3.4 million from these companies for project management, infrastructure development, e-business implementation and other consulting and software services. As of December 31, 2000, the Company had an outstanding balance of approximately $7.7 million due from the two related entities. Subsequent to quarter end, the company collected approximately $600 thousand.



12.  MINORITY INTEREST



     The Company has reflected minority interest relating to its subsidiary in Australia and its management contract with PrimeRx of approximately $4.0 million and 7.2 million, respectively. The PrimeRx minority interest represents the right of 735,144 Series A preferred shareholders in PrimeRx. This series A preferred stock has a $10 per share liquidation preference on the net assets of PrimeRx (as adjusted) upon a change in control and is otherwise redeemable at the option of the preferred shareholders by 2005. The Australia subsidiary minority interest represents the rights of shareholders of the Australia subsidiary held through the Australian stock exchange.



13.  TAXES



     The Company's subsidiary in the U.K. has reflected a tax benefit of approximately $443 thousand and $1.6 million for the three and nine months ended December 31, 2000. Based on the subsidiary's historical earnings and current year losses, it is expected that the tax benefit will be realized in this fiscal year.

                          CARPENTER KUHEN & SPRAYBERRY
                          Certified Public Accountants

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Virtx, Inc.
Camarillo, California

We have audited the accompanying balance sheet of Virtx, Inc. as of December 31, 1999 and the related statements of operations, stockholders' deficit and cash flows for the period from January 27, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtx, Inc. as of December 31, 1999, and the results of its operations and cash flows for the initial period then ended in conformity with generally accepted accounting principles.

/s/ Carpenter Kuhen & Sprayberry

Oxnard, California
April 5, 2000

                                   VIRTX, INC.
                        BALANCE SHEET - DECEMBER 31, 1999

                                     ASSETS


CURRENT ASSETS:
   Cash                                                               $   50,971
   Accounts receivable (net of allowance
     for doubtful accounts of $0)                                        102,985
   Inventory                                                              94,729
   Financing fees (net of $88,889 of
     accumulated amortization)                                           444,445
                                                                      ----------
      Total current assets                                               693,130

PROPERTY AND EQUIPMENT, AT COST:
   Computer equipment                              $  138,805
   Furniture and fixtures                              89,879
   Office equipment                                    28,468
   Leasehold improvements                               6,636
   Software                                             4,309
                                                   ----------
                                                      268,097

   Less - Accumulated depreciation                    (25,872)           242,225
                                                   ----------         ----------

DEPOSITS                                                                  24,235
                                                                      ----------
                                                                      $  959,590
                                                                      ==========


The accompanying notes are an integral part of the financial statements.

                                   VIRTX, INC.
                        BALANCE SHEET - DECEMBER 31, 1999

                      LIABILITIES AND STOCKHOLDERS' DEFICIT


  CURRENT LIABILITIES:
     Accounts payable                                              $    205,429
     Accrued payroll expenses                                           308,436
     Billings in excess of costs and
      estimated earnings on uncompleted
      contracts                                                         210,511
     Accrued interest                                                    24,106
     Deposits                                                            12,185
     Notes payable-- stockholders                                       159,012
     Notes payable (net of unamortized
      discount of $79,311)                                              720,689
                                                                   ------------
        Total current liabilities                                     1,640,368

  COMMITMENTS AND CONTINGENCIES                                              --

  STOCKHOLDERS' DEFICIT:
     Common stock - $0.0005 par value
      Authorized - 10,000,000 shares
      Issued and outstanding - 6,163,334
       shares                                      $       3,082
     Additional paid-in capital                          628,200
     Retained deficit                                 (1,312,060)
                                                   -------------
        Total stockholders' deficit                                    (680,778)
                                                                   ------------
                                                                   $    959,590
                                                                   ============


The accompanying notes are an integral part of the financial statements.

                                   VIRTX, INC.
                             STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM JANUARY 27, 1999 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


REVENUE                                         $   758,194
COST OF REVENUE                                     766,024
                                                -----------
      Gross margin                                   (7,830)
GENERAL AND ADMINISTRATIVE EXPENSES               1,227,114
                                                -----------
      Loss from operations                       (1,234,944)
INTEREST EXPENSE                                     77,116
                                                -----------
      Net loss                                  $(1,312,060)
                                                ===========


The accompanying notes are an integral part of the financial statements.

                                   VIRTX, INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
            FOR THE PERIOD FROM JANUARY 27, 1999 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


                                                                  ADDITIONAL                               TOTAL
                                    COMMON STOCK                    PAID-IN           RETAINED          STOCKHOLDERS'
                              SHARES             AMOUNT             CAPITAL           EARNINGS             DEFICIT
                            -----------        -----------        -----------        -----------         -----------
Balance -
January 27,
1999 (date
of inception)                        --           $     --         $       --        $        --        $         --

Sale of stock                 2,650,000              2,650                 --                 --               2,650

Stock issued
for property
and equipment                   125,000                125                 --                 --                 125

2-for-1 stock
split                         2,775,000                 --                 --                 --                  --

Detachable
stock warrants
issued in
connection with
notes payable                        --                 --             15,173                 --              15,173

Common stock
issued in
connection with
notes payable                   533,334                267            533,067                 --             533,334

Common stock
issued in
connection
with notes
payable                          80,000                 40             79,960                 --              80,000

Net loss                             --                 --                 --         (1,312,060)         (1,312,060)
                            -----------        -----------        -----------        -----------         -----------

Balance,
December 31, 1999             6,163,334        $     3,082        $   628,200        $(1,312,060)        $  (680,778)
                            ===========        ===========        ===========        ===========         ===========


The accompanying notes are an integral part of the financial statements.

                                   VIRTX, INC.
                             STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM JANUARY 27, 1999 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


CASH FLOWS FROM OPERATING ACTIVITIES:



  Net loss                                                        $(1,312,060)
  Adjustments to reconcile net loss to net cash provided
   by operating activities:
    Non-cash items included in net income:
     Depreciation and amortization                                    130,623
    Net change in operating assets and liabilities                    538,718
                                                                  -----------

      Net cash used in operating activities                          (642,719)
                                                                  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                 (267,972)
                                                                  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on notes payable-- stockholders                          159,012
  Borrowings on notes payable                                         800,000
  Issuance of common stock                                              2,650
                                                                  -----------
      Net cash provided by financing activities                       961,662
                                                                  -----------

NET INCREASE IN CASH                                                   50,971

CASH, JANUARY 27, 1999 (DATE OF INCEPTION)                                 --
                                                                  -----------

CASH, END OF PERIOD                                               $    50,971
                                                                  ===========


The accompanying notes are an integral part of the financial statements.

                                   VIRTX, INC.

                          NOTES TO FINANCIAL STATEMENTS
            FOR THE PERIOD FROM JANUARY 27, 1999 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999

(1)  Summary of Accounting Policies

This summary of accounting policies of Virtx, Inc. (the "Company") is presented to assist in understanding the Company's financial statements. The financial statements and notes are the representation of management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles.

     a)  Basis of Accounting

     The Company reports on the accrual method of accounting. Revenue on fixed-price contracts is recognized on the percentage-of-completion method for financial statement purposes. The percentage-of-completion method used is based on costs incurred in relation to total estimated costs. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the Company's estimates of costs and revenues will change in the near-term. Revenue from maintenance contracts is recognized on a straight-line basis over the contract period.

     b)  Business Activity and Concentrations of Credit Risk

     The Company is a December year-end corporation incorporated in the state of Delaware. It provides video, voice and data communications equipment and services to the healthcare industry.

     The Company maintains its cash balances in a bank in Ventura County. Periodically throughout the year the Company has maintained balances in excess of federally insured amounts. At December 31, 1999, the Company had uninsured balances of $0.

     c)  Major Customers

     The Company had one major customer that accounted for approximately 86% of total revenues for the period ended December 31, 1999. At December 31, 1999, accounts receivable from this customer totaled approximately 26% of total accounts receivable.

     d)  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

     e)  Inventory

     Inventory, consisting of raw materials, is stated at the lower of cost or market and is determined on a first-in, first-out basis.


     f)  Property, Equipment, and Depreciation


     Property is recorded at cost. Depreciation of property and equipment is provided using the straight-line method over the following estimated useful lives:


                                              ESTIMATED
                   ASSET CLASSIFICATION      USEFUL LIFE
                   --------------------      -----------
                  Computer equipment          5 Years
                  Furniture and fixtures      7 Years

                  Office equipment            5-7 Years
                  Leasehold improvements      7 Years
                  Software                    3 Years


     Expenditures for maintenance and repairs are charged against operations as incurred.

(2)  Financing Fees

As discussed in Note 6(b), financing fees incurred with the acquisition of the Company's debt were paid by issuing 533,334 shares of the Company's common stock with a fair market value of $1.00 per share. The loan fees have been deferred and are being amortized over the life of the debt.

(3)  Billings, Costs and Estimated Earnings on Uncompleted Contracts

Billings, costs and estimated earnings on uncompleted contracts for the year ended December 31, 1999, are as follows:


Costs incurred to date on uncompleted
 contracts                                         $ 760,298
Gross (loss) recognized                               (2,448)
                                                   ---------
                                                     757,850
Less - Billings to date                             (968,361)
                                                   ---------
                                                   $(210,511)
                                                   =========
Included in the accompanying
 balance sheet under the
 following captions:

  Billings in excess of costs and estimated
   earnings on uncompleted contracts               $(210,511)
                                                   =========



(4)   Notes Payable - Stockholders



Note payable to Calvin Carrera, a stockholder,
due on April 1, 2000, with interest calculated
at 10% annually, compounded daily, unsecured            $   62,663

Note payable to Murray Firestone, a stockholder,
due on April 1, 2000, with interest calculated
at 10% annually, compounded daily, unsecured                45,500

Note payable to Calvin Carrera, a stockholder,
due on April 1, 2000, with interest calculated
at the applicable federal rates, unsecured                  22,425

Note payable to Jim Elder, a stockholder, due
on April 1, 2000, with interest calculated at
the applicable federal rates, unsecured                     19,946

Note payable to Murray Firestone, a stockholder,
due on April 1, 2000, with interest calculated
at the applicable federal rates, unsecured                   8,478
                                                        ----------
                                                        $  159,012
                                                        ==========


(5)  Notes Payable

Notes payable to the following companies/individuals, due in October 2000, with interest compounded annually at 10%, unsecured. The notes become fully due and payable if, before the stated due dates, the Company consummates equity financing of at least five million dollars. The notes were issued at a discount of $95,173. The discount results in an imputed interest rate of 24.85% and is being amortized using the effective interest rate method over the lives of the loans. The $95,173 discount consists of the fair market value of 80,000 shares of the Company's common stock and 133,328 warrants to purchase common stock that were issued with the notes payable.


                                                        UNAMORTIZED
                                           PRINCIPAL     DISCOUNT         NET
                                          ----------    -----------   -----------
Augustine Fund, L.P.                      $  400,000     $  39,655    $   360,345
Devonshire Management Corporation            100,000         9,914         90,086
Harvey Bibicoff                              100,000         9,914         90,086
Paul Soll                                    100,000         9,914         90,086
Rock Bay Management Group                    100,000         9,914         90,086
                                          ----------     ---------    -----------
                                          $  800,000     $  79,311    $   720,689
                                          ==========     =========    ===========

(6)  Commitments and Contingencies

     a)  Operating Leases

     The Company leases its office under an operating lease that expires June 30, 2002. Rent expense under this lease for the period ended December 31, 1999 was $44,255.

     Minimum future rental payments under this non-cancelable operating lease are:


     Years ending December 31, 2000                  $    70,620
                               2001                       70,620
                               2002                       35,310
                                                     -----------
                                                     $   176,550
                                                     ===========


     The Company leases office equipment under an operating lease that expires May 31, 2004. Rent expense under this lease for the period ended December 31, 1999 was $3,283.

     Minimum future rental payments under this non-cancelable operating lease are:


     Years ending December 31, 2000                   $   5,628
                               2001                       5,628
                               2002                       5,628
                               2003                       5,628
                               2004                       2,345
                                                      ---------
                                                      $  24,857
                                                      =========


     b)  Consulting Agreement

     The Company entered into a consulting agreement during the year ended December 31, 1999 with Strategic Capital Consultants, Inc. (the "Consultant"), under which the Consultant will provide to the Company management, financial consulting, and advisory services. In consideration of the services to be provided for the Company by the consultant, the Company agreed to issue shares of the Company's common stock and pay amounts in cash in accordance with the following terms:

     i) 533,334 shares will be issued and 10% of the gross proceeds will be paid in cash simultaneously with, and as a condition of the closing of a bridge financing of at least $250,000, where the Company has received such funds from a party introduced to the Company by the Consultant.

     ii) 533,332 shares will be issued simultaneously with the closing of a reverse merger between the Company and another publicly traded entity introduced to the Company by the Consultant.

     iii) 533,332 shares will be issued and 13% of the gross proceeds will be paid in cash simultaneously with the closing of a private placement of the Company's securities of at least $5,000,000 with a party introduced to the Company by the Consultant.


     The consulting agreement expires in September 2000. During the year ended December 31, 1999, 533,334 shares of stock were issued to Strategic Capital Consultants and $80,000 was paid in consulting fees in accordance with Paragraph
(i) above.


     As explained in Note 2, such costs incurred are being amortized over the life of the debt.

(7)  Stock Split

On September 23, 1999, the Board of Directors authorized a 2-for-1 stock split, thereby increasing the number of issued and outstanding shares to 5,550,000 and decreasing the par value of each share to $0.0005.

(8)  Outstanding Warrants

During the year ended December 31, 1999, the Company issued detachable warrants in connection with the issuance of debt. Upon surrender of a warrant, the holder is entitled to purchase one share of the Company's common stock at a strike price of $3 per share. The warrants were exercisable immediately upon issuance. At December 31, 1999, there were 133,328 warrants outstanding. The warrants will expire in October 2004.

The stock warrants are valued at $15,173, or $.1138 per share. The fair value of the stock warrants was determined using the Black-Scholes option pricing formula. The following assumptions were used in determining the fair value of the warrants:

      Stock price                                $        1.00
      Expected annual volatility                         58.99%
      The risk-free interest rate                         6.47%
      Dividend yield                                      0.00%
      Expected life                                 30 months

The fair value of the stock warrants is treated as a component of the discount on the related notes payable, which is amortized using the effective interest rate method over the life of the notes.

(9)  Income Taxes

     Deferred Income Taxes

     The difference between the financial statement and tax bases of assets and liabilities is determined annually. These differences result from the use of the accrual basis percentage-of-completion method of accounting for financial statement purposes and the completed-contract method of accounting for tax purposes, the use of different depreciation methods for financial statement and tax return purposes, accrued interest expense, accrued payroll expenses and net operating loss carryovers. Valuation allowances are established, if necessary, to reduce deferred tax asset accounts to the amounts that would be more likely than not be realized. At December 31, 1999, the valuation allowance totaled $506,956. Income tax expense is the current tax payable or refundable for the year, plus or minus the net change in the deferred tax asset and liability accounts. At December 31, 1999, the Company had a federal net operating loss carryover of $1,018,774, which expires in 2019, and a California net operating loss carryover of $1,017,974, which expires in 2007.


     Total income tax expense differs from the expected tax expense (computed by multiplying the United States federal statutory rate of approximately 35 percent by net income) as a result of the following:



     Computed "expected" tax benefit      $  (446,100)
     State tax benefit                       (115,986)
     Non-deductible expenses                    1,772
     Valuation allowance                      560,314
                                          -----------
                                          $        --
                                          ===========


     The Company's total deferred tax assets, deferred tax liabilities, and deferred tax asset valuation allowances at December 31, 1999 are as follows:


     Total deferred tax assets            $   560,314
     Deferred tax valuation allowance        (560,314)
                                          -----------
         Net deferred tax asset           $        --
                                          ===========


(10)   Profit Sharing Plan

The Company has a qualified profit sharing plan with a deferred compensation provision. All employees are eligible and are enrolled in the plan on the first payroll of the month following his or her hire date. An employee may contribute any amount up to 20% of pay on a before-tax basis. The Company's contributions are discretionary and are determined annually by the Board of Directors. The Company did not make any contributions during the period ended December 31, 1999.

(11) Issuance of Stock for Property and Equipment

The Company issued 125,000 shares of common stock to Carespace, LLC, along with $35,000 to purchase furniture, fixtures and computer equipment on February 26, 1999.


(12) Statement of Cash Flows - Supplemental Disclosures

The net change in operating assets and liabilities shown on the statement of cash flows consists of the following:


(Increase) Decrease:
  Accounts receivable                                    $(102,985)
  Inventory                                                (94,729)
  Deposits                                                 (24,235)
Increase (Decrease):
  Accounts payable                                         205,429
  Accrued payroll expenses                                 308,436
  Billings in excess of costs and
   estimated earnings on uncompleted
   contracts                                               210,511
  Accrued interest                                          24,106
  Deposits                                                  12,185
                                                         ---------
                                                         $ 538,718
                                                         =========
Operating activities reflect:

  Interest paid                                          $  34,494
                                                         =========
  Income tax paid                                        $       -
                                                         =========

Non-cash investing and financing transactions:

  Purchase of property and equipment                     $ 268,097
  Issuance of common stock                                    (125)
                                                         ---------

       Cash paid for purchase of property
         and equipment                                   $ 267,972
                                                         =========

  Issuance of common stock                               $   3,082
  Increase in additional paid-in capital                   628,200
  Financing fees                                          (533,334)
  Discount on notes payable                                (95,173)
  Property and equipment                                      (125)
                                                         ---------
       Cash received for issuance of
         common stock                                    $   2,650
                                                         =========


(13) Subsequent Events

     Merger

     On February 21, 2000, the Company entered into an Agreement and Plan of Merger and Reorganization with e-MedSoft.com, a Nevada Corporation, and Virtx Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of e-MedSoft.com.

     e-MedSoft.com is in the health care information services industry. e-MedSoft.com was initially organized in Nevada on August 25, 1986, in order to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. On January 7, 1999, the e-MedSoft.com acquired from TSI Technologies and Holding, LLC, the rights to a JAVA-based, on-line health care management system. On March 19, 1999, e-MedSoft.com acquired all of the issued and outstanding stock of e-Net Technology Ltd., a UK based company. e-Net is a diversified Web Technology company, providing consulting services, training, technical support, computer software and computer hardware to a broad range of customers.

     In accordance with the merger agreement, Virtx Acquisition Corporation was merged with and into Virtx, Inc. As a result of the merger, the separate corporate existence of Virtx Acquisition Corporation ceased and Virtx, Inc. continued as the surviving corporation of the merger. As a result of this merger, e-MedSoft.com owns all the issued and outstanding stock of Virtx, Inc. and shall have full legal control over Virtx, Inc.

     The 6,163,334 issued and outstanding shares of Virtx, Inc. common stock prior to the merger were converted into 1,854,276 restricted shares of e-MedSoft.com common stock.

     After the date of the merger and through April 5, 2000, e-MedSoft.com provided Virtx, Inc. with $290,000 to pay off shareholder loans, accrued payroll expenses and other operating expenses.

     This merger was not as a result of the consulting agreement discussed in
Note 6(b).

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors and Shareholders of VidiMedix Corporation:



We have audited the accompanying balance sheet of VidiMedix Corporation (a Texas corporation) as of December 31, 1999, and the related statements of operations, changes in shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VidiMedix Corporation as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company was acquired by a subsidiary of e-MedSoft.com (e-MedSoft) for assumption of approximately $6.2 million of the Company's debt and liabilities. e-MedSoft settled certain of these liabilities through the issuance of its common stock and warrants to acquire its common stock, and it has provided funding so that a portion of these obligations could be repaid by the Company. The Company, however, has suffered recurring losses from operations and has historically not generated positive cash flows from operations, and e-MedSoft's plans with respect to the Company have not yet been finalized. These items raise substantial doubt about the Company's ability to continue as going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.





/s/ Arthur Andersen, LLP



Austin, Texas
August 30, 2000

                              VIDIMEDIX CORPORATION



                                 BALANCE SHEETS





                                                          December 31,       March 31,
                                                              1999              2000
                                                          ------------      ------------
                                                                             (Unaudited)
                        ASSETS
CURRENT ASSETS:
  Cash                                                    $      1,048      $      3,705
  Accounts receivable                                          116,752            62,846
  Inventory                                                     74,931            65,820
  Prepaid expenses and other current assets                    411,629           398,942
                                                          ------------      ------------
          Total current assets                                 604,360           531,313
                                                          ------------      ------------

PROPERTY AND EQUIPMENT, net                                     79,578            73,762
SOFTWARE DEVELOPMENT COSTS, net                                734,861           667,028
DEPOSITS AND OTHER ASSETS                                      101,642           739,956
                                                          ------------      ------------
          Total assets                                    $  1,520,441      $  2,012,059
                                                          ============      ============

             LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable                                        $    707,566      $  1,089,017
  Accrued liabilities                                        1,023,236         1,303,142
  Deferred revenue                                           1,112,445         1,223,798
  Notes payable to related parties                             752,903           862,903
  Notes payable to employees                                   157,330           157,330
  Notes payable                                              1,880,938         2,169,840
                                                          ------------      ------------
          Total current liabilities                          5,634,418         6,806,030
                                                          ------------      ------------
COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS' DEFICIT:
  Series A convertible preferred stock,
   $.01 par value; aggregate liquidation
   value $4,577,459; 2,407,406 shares
   authorized; and 2,384,093 shares
   issued and outstanding                                       23,841            23,841
  Common stock, $.01 par value; 10,000,000
   shares authorized; 1,782,740 shares
   issued and outstanding                                       17,827            17,827
  Additional paid-in capital                                 5,238,707         5,886,834
  Accumulated deficit                                       (9,394,352)      (10,722,473)
                                                          ------------      ------------
          Total shareholders' deficit                       (4,113,977)       (4,793,971)
                                                          ------------      ------------
          Total liabilities and shareholders' deficit     $  1,520,441      $  2,012,059
                                                          ============      ============




The accompanying notes are an integral part of these financial statements.

                              VIDIMEDIX CORPORATION



                            STATEMENTS OF OPERATIONS





                                                             Three Months Ended
                                       Year Ended                 March 31,
                                       December 31,     ----------------------------
                                          1999              1999              2000
                                       ------------     -----------      -----------
                                                                 (Unaudited)
REVENUES:
  Licenses and hardware                $ 1,280,481      $   124,586      $    47,980
  Maintenance                               19,388              630           33,823
                                       -----------      -----------      -----------
          Total revenues                 1,299,869          125,216           81,803

OPERATING EXPENSES:
  Cost of revenues                         606,303           67,599           42,026
  Research and development                 615,731           33,793          455,097
  Sales and marketing                    1,429,602          381,249          467,016
  General and administrative             1,285,413          305,790          348,966
                                       -----------      -----------      -----------
          Total operating expenses       3,937,049          788,431        1,313,105
                                       -----------      -----------      -----------

LOSS FROM OPERATIONS                    (2,637,180)        (663,215)      (1,231,302)

INTEREST INCOME                                270               --               --

INTEREST EXPENSE                          (318,246)         (38,794)         (89,125)

OTHER EXPENSE, net                         (14,120)          (3,610)          (7,694)
                                       -----------      -----------      -----------

NET LOSS                               $(2,969,276)     $  (705,619)     $(1,328,121)
                                       ===========      ===========      ===========





The accompanying notes are an integral part of these financial statements.

                              VIDIMEDIX CORPORATION
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT




                                    Series A
                                   Convertible
                                 Preferred Stock               Common Stock          Additional                     Total
                            --------------------------  --------------------------    Paid-In      Accumulated  Shareholder's
                               Shares        Amount        Shares         Amount      Capital        Deficit       Deficit
                            ------------  ------------  ------------  ------------  ------------  ------------- -------------
BALANCE, December 31, 1998     2,384,093  $     23,841     1,549,290  $     15,493  $  5,206,003  $ (6,425,076)  $ (1,179,739)

ISSUANCE OF STOCK TO
 EMPLOYEES FOR SERVICES               --            --        18,635           186        14,163            --         14,349

EXERCISE OF STOCK OPTIONS             --            --       214,815         2,148        18,541            --         20,689

NET LOSS                              --            --            --            --            --    (2,969,276)    (2,969,276)
                            ------------  ------------  ------------  ------------  ------------  ------------   ------------

BALANCE, December 31, 1999     2,384,093        23,841     1,782,740        17,827     5,238,707    (9,394,352)    (4,113,977)

ISSUANCE OF WARRANTS
 (Unaudited)                          --            --            --            --       648,127            --        648,127

NET LOSS (Unaudited)                  --            --            --            --            --    (1,328,121)    (1,328,121)
                            ------------  ------------  ------------  ------------  ------------  ------------   ------------

BALANCE, March 31, 2000
 (unaudited)                   2,384,093  $     23,841     1,782,740  $     17,827  $  5,238,707  $(10,722,473)  $ (5,442,098)
                            ============  ============  ============  ============  ============  ============   ============

                              VIDIMEDIX CORPORATION



                            STATEMENTS OF CASH FLOWS




                                                                                         Three Months Ended
                                                                     Year Ended               March 31,
                                                                     December 31,    ---------------------------
                                                                         1999            1999            2000
                                                                     -----------     -----------     -----------
                                                                                            (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                           $(2,969,276)    $  (705,619)    $(1,328,121)
  Adjustments to reconcile net loss to net cash used in operating activities-
     Depreciation                                                         65,936          23,475          12,921
     Accretion of discount on notes payable                               34,554           8,639              --
     Amortization of lease guaranties                                     39,252           9,813           9,813
     Amortization of software development costs                           79,139              --          67,833
     Stock issued to employees for services                               14,349              --              --
     Changes in assets and liabilities-
      Accounts receivable                                                (11,258)         (8,002)         53,907
      Inventory                                                          (19,444)         31,307           9,111
      Prepaid software license                                           144,650          36,163              --
      Prepaid expenses and other current assets                         (374,074)        (21,549)         12,687
      Deposits                                                            16,276              --              --
      Software development costs                                        (814,000)       (302,211)             --
      Accounts payable                                                   125,874         145,956         381,452
      Accrued liabilities                                                596,158          83,853         279,903
      Deferred revenue                                                 1,050,761          39,412         111,354
                                                                     -----------     -----------     -----------
          Net cash used in operating activities                       (2,021,103)       (658,763)       (389,140)
                                                                     -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                     (34,622)        (15,111)         (7,106)
                                                                     -----------     -----------     -----------
          Net cash used in investing activities                          (34,622)        (15,111)         (7,106)
                                                                     -----------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank line of credit                                    2,067,205         130,928         227,759
  Repayment on bank line of credit                                    (2,045,372)       (161,057)       (288,271)
  Proceeds from issuance of bridge notes and other notes               2,026,149         679,625         485,000
  Repayment of bridge notes and other notes                              (18,752)              0         (25,585)
  Proceeds from the exercise of stock options                             20,689          17,737              --
                                                                     -----------     -----------     -----------
          Net cash provided by financing activities                    2,049,919         667,233         398,903
                                                                     -----------     -----------     -----------
NET (DECREASE) INCREASE IN CASH                                           (5,806)         (6,641)          2,657

CASH, beginning of period                                                  6,854           6,854           1,048
                                                                     -----------     -----------     -----------
CASH, end of period                                                  $     1,048     $       213     $     3,705
                                                                     ===========     ===========     ===========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid                                                      $     4,201     $       181     $     3,545

NONCASH INVESTING AND FINANCING ACTIVITY:
  Estimated fair value of warrants issued for consulting services    $        --     $        --     $   648,127




The accompanying notes are an integral part of these financial statements.

                              VIDIMEDIX CORPORATION



                          NOTES TO FINANCIAL STATEMENTS



                                DECEMBER 31, 1999





1. THE COMPANY:



VidiMedix Corporation (the Company) is an Internet-enabled telemedicine/health information technology solutions provider. The Company develops and markets software systems that enable real-time interactive encounters between doctors/caregivers and their patients. The software systems combine video, voice and data transmission capabilities to allow doctors and other caregivers to examine, diagnose and initiate treatment of a patient over the Internet or other communication network, regardless of where they are located. The Company was incorporated in Texas in June 1995 and has office locations in both Austin, Texas, and San Diego, California.



On June 16, 2000, the Company's outstanding preferred and common stock was purchased by a subsidiary of e-MedSoft.com (e-MedSoft) for assumption of approximately $6.2 million in debt and liabilities. Of this amount, approximately $3.3 million was repaid with approximately 380,000 shares of e-MedSoft common stock and warrants to purchase approximately 336,000 shares of e-MedSoft common stock at an exercise price of $8.63 per share. See Note 9 regarding the settlement of certain of the Company's debt obligations and liabilities in connection with and subsequent to the acquisition. In connection with the acquisition, e-MedSoft has committed to issue up to an additional 6 million shares of its common stock to the Company's shareholders as an earn-out payment based on the Company achieving certain sales targets. e-MedSoft has accounted for this acquisition under the purchase method of accounting. The accompanying financial statements of the Company do not reflect the effect of the purchase accounting.



The accompanying financial statements have been prepared assuming the Company will continue as going concern. The Company has suffered recurring losses from operations, has historically not generated positive cash flows from operations, and e-MedSoft's plans with respect to the Company have not yet been finalized. These items raise substantial doubt about the Company's ability to continue has a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



Use of Estimates



The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Financial Information



The interim financial statements for the three months ended March 31, 1999 and 2000, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.



Inventory



Inventory consists primarily of computer hardware purchased on behalf of the Company's customers in connection with contracts for the sale of the Company's products. Inventory is valued at the lower of cost or net realizable value.



Property and Equipment



Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:



             Computer equipment                  3 years
             Software                            3 years
             Furniture and fixtures              7 years
             Leasehold improvements          Estimated useful
                                             life or term of
                                             the lease, if shorter



Maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in net income.



Software Development Costs



Costs of internally developed software for resale are expensed until the technological feasibility of the software product has been established. Thereafter, software development costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. The capitalized software costs are amortized using the straight-line method over the three-year estimated useful life of the related product, beginning upon the declaration of the underlying product as generally available for sale. Amortization expense for the year ended December 31, 1999, and for the three months ended March 31, 1999 and 2000, was approximately $79,100, $- (unaudited) and $67,800 (unaudited), respectively. This amortization expense is reported within cost of revenues in the accompanying statements of operations. Accumulated amortization at December 31, 1999, and March 31, 2000, was approximately $79,100 and $146,900
(unaudited), respectively.

Asset Impairment



The Company assesses asset impairment based on the guidance set forth in Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of." The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.



Deferred Revenue



Customers are billed based on milestone completion as stipulated in the underlying contracts, and all amounts are recorded as deferred revenues until recognized in accordance with the Company's revenue recognition policy. Management believes that the deferred revenue as of December 31, 1999, and March 31, 2000, will be recognized during 2000 in connection with the completion of the related contracts. See Note 3 for a detail of deferred revenue.



Revenue Recognition



The Company's product is a bundled hardware and software system wherein the software is licensed under a perpetual license. Revenue is recognized in accordance with Statement of Position (SOP) 97-2, "Software Revenue Recognition," and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." For perpetual licenses which provide maintenance, the portion of the license fee associated with maintenance is unbundled and recognized ratably over the maintenance period.



Maintenance contracts are available thereafter for negotiated periods, and the prices of the contract are generally based on the value of the licensed software products. The revenue allocated to the bundled hardware and software is generally recognized upon completion of installation and testing. Costs incurred to install the bundled hardware and software systems are deferred until completion of installation and testing, at which time they are recognized as cost of revenues.



In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," as amended by SAB No. 101B, which is to be adopted no later than the quarter ending December 31, 2000, but is effective as of January 1, 2000. SAB No. 101 clarifies the SEC's views regarding recognition of revenue. Management does not believe that adoption of this pronouncement will have a significant effect on the Company's financial position or results of operations.



Cost of Revenues



Cost of revenues consists primarily of computer hardware, personnel costs related to the installation of the Company's product and amortization of software development costs.

Warranty Costs



The Company generally warrants its software for 90 days after delivery of the products. Warranty costs have historically not been significant, and management does not believe that it has any significant warranty exposure as of December 31, 1999, and March 31, 2000.



Stock-Based Compensation



The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation."



Income Taxes



The Company uses the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.



Major Customers and Risk Concentrations



The Company had revenues greater than 10 percent of total revenues to the following major customers:




                            Year Ended                       Three Months Ended                   Three Months Ended
                        December 31, 1999                      March 31, 1999                       March 31, 2000
                    -----------------------------        ----------------------------         -----------------------------
                                       Percent of                          Percent of                            Percent of
                    Revenues            Revenues         Revenues           Revenues           Revenues           Revenues
                    --------           ----------        --------          ----------         ---------          ----------
                                                                  (Unaudited)                          (Unaudited)
Customer A          $549,215             42.25%          $     --                --           $  8,019              9.80%
Customer B           216,360             16.64                 --                --              2,672              3.27
Customer C           161,466             12.42                 --                --              1,198              1.46
Customer D           181,341             13.95            122,175             97.57%             2,685              3.28
Customer E           132,605             10.20                 --                --                 --                --
Customer F                --                --                 --                --             47,959             58.63
Customer G                --                --                 --                --             17,990             22.00



The Company had receivables greater than 10 percent of total receivables from the following major customers:




                        December 31, 1999                   March 31, 2000
                   ----------------------------      -----------------------------
                                    Percent of                         Percent of
                   Receivable       Receivables      Receivable        Receivables
                   ----------       -----------      ----------        -----------
                                                              (Unaudited)
Customer H          $54,773            46.91%          $ 2,613             4.08%
Customer I           39,000            33.40                --               --
Customer C           22,500            19.27            27,835            43.46
Customer D               --               --            12,432            19.41
Customer G               --               --            19,055            29.75

The Company's customers are primarily in the healthcare industry. Accordingly, the Company is exposed to risks of fluctuations and funding in the healthcare industry. The Company is exposed to potential credit risk related to changes in business and economic factors; however, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.



3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:



Prepaid Expenses and Other Current Assets



Prepaid expenses and other current assets consists of the following:




                                                 December 31,        March 31,
                                                     1999              2000
                                                 ------------       -----------
                                                                    (Unaudited)
     Advances to employees                         $  4,470          $  4,359
     Prepaid expenses                                62,967            50,391
     Deferred contract costs (see Note 2)           344,192           344,192
                                                   --------          --------
                                                   $411,629          $398,942
                                                   ========          ========



Property and Equipment



Property and equipment, net, consists of the following:




                                            December 31,         March 31,
                                               1999                 2000
                                            ------------        -----------
                                                                (Unaudited)
     Computer equipment                      $ 206,030           $ 213,136
     Furniture and fixtures                      3,937               3,937
     Purchased software                         69,233              69,233
     Leasehold improvements                     15,154              15,154
                                             ---------           ---------
                                               294,354             301,460
     Less - Accumulated depreciation
      and amortization                        (214,776)           (227,698)
                                             ---------           ---------
                                             $  79,578           $  73,762
                                             =========           =========



Depreciation and amortization expense for the year ended December 31, 1999, and for the three months ended March 31, 1999 and 2000, was approximately $66,000, $23,500 (unaudited) and $12,900 (unaudited), respectively.

Deposits and Other Assets



Deposits and other assets consists of the following:




                                           December 31,        March 31,
                                               1999              2000
                                           ------------        ---------
                                                              (Unaudited)
     Deposits on operating leases            $ 47,002          $ 47,002
     Guarantees on operating leases            54,640            44,827
     Prepaid consulting fees                       --           648,127
                                             --------          --------
                                             $101,642          $739,956
                                             ========          ========




One of the Company's directors personally guaranteed certain of the Company's operating leases. In consideration for providing the guarantees, the Company issued warrants to the director to acquire 98,459 shares of the Company's common stock and recorded the estimated fair value of the warrants as guarantees on operating leases. This asset is being amortized to various operating expenses over the term of the related leases. Amortization expense for the year ended December 31, 1999, and for the three months ended March 31, 1999 and 2000, was approximately $39,252, $9,813 (unaudited) and $9,813 (unaudited), respectively. See Note 7.



In connection with entering into a three-year agreement with a consulting firm in January 2000, the Company issued a warrant to the consulting firm to acquire 1,661,865 shares of the Company's common stock for $0.77 per share. The warrant was vested 50 percent upon issuance with the remaining 50 percent vesting in 90 days from the date of issuance. The Company recorded the estimated fair value of the warrant as prepaid consulting fees, and this amount will be amortized to sales and marketing over the period of the consulting agreement. No amortization expense has been reflected in the accompanying statement of operations for the three months ended March 31, 2000. See Notes 6 and 7.



Accrued Liabilities



Accrued liabilities consists of the following:




                                            December 31,          March 31,
                                                1999                2000
                                            ------------         ----------
                                                                (Unaudited)
     Accrued incentive compensation          $  547,982          $  627,125
     Accrued vacation                           131,930             158,171
     Accrued interest                           176,600             244,511
     Accrued salaries                                --             129,396
     Accrued taxes                               16,947              37,014
     Other accrued expenses                     149,777             106,925
                                             ----------          ----------
                                             $1,023,236          $1,303,142
                                             ==========          ==========

Deferred Revenue



Deferred revenue consists of the following:




                                             December 31,         March 31,
                                                 1999                2000
                                             ------------        -----------
                                                                 (Unaudited)
     Licenses and hardware contracts          $  937,798          $1,167,294
     Maintenance contracts                       174,647              56,504
                                              ----------          ----------
                                              $1,112,445          $1,223,798
                                              ==========          ==========



4. NOTES PAYABLE:



The Company has the following notes payable to various related parties, employees and third parties as of December 31, 1999, and March 31, 2000:



                                                                                         December 31,          March 31,
                                                                                             1999                2000
                                                                                          ----------          -----------
                                                                                                              (Unaudited)
Notes payable to related parties-

Various bridge notes payable to related parties; due dates ranging from
December 1999 to June 2000; interest at 10% per annum; unsecured. The Company has been unable to repay these notes as they become due, but the notes were settled in connection with the acquisition of the Company by e-MedSoft which is
described in Note 1. Also see Note 9.                                                     $  711,544          $  791,544

Various notes payable to officers and directors; maturing June 30, 2000;
interest at 10% per annum; unsecured. The notes were settled in connection with the acquisition of the Company by e-MedSoft which is described in Note 1. Also
see Note 9.                                                                                   41,359              71,359
                                                                                          ----------          ----------
                                                                                             752,903             862,903
                                                                                          ----------          ----------

Various notes payable to employees for unpaid wages; certain of the notes with principal totaling $109,500 were due the earlier of December 31, 1999, completion of a sale of Series B preferred stock or the sale of the Company;
certain of the notes totaling $47,380 are due the earliest of June 30, 2000, completion of a second permanent equity financing of at least $5 million or the sale of the Company; interest at 10% per annum; unsecured. The Company has been unable to repay these notes as they become due, but the notes were settled in connection with the acquisition of the Company by e-MedSoft which is described
in Note 1. Also see Note 9.                                                                  157,330             157,330
                                                                                          ----------          ----------

Notes payable to third parties-

 Bridge notes payable to corporations; due dates ranging from December 1999 to
 June 2000; interest at 10% per annum; unsecured. The Company has been unable to repay these notes as they become due, but they were settled in connection with the acquisition of the Company by e-MedSoft which is described in Note 1. Also
 see Note 9.                                                                               1,210,000           1,360,000

 Bridge notes payable to individuals; due dates ranging from November 1999 through June 2000; interest at 10% per annum; unsecured. The Company has been unable to repay these notes as they become due, but the notes were settled in connec- tion with the acquisition of the Company by e-MedSoft which is
 described in Note 1. Also see Note 10.                                                      375,000             600,000

 Demand note payable to a corporation; interest at 12 percent per annum;
 unsecured.                                                                                    2,445                  --

 Accounts Receivable Purchase Agreement with a bank; automatically renewable on an annual basis; the Company may receive up to 80% of the acceptable accounts receivable delivered to the financial institution; the agreement provides for a maximum outstanding balance of $500,000; amounts outstanding are due upon realization of the related receivables; interest payable monthly at 1.75% of the average daily account balance (effective annual interest rate of 21%);
 secured by certain assets of the Company.                                                    93,493              32,981

 Note payable to a bank; maturing the earlier of February 10, 2000 or the closing of the sale of any equity securities to one or more institutional investors or venture capital firms; interest at prime plus 1.5 percent (10 percent and 10.33 percent at December 31, 1999, and March 31, 2000, respectively); secured by certain assets of the Company, including inventory,
 equipment, contract rights and intangibles.                                                 200,000             176,859
                                                                                          ----------          ----------
                                                                                           1,880,938           2,169,840
                                                                                          ----------          ----------
                                                                                          $2,791,171          $3,190,073
                                                                                          ==========          ==========

The agreements with respect to the accounts receivable purchase agreement and note payable to a bank contain warranties and covenants and require maintenance of certain financial ratios. Default on any warranty or covenant could affect the ability to borrow under the agreements and, if not waived or corrected, could accelerate the maturity of any borrowings outstanding under the applicable agreement. At December 31, 1999, and March 31, 2000, the Company was in default of warranties and covenants contained in these agreements and such defaults had not been waived. All amounts due under the agreements, however, have been reflected as current liabilities in the accompanying balance sheets.



5. INCOME TAXES:



As of December 31, 1999, and March 31, 2000, the Company had federal net operating loss carryforwards of approximately $9 million and $10.1 million (unaudited), respectively. The net operating loss carryforward will expire in varying amounts through 2019 if not utilized.



Utilization of the net operating loss may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of the net operating loss before utilization.



Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes are as follows:



                                               December 31,             March 31,
                                                   1999                   2000
                                               ------------           -----------
                                                                      (Unaudited)
Deferred tax assets -
  Net operating loss carryforwards              $ 3,062,026           $ 3,433,762
  Depreciation and amortization                      25,401                28,291
  Accrued compensation and other                    231,170               310,995
                                                -----------           -----------
          Gross deferred tax asset                3,318,597             3,773,048
                                                -----------           -----------

Deferred tax liability -
  Other                                              (4,129)               (4,129)
                                                -----------           -----------
          Gross deferred tax liability               (4,129)               (4,129)
                                                -----------           -----------

Less - Valuation allowance                       (3,314,468)           (3,768,919)
                                                -----------           -----------
          Net deferred tax asset                $        --           $        --
                                                ===========           ===========



A valuation allowance has been provided to offset the net deferred tax assets due to the uncertainties regarding the future realization of the net operating loss carryforward and other deferred tax assets.

The Company's provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34 percent to the loss before income taxes as a result of the application of the valuation allowance.



6. COMMITMENTS AND CONTINGENCIES:



Leases



The Company leases office space and equipment under noncancelable operating leases with various expiration dates through May 2001. Rent expense for the year ended December 31, 1999, and the three months ended March 31, 1999 and 2000, was approximately $462,000, $115,000 (unaudited) and $125,000(unaudited), respectively. The terms of the office lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid.



Future minimum lease payments under noncancelable operating leases consist of the following:




         For the year ending December 31,
             2000                          $470,326
             2001                           168,574
             2002                            73,650
             2003                             6,130
                                           --------
         Total minimum lease payments      $718,680
                                           ========



Litigation



The Company is, from time to time, subject to various disputes or legal actions arising in the ordinary course of business. As of December 31, 1999, and March 31, 2000, the Company was not involved in any significant disputes or legal actions.



Employment Agreements



The Company maintains employment agreements with 12 key employees. The terms of the employment agreements is generally three years, and the agreements provide for payment of the employees' salaries for a stated period of time ranging from three months up to one year from the date of termination. Termination must be without cause, as defined. As of December 31, 1999, the maximum contingent liability was approximately $640,000. None of these employees have been terminated in connection with the acquisition of the Company be e-MedSoft in June 2000 (see Note 1).



Consulting and Marketing Agreements



The Company has noncancellable agreements with various individuals to provide consulting services to the Company. These agreements require the Company to make payments to the individuals during the periods that the agreements are in effect. As of December 31, 1999, future minimum payments under the agreements totaled approximately $120,000 for 2000 and $110,000 for 2001.

        In February 2000, the Company entered into a noncancellable agreement with a firm to provide various marketing services. The agreement requires the Company to make payments during the period that the agreement is in effect. As of March 31, 2000, future minimum payments under the agreement totaled approximately $36,000 for 2000 and $24,000 for 2001.



Distribution and Service Agreement



In January 2000, the Company entered into a three year agreement with a healthcare consulting firm to promote the Company's products in its marketing materials and marketing efforts, including the consulting firm's web sites, client newsletters and other client publications and seminars. The consulting firm also agreed to train certain of its personnel concerning the Company's products. The Company agreed to the following:




- The Company will purchase a minimum of $3 million of consulting services from the consulting firm over the term of the agreements. If the Company does not purchase this minimum by the termination date of the agreement or if the agreement is terminated prior to its term for any reason other than a breach by the consulting firm, the Company will owe the difference between the minimum commitment and the actual amount of consulting services purchased:



- The Company will pay approximately $6.7 million for being designated as a preferred member of the consulting firm's digital business transformation partner program. Of this amount, $1.7 million shall be paid in cash ($75,000 upon execution of the agreement, $650,000 in June 2000, $500,000 in September 2000, and $500,000 in December 2000), $3
        million in warrants to purchase the Company's stock, $6,700 in cash for each introduction to potential customers up to a maximum of $1 million, and 20 percent of the contract value for each client of the consulting firm that contracts with the Company up to a maximum of $1 million.



In connection with this agreement, the Company issued a warrant to the consulting firm to purchase 1,661,865 shares of the Company's common stock at $0.77 per share. This warrant was 50 percent vested upon issuance with the remaining 50 percent to vest in 90 days. The warrant expires ten years from the date of issuance. The Company estimated the approximate $648,000 fair value of this warrant using the minimum value method and has recorded this amount as prepaid consulting fees within Deposits and Other Assets in the accompanying balance. These prepaid consulting fees are being amortized over the term of the consulting agreement (see Note 3). In connection with the acquisition of the Company by e-MedSoft in June 2000 (see Note 1), this warrant was cancelled.



Other



During 1998, the Company entered into a software license agreement which requires prepayment for license fees. The Company is obligated to purchase a minimum number of licenses during the two-year period ending September 1, 2000. If the Company does not purchase the minimum quantity, a shortfall payment could be required. The contract terminates under certain conditions or on September 1, 2000, unless the parties mutually agree to extend the term for additional one-year periods. Although the Company will not have purchased the minimum number of license agreements by September 1, 2000, management does not believe there will be any shortfall payment required since the Company has been charged full price for the software they purchased during 1999 and did not receive the volume discounts that would necessitate a shortfall payment.



The Company has noncancellable agreements with various service providers to purchase minimum levels of service over stated periods. As of December 31, 1999 future minimum payments under the agreements totaled approximately $41,700 for 2000 and $60,200 for 2001 and thereafter.



7. CAPITAL STOCK:



Series A Convertible Preferred Stock



The Company's articles of incorporation, as amended, authorize the Company to issue 5,000,000 shares of $.01 par value preferred stock, 2,407,406 shares of which have been designated as Series A preferred stock (Series A). Each share of Series A is convertible to common stock upon issuance, at the option of the holder, based on a conversion ratio of 1:1 as of December 31, 1999, subject to adjustment for dilution. Each share of Series A automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon the closing of a public offering of common stock at a per share price of at least $3.00 per share, subject to adjustment for dilution, with net proceeds of at least $7,500,000.



The holders of the Series A will be entitled to participate in dividends on common stock, when and if declared by the board of directors. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, Series A holders are entitled to receive an amount of $1.92 per share, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. If the assets of the Company available for distribution to shareholders upon dissolution, liquidation or winding up are insufficient to permit payment in full of the liquidation value to holders of the Series A preferred stock, $4,577,459, at December 31, 1999, the entire assets will be distributed on a pro rata basis among the Series A shareholders.



The holders of the Series A are entitled to vote on all matters and shall have that number of votes equal to the number of shares of common stock into which each such holder's Series A could then be converted.



Common Stock



The Company's Articles of Incorporation, as amended, authorize the Company to issue 10,000,000 shares of $0.01 par value common stock. Certain shares are subject to a right of repurchase at issue value at the Company's option only, subject to vesting, which is generally over a four-year period from the earlier of the grant date or employee hire date, as applicable, until vesting is complete. At December 31, 1999, there were 85,543 shares subject to repurchase.

Warrants



In connection with certain notes payable to related parties, consulting agreements and lease guarantees by a director of the Company, the Company issued warrants in 1998 to purchase 527,062 shares of common stock at prices ranging from $0.175 to $1.92 per share. Such warrants are outstanding at December 31, 1998, and expire in varying amounts through July 2003.



In connection with the acquisition of the Company by e-MedSoft in June 2000 (see
Note 1), all of the Company's outstanding warrants were canceled.



Stock Options



The Company has two stock option plans. The plans provide for the granting of stock options to employees and consultants of the Company. Options granted under the plans may be either incentive stock options or nonqualified stock options. Incentive stock options (ISO) may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options (NSO) may be granted to Company employees and consultants. The Company has reserved 1,839,965 shares of common stock for issuance under the plans.



Options under the plans may be granted for periods of up to 10 years and at prices determined by the board of directors, provided, however, that (a) the exercise price of an ISO shall not be less than 100 percent of the estimated fair value of the shares on the date of grant and (b) the exercise price of an ISO granted to a 10 percent shareholder shall not be less than 110 percent of the estimated fair value of the shares on the date of grant.



Options are exercisable upon vesting for a period of up to 10 years at such times and under such conditions as determined by the board of directors.



Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:



The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted-average assumptions used for grants during the year ended December 31, 1999:



                                      December 31,          March 31,
                                          1999                2000
                                      ------------         ----------
                                                           (Unaudited)
Dividend yield                           --                  --
Expected volatility                      --                  --
Risk-free rate of return                  5.89%               7.07%
Expected life                          9.42 years          9.90 years

The following table summarizes the activity in the Company's stock option plans:




                                              December 31, 1999                       March 31, 2000
                                      ------------------------------             ---------------------------
                                                            Weighted                               Weighted
                                                             Average                                Average
                                                            Exercise                                Exercise
                                        Shares               Price               Shares              Price
                                      ---------           ----------             -------          ----------
                                                                                        (Unaudited)
Outstanding, beginning of
 period                               1,047,778           $    0.783             768,754          $    0.723
  Awards                                 21,000                0.776             101,112               0.770
  Exercises                            (214,815)               0.096                  --                  --
  Forfeitures                           (85,209)               0.749                  --                  --
                                     ----------                               ----------
Outstanding, end of period              768,754                0.723             869,866               0.729
                                     ==========                               ==========
Options exercisable                     497,594                0.912             497,594
                                     ==========                               ==========
Weighted average fair value                                    0.343                                   0.390
 of options granted during
 the period




The following is additional information relating to options outstanding at December 31, 1999:



                                  Options Outstanding                           Options Exercisable
                  ------------------------------------------------         ----------------------------
                                       Weighted
                                        Average
                                       Remaining          Weighted                            Weighted
                                       Contractual         Average                             Average
Exercise             Number              Life             Exercise           Number            Exercise
 Prices           Outstanding           (Years)            Price           Exercisable          Price
---------         -----------          -----------        --------         -----------        ---------
$   0.085            62,598               2.33             $0.085            44,511           $   0.085
    0.100            41,730               2.75              0.100            27,817               0.100
    0.770           560,258               9.42              0.770           321,098               0.770
    1.920           104,168               2.83              1.920           104,168               1.920
                    -------                                                 -------
                    768,754                                                 497,594
                    =======                                                 =======




In connection with the acquisition of the Company by e-MedSoft in June 2000 (see
Note 1), all the Company's outstanding options were canceled.

8. BENEFIT PLAN:



The Company has a defined contribution profit-sharing plan (the Plan) incorporating features under Section 401(k) of the Internal Revenue Code designed to provide retirement benefits to its employees. The Plan covers substantially all employees of the Company. The plan documents state that the Company may provide a matching contribution. For the year ended December 31, 1999, and the three months ended March 31, 2000, the Company did not elect to make a matching contribution.



9. SUBSEQUENT EVENT:



As discussed in Note 1, all of the Company's outstanding common and preferred stock was acquired by a subsidiary of e-MedSoft on June 16, 2000, for assumption of approximately $6.2 million in debt and liabilities. Upon acquisition, the Company's bridge notes and related accrued interest, totaling approximately $3.2 million at the acquisition date, were settled through the issuance of approximately 366,000 shares of e-MedSoft common stock and warrants to acquire approximately 336,000 shares of e-MedSoft common stock at $8.63 per share. Also upon acquisition, accrued interest of approximately $30,000 on the notes payable to employees, $15,000 in miscellaneous accrued liabilities and $94,000 in accrued vacation were settled through the issuance of approximately 14,000 shares of e-MedSoft common stock. e-MedSoft also issued options to purchase 50,000 shares of its common stock at an exercise price equal to the per share value of e-MedSoft's common stock on the date of issuance in settlement of the Company's accrued incentive compensation of approximately $602,000 as of the date of acquisition. Subsequent to the acquisition, e-MedSoft loaned approximately $1.3 million in cash to the Company, most of which has been used to pay certain of the Company's other liabilities that existed as of the date of acquisition.

================================================================================

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. The information in this prospectus may only be accurate on the date of this document. This document may be used only where it is legal to sell these securities.




                                   -----------


                                TABLE OF CONTENTS




                                                                                                 PAGE
                                                                                                 ----
Prospectus Summary .......................................................................         2
Risk Factors .............................................................................         5
Price Range of Our Common Stock ..........................................................        16
Dividend Policy ..........................................................................        16
Selected Financial Data ..................................................................        17
Management's Discussion and Analysis of Financial Condition and Results of Operations ....        21
Business .................................................................................        31
Management ...............................................................................        45
Principal and Selling Stockholders .......................................................        52
Certain Transactions .....................................................................        60
Description of Capital Stock .............................................................        61
Plan of Distribution .....................................................................        65
Legal Matters ............................................................................        66
Experts ..................................................................................        66
Where You can Find More Information ......................................................        66
Index to Financial Statements ............................................................       F-1




                                21,561,825 Shares





                                  e-MedSoft.com

                                  Common Stock







                                -----------------


                                   PROSPECTUS


                                 _______, 2001




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses in connection with the offering described in the Registration Statement. All such expenses are estimates except for the SEC registration fee and NASD and American Stock Exchange filing fees.


           SEC registration fee ........................     $ 54,694
           Accountants' fees and expenses ..............      250,000
           Legal fees and expenses .....................      250,000
           Printing and engraving expenses .............       60,000
           Miscellaneous fees ..........................        5,306
                                                             --------
               Total ...................................     $620,000
                                                             ========


Item 14. Indemnification of Directors and Officers.

     Our restated articles of incorporation provide that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except that a director or officer shall be liable, to the extent provided by applicable law, (1) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (2) for the payment of dividends in violation of restrictions imposed by Section 78.300 of the Nevada GCL. The effect of this provision in our restated articles of incorporation is to eliminate the rights of us and our stockholders, either directly or through stockholders' derivative suits brought on behalf of our company, to recover monetary damages from a director or officer for breach of the fiduciary duty of care as a director or officer except in those instances provided under the Nevada GCL.

     In addition, we have adopted provisions in our bylaws that require us to indemnify our directors, officers, and certain other representatives against expenses, liabilities, and other matters arising out of their conduct on our behalf, or otherwise referred to in or covered by applicable provisions of the Nevada GCL, to the fullest extent permitted by the Nevada GCL.

     Section 78.751 of the Nevada GCL provides that a corporation may indemnify our directors and officers against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with an action, suit or proceeding in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the director's or officer's conduct was unlawful. Any such indemnification may be made by the corporation only as ordered by a court or as authorized in a specific case upon a determination made in accordance with the Nevada GCL that such indemnification is proper in the circumstances.


     Indemnification may not be made under the Nevada GCL for any claim, issue, or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.


     To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding or in defense of any claim, issue, or matter therein, the director or officer must be indemnified under the Nevada GCL by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by the director or officer in connection with the defense.


Item 15. Recent Sales of Unregistered Securities.


     During December 1998, we issued a total of 800,000 shares of common stock (as adjusted for the 5-for-1 forward split) to two persons as consideration for outstanding loans that they converted. Their shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act.

     On January 7, 1999, we issued 41,417,176 shares of common stock to TSI in connection with the acquisition of certain rights to a

     JAVA-based online healthcare management system. With respect to this transaction, we relied on Section 4(2) of the Securities Act. TSI executed a Stock Acquisition and Technology Agreement in which it represented that it was acquiring the shares for investment only and not for the purpose of resale or distribution. In connection with the foregoing transaction, we issued a total of 2,553,144 shares to two persons as finder's fees, and we issued 1,035,429 warrants to one person as a finder's fee. These shares and warrants were issued in reliance on the exemption provided by Section 4(2). The appropriate restrictive legend was placed on all certificates and stop transfer orders were issued to the transfer agent.

     During March 1999, we issued 45,000 restricted shares to a person as consideration for a consulting agreement. These shares were issued in reliance on the exemption provided by Section 4(2). The appropriate restrictive legend was placed on the certificate and stop transfer orders were issued to the transfer agent.

     During September 1999, we issued 1,721,973 shares of our common stock to an entity as partial consideration for the purchase of a computer software technology. In this transaction, the entity that acquired the shares was an "accredited investor." With respect to this transaction, we relied on Section 4(2) of the Act. The entity was provided with information on our company and it represented that it was purchasing the shares for investment only and not for the purpose of distribution. The appropriate restrictive legend was placed on the certificate and stop transfer orders were issued to the transfer agent.


     In November 1999, we also sold 300,000 shares of our common stock to an entity in exchange for $600,000 in cash. With respect to this sale, we relied on
Section 4(2) of the Act. The investor was given access to complete information concerning our company. The appropriate restrictive legend was placed on the certificate and stop transfer orders were issued to the transfer agent.


     During December 1999, we sold 3,568,000 units, each unit consisting of one share of common stock and one warrant to purchase common stock, to approximately 103 accredited investors at a purchase price of $2.00 per unit. Each warrant is exercisable to purchase one share of common stock at $4.00 per share until December 31, 2004. In connection with such sales we paid to Sutro & Company, Inc. a 7% cash commission and Sutro was reimbursed $181,614 for expenses.

     With respect to these sales, we relied on Section 4(2) of the Act, and Rule 506 of Regulation D promulgated thereunder. The investors were given a copy of a private placement memorandum containing information concerning our company, a Form D was filed with the SEC and we complied with the other applicable requirements of Rule 506. All investors signed subscription agreements in which they represented that they were purchasing the units for investment only and not for the purpose of resale and distribution. The appropriate restrictive legends were placed on the certificates and stop transfer orders were issued to the transfer agent.

     During February 2000, we issued 9,500,000 shares of common stock to two entities in connection with the agreement we entered into with National Century Financial Enterprises, Inc. We relied on Section 4(2) of the Act. Each of the entities receiving shares was an "accredited investor" and each entity executed a document with standard investment representations. These entities were also provided with full disclosure regarding our company. The appropriate restrictive legends were placed on all certificates and stop transfer orders were issued to the transfer agent.

     During March 2000, we issued 1,854,276 shares to the shareholders of Virtx, Inc. in connection with our acquisition of Virtx. We relied on Section 4(2) of the Act and Rule 506 of Regulation D. The Virtx shareholders were provided with full information regarding our company, a Form D was filed with the SEC, and we complied with the other applicable requirements of Rule 506. All Virtx shareholders signed a letter of acceptance in which they represented that they were acquiring the shares for investment only and not for the purpose of resale or distribution. The appropriate restrictive legends were placed on the certificates and stop transfer orders were issued to the transfer agent.

     In March 2000, we issued 1,405,363 shares to Quantum Digital Solutions Corporation (formerly known as Cyphercomm) in connection with a license agreement we entered into with Quantum Digital. During the three months ended March 31, 2000, we also issued a total of 1,216,429 shares of our common stock to six persons who exercised previously issued warrants. With respect to these sales, we relied on Section 4(2) of the Act. Each of the persons/entities executed a document with standard investment representations. These persons/entities were also provided with full disclosure regarding our company. The appropriate restrictive legends were placed on all certificates and stop transfer orders were issued to the transfer agent.

     During March 2000, we sold 4,000,000 shares of our common stock, to approximately 50 accredited investors at a purchase price of $15.00 per share. In connection with such sales we paid to Sutro & Company, Inc. a 7% cash commission and Sutro was reimbursed $106,386 for expenses.

     With respect to these sales, we relied on Section 4(2) of the Act, and Rule 506 of Regulation D promulgated thereunder. The investors were given a copy of a private placement memorandum containing information concerning our company, a Form D was filed with the SEC and we complied with the other applicable requirements of Rule 506. All investors signed subscription agreements in which they represented that they were purchasing the units for investment only and not for the purpose of resale and distribution. The appropriate restrictive legends were placed on the certificates and stop transfer orders were issued to the transfer agent.



     During April 2000, we agreed to issued 2,640,000 shares of our common stock to the stockholders of PrimeRx.com resulting from the exercise of their option to acquire our stock in exchange for our purchase of 29% of PrimeRx's outstanding stock. We relied on Section 4(2) of the Act and Rule 506 of Regulation D. The PrimeRx.com shareholders were provided with full information regarding our company, a Form D was filed with the SEC, and we complied with the other applicable requirements of Rule 506. All PrimeRx.com shareholders signed a letter of acceptance in which they represented that they were acquiring the shares for investment only and not for the purpose of resale or distribution. The appropriate restrictive legends were placed on the certificates and stop transfer orders were issued to the transfer agent.



     During May 2000, we issued 1,280,174 shares to the shareholders of Illumea Corporation in connection with our acquisition of Illumea. We relied on Section 4(2) of the Act and Rule 506 of Regulation D. The Illumea shareholders were provided with full information regarding our company, a Form D was filed with the SEC, and we complied with the other applicable requirements of Rule 506. All Illumea shareholders signed a letter of acceptance in which they represented that they were acquiring the shares for investment only and not for the purpose of resale or distribution. The appropriate restrictive legends were placed on the certificates and stop transfer orders were issued to the transfer agent.



     During June 2000, we issued 379,575 shares to the creditors of VidiMedix Corporation in connection with our acquisition of VidiMedix. Subsequently in November 2000 we agreed to issue shares with a value of $3,350,000 to the stockholders of VidiMedix in connection with the earn out provisions of such acquisition and in February 2001 we agreed to issue approximately 136,113 shares to certain VidiMedix stockholders who were not parties to the November agreement. We relied on Section 4(2) of the Act and. The VidiMedix creditors and shareholders were provided with full information regarding our company. All VidiMedix creditors and shareholders signed a letter of acceptance in which they represented that they were acquiring the shares for investment only and not for the purpose of resale or distribution. The appropriate restrictive legends were placed on the certificates and stop transfer orders were issued to the transfer agent.



     In June 2000, we issued 113,372 shares to the Seller of Resource Healthcare in connection with our purchase of certain assets and liabilities. We relied on
Section 4(2) of the Act and Rule 506 of Regulation D. The Seller was provided with full information regarding our company, a Form D was filed with the SEC, and we complied with the other applicable requirements of Rule 506. Seller signed a letter of acceptance in which they represented that they were acquiring the shares for investment only and not for the purpose of resale or distribution. The appropriate restrictive legends were placed on the certificates and stop transfer orders were issued to the transfer agent.


Item 16. Exhibits.

(a)   Exhibits


EXHIBIT NUMBER    EXHIBITS
--------------    --------
      3.1         Restated Articles of Incorporation+

      3.2         Bylaws(2)

      4.1         Registration Rights Agreement between e-MedSoft.com and
                  Hoskin International Limited dated February 20, 2001(12)

      4.2         Warrant Agreement between e-MedSoft.com and Hoskin
                  International Limited dated February 20, 2001(12)

      4.3         Warrant Agreement between e-MedSoft.com and Cappello
                  Capital Corp. dated February 20, 2001(12)

      5           Opinion of Greenberg Traurig, LLP*

     10.0         Stock Acquisition and Technology Transfer Agreement dated
                  December 22, 1998, between MedTech, Inc. (formerly "High
                  Hopes, Inc.") and Sanga e-Health LLC.(3)

     10.1         Loan and Security Agreement dated March 19, 1999, among the
                  Registrant, Trammel Investors LLC and Donald H. Ayers(4)

     10.2         Registration Rights Agreement among the Registrant, Trammel
                  Investors LLC and Donald H. Ayers(4)

     10.3         Waiver, Rescission and Termination of Software License
                  Agreement between Sanga e-Health LLC and Sanga Corporation dated December 2, 1998(1)

     10.4         Assignment of Rights Under Financing Agreements(1)

     10.5         Agreement with Donald H. Ayers dated June 14, 1999(1)

     10.6         Agreement with Trammel Investors LLC dated May 15, 1999(1)

     10.7 Asset Purchase Agreement dated September 1, 1999 among Sanga e-Health LLC, the Registrant, and University Affiliates IPA,
                  Inc.(5)

     10.8         Software License and Services Agreement dated September 1,
                  1999 between the Registrant and University Affiliates, IPA,
                  Inc.(5)

     10.9 Registration Rights Agreement dated September 1, 1999 between the Registrant and University Affiliates, IPA, Inc.(5)

     10.10        Agreement and Plan of Merger and Reorganization dated February
                  21, 2000, among the Registrant, Virtx Acquisition Corporation, and Virtx, Inc.(6)

     10.11 Acquisition and Joint Venture Agreement dated March 18, 2000, between Cypher Comm, Inc. and the Registrant(7)

     10.12        Management Services and Joint Venture Agreement dated April 6,
                  2000, between PrimeRx.com, Inc. and the Registrant, as modified(8)

     10.13        Master Preferred Provider Agreement between the Registrant and
                  PrimeRx.com, Inc.(8)

     10.14 Agreement dated April 7, 2000 between the Registrant and the shareholders of PrimeRx.com, Inc.(8)

     10.15        Agreement and Plan of Merger and Reorganization, dated April
                  18, 2000, among the Registrant, Illumea Acquisition
                  Corporation, and Illumea Corporation(9)

     10.16        Agreement and Plan of Merger and Reorganization, dated June 6,
                  2000, among the Registrant, Vidimedix Acquisition Corporation, and Vidimedix Corporation(10)

     10.17 Compromise and Settlement Agreement between Registrant and prior shareholders of VidiMedix Corporation+

     10.18        Common Stock Purchase Agreement between e-MedSoft.com and
                  Hoskin International Limited dated February 20, 2001(12)

     10.19        Executive Employment Agreement between Registrant and John F.
                  Andrews dated as of January 15, 1999, amended January 15,
                  2000+

     10.20        Executive Employement Agreement between Registrant and John
                  Shepherd dated August 30, 2000+

     10.21        1999 Stock Compensation Plan+

     10.22        2000 Nonqualified Stock Option and Stock Bonus Plan+

     21           List of Subsidiaries(11)

     23.1         Consent of Greenberg Traurig, LLP (included in Exhibit 5)*

     23.2 Consent of Sprayberry, Barnes, Marietta & Luthell formerly known as Carpenter Kuhen & Sprayberry

     23.3         Consent of Arthur Andersen LLP

     23.4         Consent of Arthur Andersen LLP, Austin, Texas



---------------


* Previously filed.
+ To be filed by amendment.

(1) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999, as filed on September 15, 1999.


(2) Incorporated by reference to the Exhibits to the Registrant's Statement on Form 8-A, filed July 1, 1999.


(3) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K dated January 7, 1999.

(4) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K dated March 19, 1999.

(5) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on September 16, 1999.

(6) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on March 10, 2000.

(7) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on April 3, 2000.

(8) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on May 2, 2000.

(9) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on May 23, 2000.

(10) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on June 28, 2000.

(11) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-KSB, as filed on June 30, 2000.


(12) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K, as filed on March 2, 2001.


     (b) Financial Statement Schedules.

The Registrant has not provided any financial statement schedules because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.


The undersigned registrant hereby undertakes:



(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on March 7, 2001.


                                       E-MEDSOFT.COM, INC.


                                       By: /s/ John F. Andrews
                                           -------------------------------------
                                           John F. Andrews
                                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                 TITLE                        DATE
---------                                 -----                        ----
/s/ John F. Andrews           Chairman, President, and             March 7, 2001
--------------------------    Chief Executive Officer
John F. Andrews               (principal executive officer)


/s/ Margaret A. Harris        Chief Financial Officer              March 7, 2001
--------------------------    (principal accounting officer)
Margaret A. Harris

/s/ Sam J. W. Romeo           Director                             March 7, 2001
--------------------------
Sam J. W. Romeo

/s/ Masood Jabbar             Director                             March 7, 2001
--------------------------
Masood Jabbar

/s/ Albert Marston            Director                             March 7, 2001
--------------------------
Albert Marston

/s/ Donald H. Ayers           Director                             March 7, 2001
--------------------------
Donald H. Ayers

/s/ W. Cedric Johnson         Director                             March 7, 2001
--------------------------
W. Cedric Johnson